                                  $100,000,000

                      1,000,000 SHARES OF FUND INTEREST IN

                TECHNOLOGY FUNDING VENTURE CAPITAL FUND VI, LLC

                   MINIMUM SUBSCRIPTION: TEN SHARES ($1,000)

     BECAUSE OF CHANGES IN FEDERAL LAW, SUITABILITY REQUIREMENTS IMPOSED IN CONNECTION WITH PRIOR TECHNOLOGY FUNDING SPONSORED BUSINESS DEVELOPMENT COMPANIES HAVE NOT BEEN IMPOSED ON THIS OFFERING.

     Shares are hereby offered in Technology Funding Venture Capital Fund VI, LLC (the "Fund"), a Delaware limited liability company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 (the "Investment Company Act"). The address and telephone number of the Fund are 2000 Alameda de las Pulgas, Suite 250, San Mateo, California 94403 and (650) 345-2200, respectively. The Fund's investment objectives are long-term capital appreciation from venture capital investments in emerging growth companies ("Portfolio Companies") and preservation of investor capital through risk management and active involvement with such companies. Generating current income for distribution to persons investing in the Fund ("Investors") will not be a factor in the selection of investments. See "Business of the Fund." There is no public or secondary market for the Shares, and none is likely to develop. Accordingly, Investors will not be able to withdraw their investments prior to the dissolution of the Fund without the approval of the Investment Managers (as defined below).

 THERE IS NO ASSURANCE THAT THESE INVESTMENT OBJECTIVES CAN BE ATTAINED. THESE ARE SPECULATIVE SECURITIES. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE
  "RISK FACTORS," "VENTURE CAPITAL RISKS," "RISKS OF THE FUND," AND "PORTFOLIO
                           STRATEGIES AND POLICIES."

     Technology Funding Inc. ("TFI") and Technology Funding Ltd. ("TFL") are the investment managers of the Fund (collectively, the "Investment Managers" or "Technology Funding") and are responsible for the Fund's investments. See "Management of the Fund." The Fund will be a nondiversified company as such term is defined in the Investment Company Act.

     This Prospectus sets forth concisely the information about the Fund that a prospective investor ought to know before investing. Prospective investors are advised to read this Prospectus carefully and to retain it for future reference.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                               PRICE                                           PROCEEDS
                                             TO PUBLIC              SALES LOAD(1)           TO FUND(2)(3)
------------------------------------------------------------------------------------------------------------
Per Share............................       $        100                  0                  $        100
Total Minimum Offering...............       $          0                  0                  $          0
Total Maximum Offering(4)............       $100,000,000                  0                  $100,000,000
============================================================================================================

(1) The Shares are being offered on a "best efforts" basis through Technology Funding Securities Corporation ("TFSC"), a wholly-owned subsidiary of TFI, and a member of the National Association of Securities Dealers, Inc. ("NASD"). TFSC will not receive a sales commission. See "Terms of the Offering."

(2) Before reimbursement to the Investment Managers for the Organizational Expenses they incur on behalf of the Fund. Organizational Expenses are expected to total approximately $250,000. See "Use of Proceeds."

(3) Before reimbursement to TFSC and TFI for marketing and promotional expenses. Marketing and promotional expenses are expected to total approximately $800,000. See "Use of Proceeds."

(4) The Fund is offering a maximum of 1,000,000 shares to the public.

     This offering will terminate at the discretion of the Investment Managers but in no event later than two years from the date hereof. The Fund will dissolve on December 31, 2007, subject to the right of the Directors (as defined herein) to extend the term of the Fund for up to two additional two-year periods.

                The date of this Prospectus is December 5, 1997,
                            as revised June 4, 1998.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              ---------
Summary of the Offering.....................................          4
Fee Table...................................................          7
Suitability Considerations..................................          7
How to Subscribe............................................          8
Risk Factors................................................          8
Venture Capital Risks.......................................          8
Risks of the Fund...........................................         10
Credit Card Payment Method Risk.............................         14
Compensation of the Investment Managers, Their Affiliates,
  and the Independent Directors.............................         14
Allocation of Profits and Losses............................         15
Distributions...............................................         16
Use of Proceeds.............................................         17
Business of the Fund........................................         17
Investment Objectives.......................................         18
Portfolio Strategy and Policies.............................         18
Venture Capital Operations..................................         21
Management of the Fund......................................         22
The Investment Managers.....................................         23
The Fund Directors..........................................         23
Key Personnel of the Investment Managers....................         24
Prior Funds.................................................         25
Conflicts of Interest.......................................         30
Indemnification.............................................         32
Tax Information.............................................         32
Fund Status.................................................         33
Federal Income Taxation of Funds and Investors Generally....         34
Taxation of Fund Operations.................................         35
Limitations on Deduction of Fund Losses.....................         35
Sale of an Interest in the Fund.............................         36
Fund Organizational Expenditures............................         36
Management Fee..............................................         36
Alternative Minimum Tax.....................................         37
Miscellaneous Provisions....................................         37
Tax Treatment of Foreign Investors..........................         37
State Law Considerations....................................         38
ERISA Considerations........................................         38
Investment Company Act Regulation...........................         39
Terms of the Offering.......................................         40
Additional Aspects of the Fund..............................         41
Portfolio Valuation.........................................         44
Reports, Accounting, and Audit..............................         45
Selling Materials...........................................         45
Legal Matters...............................................         45
Custodian...................................................         45
Tax Shelter Compliance Provisions...........................         45
Additional Information......................................         46
Operating Agreement.........................................  Exhibit A

     No broker-dealer, salesman, or any other person is authorized to give any information or to make any representation not contained in this Prospectus or the authorized selling materials described herein in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Fund or the Investment Managers. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

     The Fund will furnish to each Investor all reports as required by applicable laws. Each Investor will be asked to consent to delivery of these reports and all other communications of the Fund by either having the reports posted on the Fund's web site to which the Investor will have access or via electronic mail. Upon receipt of such consent all communications will be furnished electronically until the Fund is notified by an Investor of his or her desire to rescind that election. Each Investor may at any time make an affirmative election not to receive information electronically. In that case only those items required by statute or the Operating Agreement will be delivered via first class mail. See "Reports, Accounting, and Audit."

     The use of forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this Fund is not permitted.

                            SUMMARY OF THE OFFERING

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THE PROSPECTUS. Capitalized terms not defined herein are defined in Article 2 of the Operating Agreement (the "Operating Agreement") attached as Exhibit A.

     THE OFFERING. The Fund is offering 1,000,000 Shares in an aggregate amount of up to $100,000,000. No Shares will be sold below net asset value. Shares will be sold by TFSC on a best-efforts basis. The minimum purchase is ten Shares payable upon subscription in cash, by credit card, by Automated Clearing House ("ACH") transfer, or by check. See "Risk Factors" for information regarding the use of credit cards as a payment method.

     Shares will be sold only to Investors who confirm that they have reviewed the suitability considerations and they acknowledge that they meet or exceed the suggested suitability standards. See "Suitability Considerations" and "Terms of the Offering." The Operating Agreement of the Fund permits the Fund to offer different series of the Shares.

     The Fund has not been capitalized prior to the offering. There will be no minimum offering. If the Fund is unable to sell 1,000,000 shares, the Fund will have fewer investments and higher risk than the Investment Managers anticipate.

     The offering will terminate at the discretion of the Investment Managers but in no event later than two years from the date hereof. Until the termination of this offering, additional Investors will be admitted as their subscriptions are accepted. See "Terms of the Offering."

     NO TRADING MARKET. There is no public or secondary market for the Shares, and none is likely to develop. See "Terms of the Offering." An affiliate of TFSC will act as transfer agent for the Fund's securities, but will not engage in any market-making, repurchase program, or secondary market purchases or sales of Fund Shares.

     THE FUND. The Fund is a Delaware limited liability company formed on February 27, 1997. The Fund has been organized to provide investors with the opportunity to participate with a modest amount in venture capital investments that are generally not available to the public and that typically require substantially larger financial commitments. In addition, the Fund will provide professional management and administration that might otherwise be unavailable to investors if they were to engage directly in venture capital investing. The Fund has elected to be regulated as a BDC under the Investment Company Act, and will operate as a nondiversified company as that term is defined in the Investment Company Act. See "Risk Factors" and "Investment Company Act Regulation."

     LEGAL AND TAX STATUS. The Fund has been formed as a limited liability company and as such is governed by an Operating Agreement which defines many of the rights and responsibilities of the Directors, Investment Managers, and Investors. The Directors have elected to treat the Fund as a partnership for tax purposes and do not intend to elect otherwise. The Fund will not seek a ruling from the Internal Revenue Service concerning the Fund's tax status. See "Tax Information."

     INVESTMENT OBJECTIVES. The investment objectives of the Fund are long-term capital appreciation from venture capital investments in emerging growth companies and preservation of Investor capital through risk management and active involvement with such companies. These venture capital investments are expected to be primarily in the form of common stock, preferred stock, or debt securities convertible into or warrants or options exercisable for preferred or common stock. Generating current income for distribution to Investors will not be a factor in the selection of investments. By the end of the two and one half year period after the commencement of the initial public offering of Shares, the Fund intends to invest at least 50% of the Fund's total assets in securities designed to meet its business purpose in accordance with Sections 2(a)(48) and 55(a)(1)-(3) of the Investment Company Act. THERE IS NO ASSURANCE THAT THE FUND'S INVESTMENT OBJECTIVES CAN BE ACHIEVED. See "Risk Factors," "Business of the Fund," and "Prior Funds."

     CO-INVESTMENT. The Investment Managers expect that many of the Fund's investments will be made in conjunction with other venture capital funds, which may include other funds managed by the Investment Managers. Any co-investments made in a Portfolio Company at the same time with other funds managed by the Investment Managers will be on substantially the same terms and conditions. The Fund also might invest in follow-on fundings of Portfolio Companies in which other funds managed by the Investment Managers previously invested. Such investments can be made without any approval of the Investors. However, such investments would require the approval of a majority of the Independent Directors and generally would require an exemptive order from the SEC, for which the Investment Managers have applied. There can be no assurance that such exemptive order will be issued by the SEC.

     SENIOR SECURITIES; BORROWING. The Fund does not intend to issue senior interests or debt securities and does not intend to use significant leverage. In order to maximize the internal rate of return to Investors, the Fund may elect to obtain and utilize a line of credit secured by the assets of the Fund, in an amount not to exceed 50% of Aggregate Capital Contributions. Such a line of credit could be used for any Fund purpose.

     RISKS; CONFLICTS OF INTEREST. The economic benefit from an investment in the Fund depends on many factors beyond the control of the Investment Managers. The purchase of Shares involves a number of significant risks. Venture capital investments involve a high degree of business and financial risk and may result in substantial losses. See "Risk Factors" and "Business of the Fund." Prospective investors should also read the information regarding conflicts of interest that exist. See "Conflicts of Interest."

     MANAGEMENT. The Operating Agreement provides that the Fund will be managed by the Directors, initially five in number, three of whom will not be "interested persons" of the Fund or its Affiliates as both terms are defined in the Investment Company Act (herein, the "Independent Directors") and two being affiliated with the Investment Managers (herein, the "Affiliated Directors"). The Investment Managers, subject to the supervision of the Directors, will be responsible for finding, evaluating, structuring, monitoring, and liquidating the Fund's venture capital investments and will be compensated as described in "Compensation of the Investment Managers, their Affiliates, and the Independent Directors." The Investment Managers act as Managing General Partners for a number of other public and private funds (see "Prior Funds"). See "Management of the Fund" for a description of the Investment Managers and the Investment Managers' key personnel.

     TERM OF THE FUND. The Fund will dissolve December 31, 2007, subject to the right of the Directors to extend the term for up to two additional two-year periods if they determine such extensions are in the best interest of the Fund and its Investors.

     COMPENSATION TO INVESTMENT MANAGERS. In addition to the Investment Managers' distributive shares of Fund profits, losses, and distributions detailed below, the Fund will pay the Investment Managers a Management Fee equal to 2% of total Investor Capital Contributions for each year of Fund operations during the Offering Period and thereafter, an annual Management Fee equal to 2% of Adjusted Capital Contributions. "Adjusted Capital Contributions" equal total Investor Capital Contributions reduced by the cost basis of any Portfolio Company securities (i) distributed to, or liquidated and the proceeds distributed to, the Investors, or (ii) written off with no further attempt being made by the Investment Managers to aid the Portfolio Company, but not reduced by net operating losses of the Fund. To the extent permitted by applicable law, a full 2% Management Fee shall be payable by each Investor whose subscription is accepted by the Fund without proration for the amount of time such Investor was an Investor during the Offering Period. All Management Fees shall be due and payable monthly in arrears. Prior to the Closing Date and as of the date of each Investor's subscription agreement is accepted, the Management Fee will be assessed for the period from the Commencement Date to the date of acceptance. The Investment Managers will also be reimbursed by the Fund for Operational Costs incurred on behalf of the Fund. Based on their experience, the Investment Managers expect annual Operational Costs (excluding the Management Fee) to be approximately 2% of the total capital being sought by the Fund. Actual Operational Costs in any particular year may exceed this estimate. The Investment Managers will also be reimbursed for actual Organizational Expenses, and TFSC and TFI will be reimbursed for actual costs incurred in distribution of the Fund's shares. TFI will receive 100% of the Management Fee due to the Investment Managers to the extent of its costs. TFL will receive the remainder of the Management Fee. TFL will receive 99% of the profit allocation due to the Investment Managers with TFI receiving the additional 1%. See "Compensation of the Investment Managers, their Affiliates, and the Independent Directors."

     ALLOCATION OF PROFITS AND LOSSES. The Net Profit of the Fund will be allocated first (i) to those Investors and Investment Managers with deficit Capital Account balances until the deficits have been eliminated, then (ii) to the Investors and Investment Managers as necessary to offset any Net Loss previously allocated to such Investors until each Investor or Investment Manager has been allocated cumulative Net Profit equal to the cumulative Net Loss previously allocated to such Investor or Investment Manager, and finally (iii) 80% to the Investors to be allocated in proportion to Shares held and 20% to the Investment Managers. Net Loss will generally be allocated 99% to the Investors and 1% to the Investment Managers; provided, that, if Net Profit had previously been allocated under (iii) above, Net Loss will first be allocated to the Investors and Investment Managers as necessary to offset the Net Profit previously allocated until each Investor and Investment Manager has been allocated cumulative Net Loss equal to cumulative Net Profit previously allocated to such Investor or Investment Manager under (iii) above. Special allocations also are provided to prevent an Investor from having a deficit Capital Account. See "Allocation of Profits and Losses."

     DISTRIBUTIONS. Gross income earned by the Fund from short-term investments will be used to offset operating expenses, and the primary source of distributable cash will be proceeds from the liquidation of venture capital investments not reinvested. It is unlikely that any significant distributions of proceeds from venture capital investments will be made in the first four to five years of the Fund's operation. Distributions will be made, to the extent of Cash and Securities Available for Distribution, 99% to the Investors and 1% to the Investment Managers until Investors have received distributions (in cash or securities valued at the date of distribution) equal to their Capital Contributions. Thereafter, distributions will be made 80% to Investors and 20% to the Investment Managers. Distributions to Investors will be made in proportion to the Investors' respective Capital Account balances. Prior to liquidation, the Directors, in their sole discretion, will determine the amount and timing of any distribution of cash or portfolio securities. As soon after the date of dissolution as possible, the Investors will receive a liquidating distribution of the remaining assets of the Fund based on their allocable share thereof. The Fund will seek an exemptive order under Section 206A of the Investment Advisers Act of 1940 ("Advisers Act") exempting the Fund from Section 205(a)(1) of the Act. The exemption will allow the Fund to distribute securities in-kind and deem as realized gains or losses on such securities distributed to the Investors. At such time as the Fund receives this exemptive order, it intends to distribute securities in-kind. See "Distributions."

                                   FEE TABLE

Annual Expenses (as a percentage of aggregate Capital Contributions of the
Investors)
     Management Fees.............................................................     2.00%
     Interest Payments on Borrowed Funds(1)......................................     0.00%
     Other Expenses..............................................................     2.00%(2)
     Total Annual Expenses.......................................................     4.00%(3)

---------------------------------------------------------------------------------------------------
                          EXAMPLE                             1 YEAR   3 YEARS   5 YEARS   10 YEARS
---------------------------------------------------------------------------------------------------
An Investor would pay the following expenses on a $1,000
  investment, assuming a 5% annual return:                     $50      $130      $211       $416

---------------

(1) Assumes no leverage. However, the Fund is authorized to borrow money in an amount up to 50% of total Investor Capital Contributions. In the event that the Fund engages in borrowing the Fund will incur the expense of interest payments. See "Risks of the Fund -- Borrowing" and "Portfolio Strategy and Policies -- Indebtedness."

(2) Based on estimated amounts for the respective fiscal years, and assumes subscription proceeds of $100 million. "Other Expenses," expressed as a percentage amount, will be higher with lower subscription proceeds.

(3) The Fund will pay the Investment Managers a Management Fee equal to 2% of total Investor Capital Contributions for the first two years of Fund operations, and thereafter, and an annual Management Fee equal to 2% of Adjusted Capital Contributions. Does not include the Investment Manager's 20% allocation of net profits. See "Compensation of the Investment Managers, Their Affiliates, and the Independent Directors" and "Allocation of Profits and Losses."

     The purpose of this table is to assist Investors in understanding the various costs and expenses that an Investor in the Fund will bear directly or indirectly. See "Compensation of the Investment Managers, Their Affiliates, and the Independent Directors," "Allocation of Profits and Losses," and "Use of Proceeds."

                           SUITABILITY CONSIDERATIONS

     Shares in the Fund may be an appropriate investment for a person who wants to place a small portion of his or her portfolio in an aggressive growth investment that further diversifies his or her holdings. Professionally managed venture capital funds that have invested in a broad group of emerging companies typically have produced significant returns but also entail significant risks. Investment in the Fund is appropriate only for persons who have no need for liquidity of their investment for a number of years. Prospective investors will be required to have a net worth (exclusive of home, furnishings, and automobiles and any liabilities secured by those assets) of at least $45,000 and expect to have annual gross income from any source of at least $45,000; or have a net worth (as computed above) of at least $150,000. The Investor may invest no more than 10% of his or her net worth in the Fund. During the distribution of Shares, TFSC will comply with the requirements of Rule 2810(b)(2)(B) of the NASD Conduct Rules.

     TFSC has reasonable grounds to believe that all material facts are adequately and accurately disclosed and provide a basis for evaluating the program in accordance with Rule 2810(b)(3) of the NASD Conduct Rules. This investment cannot be executed in discretionary accounts without prior written approval by the Investor.

     TAX CONSIDERATIONS. The "Tax Information" section in this Prospectus applies mainly to Investors who are individuals and not to trusts, pension and profit-sharing plans, or corporations. Because actual tax consequences will depend on each Investor's unique circumstances, each prospective investor is advised to seek independent tax and financial counsel in evaluating the individual merits and suitability of this investment.

     TRANSFERS. The Fund may require assurances that there will be no adverse tax or regulatory consequences to the Fund before agreeing to any transfer of Shares. In any event, there are significant restrictions on an Investor's ability to transfer Shares by an Investor. See "Risks of the Fund -- Lack of Liquidity".

                                HOW TO SUBSCRIBE

     Each prospective investor who desires to purchase at least ten Shares ($1,000) must complete, execute, and submit to Technology Funding Venture Capital Fund VI, LLC, the Subscription Agreement located on this website and authorize a payment mechanism in the amount of the full purchase price. Alternatively, a prospective investor may print out a subscription agreement, complete it offline and forward it, along with a check made payable to Technology Funding Venture Capital Fund VI, LLC, c/o Technology Funding, 2000 Alameda de Las Pulgas, Suite 250, San Mateo, CA 94403. At any time during the Offering Period, Investors may subscribe for any additional number of whole Shares by executing an additional Subscription Agreement or by executing the automatic investment option on the initial Subscription Agreement. Payment methods available to the Investor are cash, credit card, ACH transfer and check. All payments are directly deposited into the Fund's bank account promptly upon receipt. See "Risk Factors" for information on the use of credit cards as a payment method.

     A subscriber's payment will be returned promptly in full if their Subscription is not accepted by the Fund. All information provided by Investors will be kept confidential and disclosed only to the Investment Managers and their Affiliates, consultants, or service providers except as required by appropriate governmental, administrative, and regulatory authorities.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD READ ALL SECTIONS OF THIS PROSPECTUS AND CONSULT WITH THEIR FINANCIAL, TAX AND LEGAL ADVISORS REGARDING THE RISKS OF AN INVESTMENT IN THE FUND.

     In addition to risks identified elsewhere in this Prospectus, risks relating to an investment in the Fund can generally be classified as venture capital risks of the Portfolio Companies (i.e., risks that are inherent in equity investments in emerging growth companies), risks of the Fund (i.e., risks that arise from the proposed structure of Fund operations or the nature of Fund investments) and risks of using credit cards as a payment method for an investment in the Fund. Prospective investors should carefully consider the risks that are described below, as well as the information set forth under "Conflicts of Interest."

                             VENTURE CAPITAL RISKS

     Substantial appreciation of the equity securities of Portfolio Companies is essential to achieving the Fund's return objectives with respect to its venture capital investments.

     NATURE OF VENTURE CAPITAL RISKS. Although venture capital investments offer the opportunity for significant gains, each investment involves a high degree of business and financial risk that can result in substantial losses. Among these are the risks associated with investing in companies in an early-stage of development or with little or no operating history, companies operating at a loss or with substantial variations in operating results from period to period, and companies with the need for substantial additional capital to support expansion or to achieve or maintain a competitive position. Such companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing, and service capabilities, and a larger number of qualified managerial and technical personnel. The Fund anticipates that it may make significant equity investments in companies in rapidly changing high-technology fields; such companies may face special risks of product obsolescence and may encounter intense competition from other companies. These risks are explained in more detail below.

     TECHNOLOGY. Particularly in early-stage companies, a major risk is the potential inability of a Portfolio Company to commercialize its technology or product concept with the resources it has available. Although many of the Portfolio Companies may be later-stage companies that have developed products, the ultimate success of such companies will depend to a large extent on their ability to continue to create new products and improve existing ones. There can be no assurance that the development efforts of any Portfolio Company will be successful or, if successful, will be completed within the budget or time period originally estimated.

Additional investments by the Fund may be necessary to complete such development, and there is no assurance that such funds will be available from any source.

     MARKETING. The markets for new products and services may be highly competitive, rapidly changing, or both. Commercial success is frequently dependent on marketing and support resources, the effectiveness and sufficiency of which are very difficult to predict accurately. While this is a significant risk for all Portfolio Companies, it is one of the principal economic risks of second- and third-stage Portfolio Companies, which are anticipated to receive a large portion of the Fund's equity investments. There can be no assurance that the marketing efforts of any particular Portfolio Company will be successful or that any such company's products or services can be sold at a price and volume that will allow it to be profitable. High technology products and services often have a limited market or life-span. No assurance can be given that the products or services of a particular Portfolio Company will not become obsolete or require significantly more capital to obtain or maintain an adequate market share for the success of the business.

     PERSONNEL. The success of any venture is dependent upon the availability of qualified personnel. The day-to-day operations crucial to success will be in the hands of the management of each Portfolio Company. Each company's management must have a philosophy and personality appropriate for that company's particular stage of development. Early-stage companies typically need entrepreneurial talents, while more mature companies require a higher level of infrastructure and managerial coordination. Competition for qualified personnel is intense at any stage of development. High turnover of personnel has become endemic in many rapidly growing industries and could severely disrupt a Portfolio Company's implementation of its business plan. Similarly, the ability of a Portfolio Company's personnel, particularly its founders, to accept and make the difficult transitions that occur as the company matures is hard to predict or manage. No assurance can be given that the Portfolio Companies will be able to attract and retain the qualified personnel necessary for success, or that the Investment Managers can select Portfolio Companies that have, or can obtain, the necessary management resources.

     MANAGEMENT. The success of the Fund will depend upon the success of the Portfolio Companies and, in great part, upon the abilities of their management. Although the Fund, in conjunction with other venture capital investors, expects to provide Portfolio Companies with a great deal of assistance (particularly with regard to capital formation, major personnel decisions, and strategic planning), the day-to-day operations will be in the hands of the management of the Portfolio Companies. As the Portfolio Companies have yet to be identified, Investors must rely upon the Investment Managers to select Portfolio Companies that have, or can obtain, the necessary management resources. During the Offering Period the Investment Managers will post a listing of Portfolio Companies as capital of the Fund is committed to such companies. There can be no assurance that such selections will be successful. See "Business of the Fund" and "Prior Funds."

     COMPETITION. Most emerging markets are highly competitive. The Fund anticipates that nearly all Portfolio Companies will compete against firms with more experience and greater financial resources than such companies.

     ADDITIONAL CAPITAL. The Investment Managers expect that most Portfolio Companies will require additional equity financing to satisfy their working capital requirements. The amount of additional equity financing needed will depend upon the maturity and objectives of the particular company. Each round of venture financing (whether from the Fund or other investors) is typically intended to provide a Portfolio Company with enough capital to reach the next major valuation milestone. See "Business of the Fund." If the funds provided are not sufficient, a company may have to raise additional capital at a price unfavorable to the existing investors, including the Fund. The availability of capital is generally a function of capital market conditions that are beyond the control of the Fund or any Portfolio Company. There can be no assurance that the Investment Managers or the Portfolio Companies will be able to predict accurately the future capital requirements necessary for success or that additional funds will be available from any source.

     TIME REQUIRED TO MATURITY OF INVESTMENT. The Investment Managers intend to invest funds available for equity investments as rapidly as is consistent with the investment objectives of the Fund. However, it is anticipated that there will be a significant period of time (up to three or four years) before the Fund has completed the initial selection of Portfolio Companies for its first round of equity investments. Venture capital investments typically take from four to eight years from the date of initial investment to reach a state of maturity at which liquidation can be considered. In light of the foregoing, it is unlikely that any significant distributions of the proceeds from the liquidation of equity investments will be made until the later years of the Fund.

     ILLIQUIDITY OF VENTURE CAPITAL INVESTMENTS. It is anticipated that most of the holdings in Portfolio Companies will be securities that are subject to restrictions on resale. Generally, unless the securities are subsequently registered under the Securities Act of 1933 (the "Securities Act"), the Fund will not be able to sell these securities unless it meets all of the conditions of Rule 144 or another rule under the Securities Act that permits limited sales under specified conditions. When restricted securities are sold to the public, the Fund may be deemed an "underwriter," or possibly a controlling person, with respect thereto for the purpose of the Securities Act and may be subject to liability as such under the Securities Act.

     Other practical limitations may inhibit the Fund's ability to sell or distribute the securities of Portfolio Companies. For example, the Fund may own a relatively large percentage of a Portfolio Company's outstanding securities, or customers, other investors, financial institutions, or management may be relying on the Fund's continued investment. Sales of securities of Portfolio Companies may also be limited by the overall condition of the securities market. In the past few years, the market for equity securities has been volatile, especially for securities of high-technology companies. Accordingly, the market price for public portfolio securities may be adversely affected by factors unrelated to the operating performance of the Portfolio Companies. The above limitations on liquidity of the Fund's equity investments could prevent a successful sale thereof, result in delay of any sale, or reduce the amount of proceeds that might otherwise be realized.

     NEED FOR FOLLOW-ON INVESTMENTS. Following its initial investment in Portfolio Companies, the Fund anticipates that it will be called upon to provide additional funds to Portfolio Companies or have the opportunity to increase its investment in a successful situation. See "Business of the Fund." Although the Fund intends to maintain reasonable reserves and may borrow to make follow-on equity investments, there is no assurance that the Fund will make follow-on investments or that the Fund will have sufficient funds to make all such investments. If the Fund is unwilling or unable to make a follow-on equity investment, the negative impact on a Portfolio Company in need of such investment may be substantial. The Fund's failure to make a follow-on investment may also result in a significant reduction in the Fund's ownership percentage in a Portfolio Company or a missed opportunity for the Fund to increase its participation in a successful situation.

                               RISKS OF THE FUND

     PORTFOLIO COMPANIES UNIDENTIFIED. As of the date of this Prospectus, the Fund has not made any equity commitments to any Portfolio Company. Therefore, prospective investors will not have an opportunity to evaluate specific Portfolio Companies prior to making an investment in the Fund and will be entirely dependent upon the Investment Managers for selecting and negotiating with potential Portfolio Companies. If the Fund makes material financing commitments to Portfolio Companies before the end of the Offering Period, such additional investments will be disclosed on the Fund's web site and within the Fund's annual or quarterly report as required by the 1934 Act and delivered on the web site.

     MINIMUM PROCEEDS; FUNDING AND PORTFOLIO BALANCE. The Fund will begin investment operations immediately. The number of investments, portfolio balance, and potential profitability of the Fund will be affected by the amount of funds at its disposal. At a lower funding level the Fund will have fewer investments and greater risk and its investment return might be adversely affected by a single investment decision. In addition, expenses expressed as a percentage of the Fund's assets will be higher at lower subscription levels.

     SUBSTANTIAL INITIAL LOSSES. It is anticipated that most of the capitalization of the Fund, except for operating cash reserves and funds set aside for follow-on investments in then-existing Portfolio Companies, will be expended or committed by the end of the year 2001, which is expected to be prior to the receipt of any substantial realized gains by the Fund. The Investment Managers anticipate that the Fund and a number of the Portfolio Companies will sustain substantial losses in the initial three or four years of operation. It is possible that these losses may never be recovered. There can be no assurance that the Fund will ever be profitable.

     RELIANCE ON MANAGEMENT. All decisions with respect to the management of the Fund will be made exclusively by the Directors. Investors, except for the Investment Managers, will have no right or power to take part in the management of the Fund and will not receive any of the detailed financial information issued by Portfolio Companies that is available to the Directors.

     NEW BUSINESS. Although the key personnel of the Investment Managers have considerable prior venture capital investment experience (see "Management of the Fund" and "Prior Funds"), the Fund itself has recently been formed and has no operating history.

     COMPETITION FOR INVESTMENTS. The Fund expects to encounter competition from other entities having similar investment objectives (including others that are affiliated with the Investment Managers). Historically, the primary competition for venture capital investments has been from venture capital funds and corporations, venture capital affiliates of large industrial and financial companies, small business investment companies, and wealthy individuals. Additional competition is anticipated from foreign investors and from large industrial and financial companies investing directly rather than through venture capital affiliates. Many of the Fund's competitors are subject to regulatory requirements substantially different from those to which the Fund is subject, and, as a consequence, they may have a competitive advantage to the extent that the regulations under which the Fund operates restrict its abilities to take certain actions. The Fund will frequently be a co-investor with other professional venture capital groups, and these relationships with other groups may expand the Fund's access to investment opportunities.

     FEDERAL INCOME TAX RISKS. The Fund is organized as a limited liability company, and the Directors have elected to treat the Fund as a partnership for federal tax purposes. It is not anticipated, and the Directors do not foresee the possibility of making an alternative election. The principal tax risks to the Investors are that: (i) the Fund could be classified as a publicly-traded partnership taxable as a corporation rather than as a partnership for purposes of federal income tax law, which would require the Fund to pay income tax at corporate tax rates on its net income, would prevent the Investors from deducting their distributive share of losses, and would cause any distributions to Investors to be taxed to Investors as dividend income to the extent of earnings and profits of the Fund; (ii) the allocation of Fund items of income, gain, loss, and deduction in the Operating Agreement may not be respected for federal income tax purposes; (iii) all or a portion of the Fund's expenses could be considered either investment expenses (which would be deductible by an Investor only to the extent the aggregate of such expenses exceeded 2% of such Investor's adjusted gross income) or as nondeductible items that must be capitalized; (iv) all or a substantial portion of the Fund income could be deemed to constitute unrelated business taxable income, such that tax-exempt Investors could be subject to tax on their respective portions of such income;
(v) a portion of the losses, if any, allocated to the Investors could be "passive losses" and thus deductible by the Investor only to the extent of passive income; and (vi) the Investors could have capital losses in excess of the amount that is allowable as a deduction in a particular year.

     The Fund has elected to be treated as a partnership for federal income tax purposes and does not believe that it will be treated as a publicly traded partnership taxable as a corporation. The Fund will not obtain a ruling from the Internal Revenue Service (the "IRS") regarding this or any other matter. See "Tax Information." The tax consequences of investing in the Fund could be altered at any time by legislative, judicial, or administrative action. Prospective investors are urged to consult their own tax advisors prior to investing in the Fund.

     The IRS may audit the Fund's tax returns. Any audit issues will be determined at the Fund level. If adjustments are made by the IRS, corresponding adjustments will be required to be made to the federal income tax returns of the Investors, which may require payment of additional taxes, interest, and penalties. Audit of a Fund return may result in examination and audit of an Investor's return that otherwise might not have occurred, and such audit may result in adjustments to items in the Investor's return that are unrelated to the Fund. Each Investor must bear the expenses associated with an audit of that Investor's return.

     THE FOREGOING IS A SUMMARY OF CERTAIN SIGNIFICANT FEDERAL INCOME TAX RISKS RELATING TO AN INVESTMENT IN THE FUND. THIS SUMMARY SHOULD NOT BE INTERPRETED AS A REPRESENTATION THAT THE MATTERS REFERRED TO HEREIN ARE THE ONLY TAX RISKS INVOLVED IN THIS INVESTMENT OR THAT THE MAGNITUDE OF SUCH RISKS IS NECESSARILY EQUAL. FOR A MORE DETAILED DISCUSSION OF THESE AND OTHER FEDERAL INCOME TAX RISKS OF AN INVESTMENT IN THE FUND, SEE "TAX INFORMATION."

     ERISA CONSIDERATIONS. In considering an investment in the Fund by a tax-exempt entity such as an employee benefit plan or individual retirement account subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), the fiduciary acting on behalf of such entity should be satisfied that such an investment is consistent with Sections 404 and 406 of ERISA and that the investment is prudent in light of the entity's cash flow and other objectives. To this end the Department of Labor has issued regulations that would characterize the assets of certain entities in which tax-exempt entities invest as "plan assets." Because the Fund is expected to qualify as a "venture capital operating company" and the Shares are "publicly offered securities" within the meaning of the regulations, the Fund assets should not be considered plan assets. However, fiduciaries of tax-exempt entities are urged to consult their own advisors prior to investing in the Fund.

     DISTRIBUTIONS. There can be no assurance that any distributions to the Investors will be made by the Fund or that aggregate distributions, if any, will equal or exceed the Investors' investment in the Fund. Sales of Portfolio Company securities will be the principal source of distributable cash to the Investors. The Directors have absolute discretion in the timing of distributions to the Investors, but the income tax liability of the Investors depends on the profits of the Fund, regardless of whether distributions are made. Securities acquired by the Fund through equity investments will be held by the Fund and will be sold or distributed at the sole discretion of the Directors. See "Allocation of Profits and Losses" and "Distributions."

     BORROWING. The Fund may borrow (but not in excess of 50% of Investors' Capital Contributions) and, in connection with loans, may mortgage, assign, or otherwise encumber any Fund asset. Such borrowings may be used for any Fund purpose, including working capital or follow-on investments in Portfolio Companies. The Investment Managers may consent to or guarantee any necessary Portfolio Company borrowings so long as the aggregate guarantees outstanding plus Fund borrowing at any time do not exceed 50% of Investors' Capital Contributions. Although Investors generally will not be liable for Fund borrowings or guarantees beyond the amount of their Capital Contributions, any borrowings would be Fund obligations to be repaid from Fund assets, which would reduce the cash available for distribution to Investors and could result in taxable income to Investors without cash distributions. The use of such leverage would exaggerate increases or decreases in the Fund's net asset value as contrasted to the value of its total assets. Although the Investment Company Act permits the Fund to issue multiple classes of senior debt and a single class of interests senior to the Shares, the Investment Company Act limits distributions while such securities are outstanding unless certain conditions are satisfied. See "Investment Company Act Regulation."

     PORTFOLIO COMPANY LIABILITIES. The Fund will participate actively in the management of many Portfolio Companies, often having representatives serve as a member of a Portfolio Company's Board of Directors. Consequently, the Fund may be subject to liability from lawsuits against its representatives as directors. Because director liability insurance is typically not available at a reasonable price, the Fund's assets, including assets not related to those Portfolio Companies, may be exposed to the claims of creditors of such Portfolio Companies. The Investment Managers will try to limit Fund exposure to such claims and liabilities where practical; however, such efforts may not be successful. Although Investors generally will be liable only for the respective amounts of their Capital Contributions, liability for Portfolio Company claims or liabilities would adversely affect the amount of cash available for distribution to the Investors.

     LIABILITY OF INVESTORS. The Fund has been formed under the Delaware Limited Liability Company Act, as amended from time to time (the "Act"). Generally, the liability of an Investor will be limited, except to the extent provided in the Operating Agreement and under Delaware law, to the amount of such Investor's Capital Contribution plus such Investor's share of any assets and undistributed profits of the Fund.

     LACK OF LIQUIDITY. There is no public or secondary market for the Shares, nor is one likely to develop. Federal and state laws impose restrictions on the resale of the Shares. In addition, the Operating Agreement prohibits certain types of transfers in order to prevent the development of a secondary market for the Shares and resultant adverse tax consequences. The Operating Agreement also places restrictions on the transferability and sale of Shares, including the requirement that the admission of an assignee to the Fund as a Substituted Investor may occur only with the consent of the Directors, which consent is at their sole discretion. Consequently, investment in the Fund will have little, if any, collateral value or liquidity and should be made only as a long-term investment. See "Suitability Considerations" and "Additional Aspects of the Fund."

     EXPENSE OF REMOVING INVESTMENT MANAGERS AND OTHER INVESTOR VOTES. Although the Operating Agreement provides that the Investors may remove the Investment Managers under certain circumstances, such removal is not a simple process, may require substantial expenditures, and could have negative financial and other consequences for the Fund. The removal of the Investment Managers and various other actions that Investors are able to take under the Operating Agreement require Investor votes to accomplish.

     LACK OF SEPARATE REPRESENTATION. Counsel for the Fund in connection with this offering is also counsel to the Investment Managers. The attorneys and other professionals who perform services for the Fund also perform services for the Investment Managers and other funds managed by the Investment Managers. If a conflict of interest arises and cannot be resolved, or if the consent of the respective parties cannot be obtained to the continuance of such dual representation after full disclosure of such conflict, such professionals will withdraw from the representation of one or both of the conflicting interests with respect to the matter involved. See "Conflicts of Interest."

     CONFLICTS OF INTEREST. The Investment Managers will be subject to various conflicts of interest in managing the investments of the Fund. The Investment Managers and their Affiliates have organized, and will continue to organize, entities to provide various forms of financing to emerging companies. Such entities may fund companies similar to the Portfolio Companies of this Fund resulting in competition to the Fund. The Fund may co-invest in some Portfolio Companies with other funds managed by the Investment Managers and may participate in follow-on investments in such Portfolio Companies, subject to a majority vote of the Independent Directors and, if necessary, an exemptive order from the SEC. The principals of the Investment Managers themselves have invested, and may make future investments, in emerging growth companies. The Operating Agreement and the Investment Company Act place restrictions upon the ability of the Investment Managers to invest Fund assets in such companies. See "Investment Company Act Regulation." None of the personnel of the Investment Managers or their Affiliates will devote their entire time to the Portfolio Companies or the Fund.

     REGULATION. The Fund has elected to be regulated as a BDC under the Investment Company Act, which imposes numerous restrictions on the activities of the Fund, including restrictions on the nature of its investments, its use of leverage, and its issuance of securities, options, warrants, or rights. Among the restrictions is the requirement that a majority of the Directors be individuals who are not "Interested Persons" of the Fund as defined in the Investment Company Act and that the Fund generally must invest at least 70% of its assets in securities of nonpublic companies or shares of public companies which shares are not eligible for margin loans under the rules of the Federal Reserve Board. In addition, a BDC must make significant managerial assistance available to the Portfolio Companies whose securities it purchases. Although the Directors and Investment Managers believe that the constraints applicable to BDCs are consistent with the objectives of the Fund, such constraints could prohibit the Fund from investing in some potentially attractive situations that might otherwise be available if such an investment would not disqualify the Fund from its status as a BDC. See "Investment Company Act Regulation."

     Because there are no judicial and few administrative interpretations of portions of the Investment Company Act legislation applicable to the Fund, there is no assurance that the legislation will be interpreted or administratively implemented in a manner consistent with the Fund's objectives and intended manner of operation. In the event the Directors determine that the Fund cannot operate effectively under the Investment Company Act, it may at some future date decide to withdraw the Fund's election as a BDC and transform the

Fund into an operating company not subject to regulation under the Investment Company Act or cause the Fund to liquidate. These changes may not be effected without the approval of a Majority in Interest of the Investors.

                        CREDIT CARD PAYMENT METHOD RISK

     TFSC strongly recommends against short-term borrowing to fund speculative long-term investments such as venture capital. Investors are advised not to carry a balance on a credit card used to purchase shares in the Fund or to obtain new credit cards to purchase shares as the cost of borrowing money would reduce the potential return from the investment. Credit card payment for shares in the Fund is available only for on-line purchases.

     A hypothetical example is as follows: An Investor buys 40 shares of the Fund for $4,000 and puts that purchase on a credit card that charges interest of 18% per annum. If the Investor takes 10 months to pay off the balance, he would pay the credit card issuer $662 in finance charges, bringing the total cost of his investment to $4,662.

     If instead, the Investor bought 10 shares for $1,000 in the first month, then four shares a month for nine months at $400 per month, and paid each credit card bill as it came due, a total investment of $4,600 would purchase 46 shares instead of 40 shares.

                    COMPENSATION OF THE INVESTMENT MANAGERS,
                THEIR AFFILIATES, AND THE INDEPENDENT DIRECTORS

     INVESTMENT MANAGERS. In addition to their distributive shares of Fund profits, losses, and distributions (see "Allocation of Profits and Losses" and "Distributions"), the Investment Managers will receive from the Fund in connection with the activities of the Fund certain fees and compensation, which are described below:

     (i) ORGANIZATIONAL EXPENSE PAYMENTS to reimburse the Investment Managers for actual expenses paid or incurred by the Investment Managers or their Affiliates in connection with organizing the Fund, including legal and accounting expenses incurred in connection with the Formation of the Fund.

     (ii)A MANAGEMENT FEE EQUAL TO 2% OF TOTAL INVESTOR CAPITAL CONTRIBUTIONS FOR EACH OF THE YEARS OF FUND OPERATION DURING THE OFFERING PERIOD; AND 2% OF ADJUSTED CAPITAL CONTRIBUTIONS FOR EACH SUBSEQUENT YEAR is payable by the Fund. To the extent permitted by applicable law, a full 2% Management Fee shall be payable by each Investor whose subscription is accepted by the Fund without proration for the amount of time such Investor was an Investor during the Offering Period. All Management Fees shall be due and payable monthly in arrears. Prior to the Closing Date and as of the date of each Investor's subscription agreement is accepted, the Management Fee will be assessed for the period from the Commencement Date to the date of acceptance. To the extent Fund cash reserves are insufficient to pay the entire Management Fee when due, the unpaid fee shall be carried forward and paid when cash reserves are sufficient to allow the payment. In the event that such fees are carried forward, the Fund will incur an interest expense. TFI will receive 100% of the Management Fee due to the Investment Managers to the extent of its costs. TFL will receive the remainder of the Management Fee. TFL will receive 99% of the profit allocation due to the Investment Managers with TFI receiving the additional 1%.

     TFSC and/or TFI will pay all Distribution Expenses and will be reimbursed by the Fund for their actual costs. All Operational Costs incurred for the benefit or on behalf of the Fund will be paid, or reimbursed to the Investment Managers by the Fund. Operational Costs whether paid directly by the Fund or reimbursed to the Investment Managers include, without limitation, consultants' fees, legal and accounting fees (other than those included in Organizational Expenses and Distribution Expenses), and the costs of goods, materials, and services used for the benefit of the Fund and obtained from entities unaffiliated with the Investment Managers. The Fund will also reimburse the Investment Managers or their Affiliates for Fund Operational Costs incurred by the Investment Managers or their Affiliates necessary to the operation of the Fund, provided that the reimbursement is at the lower of the Investment Managers' or their Affiliates' cost or the amount the Fund would be required to pay to independent parties for comparable services in the same geographic location.

     No reimbursement will be permitted for services for which an Investment Manager is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement are expenses of a general and administrative nature that are specifically incurred by the Investment Managers solely for their own accounts and are not attributable to services provided to or for the Fund or for the benefit of the Fund. "Distribution Expenses," "Organizational Expenses," and "Operational Costs," are defined in greater detail in the Operating Agreement. See Exhibit A.

     The audited financial statements of the Fund will include all costs reimbursed to the Investment Managers or their Affiliates.

          SUMMARY OF INVESTMENT MANAGER COMPENSATION AND ALLOCATIONS*

Reimbursement of Distribution Expenses          Actual expenses as incurred by TFSC and/or TFI
Reimbursement of Organizational Expenses        Actual expenses as incurred
Reimbursement of Operational Costs              Actual expenses as incurred
Management Fees                                 2% of total Capital Contributions for each
                                                  of the years of Fund Operations during the
                                                  Offering Period
                                                2% of Adjusted Capital Contributions per
                                                  year thereafter**
Investment Managers Profit Allocation           20% of profits***

---------------
  * Percentages are based on aggregate Capital Contributions of the Investors unless otherwise indicated.

 ** "Adjusted Capital Contributions" equal total Investor Capital Contributions raised in the Offering reduced by the cost basis of any Portfolio Company securities (i) distributed to, or liquidated and the proceeds distributed to, the Investors, or (ii) written off with no further attempt being made by the Investment Managers to aid the Portfolio Company, but not reduced by net operating losses of the Fund.

*** The Investment Managers generally have only a 1% interest in profits to the extent that there have been losses that were allocated 99% to the Investors and 1% to the Investment Managers and such losses have not been offset by profits allocated 99% to the Investors and 1% to the Investment Managers. See "Allocation of Profits and Losses" and "Distributions."

     INDEPENDENT DIRECTORS. Each Independent Director will receive from the Fund in connection with the activities of the Fund certain fees and compensation, which are described below:

        (i)   ANNUAL FEE of $10,000 per year, payable in quarterly installments;

        (ii) INDEPENDENT DIRECTORS MEETING FEE of $1,000 per meeting of the Independent Directors attended up to an annual limit of $4,000;

        (iii) COMMITTEE MEETING FEE of $1,000 per meeting of a committee (e.g., an Audit Committee) of the Independent Directors attended up to an annual limit of $4,000, unless held on the same day and place as an Independent Directors meeting, in which case no additional fee will be paid; and

        (iv) EXPENSE REIMBURSEMENT of out-of-pocket expenditures relating to meetings of the Directors or any separate committee meeting.

     The Operating Agreement allows the Independent Directors to increase their compensation only with the approval of a Majority in Interest of the Investors.

                        ALLOCATION OF PROFITS AND LOSSES

     Net Profits and Net Losses of the Fund will initially be allocated 99% to the Investors and 1% to the Investment Managers. When the cumulative Net Profits exceed the cumulative Net Losses and Offering Costs, Net Profits and Net Losses will be allocated 80% to the Investors and 20% to the Investment Managers. Net Profits and Net Losses allocated to the Investors as a group will be allocated to each Investor in proportion to the number of Shares held by the Investors. For this allocation, the Shares purchased by the Investment Managers will be treated the same as Shares purchased by other Investors.

     The Operating Agreement also provides for a special allocation to the Investment Managers of any Net Losses in excess of the positive capital account of the Investors. If the allocation of Net Losses has resulted in the Investment Managers having a deficit Capital Account balance, subsequent Net Profits will be specially allocated to the Investment Managers until the deficits have been eliminated.

     The intent of these Net Profit and Net Loss allocations is to provide that the Investors receive 99% of the gains and losses until the Fund's cumulative profits exceed its cumulative expenses and investment losses, and that the Investment Managers are ultimately allocated up to 20% of the Net Profits of the Fund only after taking into account all cumulative Net Losses.

     The following example illustrates the operation of such allocation formulas. The dollar amounts used in the example have been chosen completely arbitrarily and solely for the purposes of illustration, and are not meant to reflect the actual expected results of Fund investments. The example does not take into account the Investment Managers' interest in Fund capital.

     EXAMPLE. The Fund incurs a Net Loss of $100 in year 1. There is no Net Profit or Net Loss in years 2-5. In year 6, the Fund has a Net Profit of $600. In year 7, the Fund liquidates and realizes a Net Loss of $50 on liquidation. The Net Loss of $100 incurred in year 1 is allocated $99 (99%) to the Investors and $1 (1%) to the Investment Managers. In year 6, the Net Profit of $600 is allocated in the following manner: (i) the first $100 is allocated $99 to the Investors (i.e., until the Net Loss previously allocated to them has been offset) and $1 to the Investment Managers (also to offset the Net Loss previously allocated to them); (ii) the remaining $500 are allocated $400 (80%) to the Investors and $100 (20%) to the Investment Managers. Upon liquidation, Net Loss of $50 is allocated $40 (80%) to the Investors and $10 (20%) to the Investment Managers. Accordingly, in this example, the Fund would have had an overall profit of $450, which was allocated $360 to the Investors and $90 to the Investment Managers.

                                 DISTRIBUTIONS

     All Cash and Securities Available for Distribution, as determined by the Directors, shall be distributed no less frequently than annually. Short-term investment income earned will be retained by the Fund to offset operating expenses. The primary source of distributable cash will be proceeds from the disposition of venture capital investments not reinvested. To the extent the Fund incurs indebtedness, the Investment Company Act prohibits distributions to Investors unless the Fund's asset coverage ratio (as defined in the Investment Company Act) is at least 200% at the time of the distribution.

     Because most venture capital investments are illiquid until they mature (e.g., their stock is publicly traded), no significant distributions should be expected in the early years of the Fund.

     Distributions made prior to liquidation of the Fund will be paid 99% to the Investors to the extent of their cash capital contributions and 1% to the Investment Managers until the Investors have received distributions equal to their Capital Contributions. Thereafter, distributions will be made 80% to the Investors as a group and 20% to the Investment Managers. Of that portion distributed to Investors, distributions will be made to the Investors in proportion to their respective Capital Account balances. The Directors shall endeavor to make a minimum distribution no later than 90 days after the fiscal year end to the extent of cash available for distribution to cover the tax liability of the Investors and Investment Managers for any allocations of Net Profit assuming an effective tax rate equal to the sum of the maximum federal tax rate for individuals plus the maximum California tax rate for individuals ("tax distributions"). The Directors are authorized to make tax distributions to the Investment Managers prior to each of the due dates for making estimated tax payments, based on projected net profit for the taxable year. The Fund intends to seek an exemptive order under Section 206A of the Advisers Act, which will exempt the Fund from Section 205(a)(1) of that act. The exemption will allow the Fund to distribute securities in-kind and deem as realized gains or losses on securities distributed.

     Distributions upon liquidation of the Fund will be paid to the Investors and the Investment Managers, in proportion to their respective positive capital account balances.

                                USE OF PROCEEDS

     The proceeds of the offering will be applied in the estimated amounts set forth below.

                                                                 AMOUNT      PERCENT
                                                              ------------   -------
Gross Offering Proceeds.....................................  $100,000,000   100.00%
First-year Management Fee(1)................................  $ (2,000,000)    2.00%
                                                              ------------
Amount Available for Investment, Subsequent Years'
  Management Fees and Fund Operational Costs, Organizational
  Costs, and Distribution Expenses..........................  $ 98,000,000    98.00%

------------------
(1) The First Year Management Fee equals 2% of Investors' Capital Contributions.

     Pending their investment as described herein, the Fund will invest its available funds in interest-bearing bank accounts, money market mutual funds (including the proposed Technology Funding Venture Money Fund), Treasury securities and/or certificates of deposit with maturities of less than one year. The Fund may also invest such funds in commercial paper (rated or unrated) and other short-term securities. Cash, cash items, securities issued or guaranteed by the United States Treasury or United States government agencies and high quality debt securities (commercial paper rated in the two highest rating categories by Moody's Investor Services, Inc. or Standard & Poor's Corporation or, if not rated, issued by a company having an outstanding debt issue so rated or corporate bonds rated at least AA) with maturities of less than one year at the time of investment will qualify for determining whether the Fund has 70% of its total assets invested in types of assets specified in Section 55 of the Investment Company Act. See "Investment Company Act Regulation."

     By the end of the two and one-half year period following the initial public offering of Shares at least 50% of the Fund's total assets will be invested in securities designed to meet its business purpose in accordance with Sections 2(a)(48) and 55(a)(1)-(3) of the Investment Company Act. However, depending on opportunities for investment, a significant portion of the Fund's capital may be invested in temporary investments of the foregoing types during such two and one-half year period.

     In addition, the Fund will apply for an exemptive order from the SEC to allow the Fund to invest either uncommitted reserves or committed reserves not immediately required for investment in qualifying assets in mutual funds sponsored by the Investment Managers including the proposed Technology Funding Post-IPO Venture Fund, a smallcap aggressive growth fund which will be advised by the Investment Managers. The investment objectives of the mutual funds in which the Fund might invest pursuant to such an order will include long term capital appreciation from investments in securities of public companies in industries which will be similar to those of the private companies in which the Fund is expected to invest.

                              BUSINESS OF THE FUND

     The Fund is in the business of venture capital, which is providing growth capital to emerging growth companies and actively helping to build those companies. In the past twenty years, venture capital has become a multibillion dollar industry that is recognized as one of the country's primary sources of new economic growth. The principal reasons for this dramatic growth have been
(i) the venture capital industry's investment rate of return and (ii) the industry's ability to demonstrate that the high risks of loss inherent in investing in unproven companies can be significantly mitigated through investing in a number of companies in a balanced portfolio, and through active professional management of the investments in the individual Portfolio Companies. Historical industry performance is not an indication of future industry performance or Fund performance. The Investment Managers intend to utilize many of the risk management and investment strategies common to the industry. See "Investment Objectives" and "Portfolio Strategy and Policies" below.

                             INVESTMENT OBJECTIVES

     CAPITAL APPRECIATION. The first investment objective of the Fund is to seek long-term capital appreciation from venture capital investments in emerging growth companies. The Fund may also invest in established companies that the Investment Managers believe offer special opportunities for growth. Generating current income for distribution to investors will not be a factor in the selection of investments.

     CAPITAL PRESERVATION. The second investment objective is to preserve Investor capital through risk management and active involvement with Portfolio Companies. Risk management will be accomplished in several ways, including (i) investing in a number of companies serving different markets and at different stages of maturity, (ii) limiting the Fund's investments in very early-stage companies, and (iii) investing in Portfolio Companies with other professional venture capital investors. The Investment Managers also believe that active involvement with Portfolio Companies is essential to achieving the Fund's investment objectives. Any single venture capital investment is risky. Many will not provide any gain, and some will be complete losses. Professional venture capital investors expect, however, that the gains on successful investments will offset the losses and provide a satisfactory percentage return on the entire portfolio. See "Portfolio Strategy and Policies" below.

     THERE IS NO ASSURANCE THAT EITHER OF THE FUND'S PRINCIPAL INVESTMENT OBJECTIVES WILL BE ATTAINED. SEE "RISK FACTORS."

                        PORTFOLIO STRATEGY AND POLICIES

     To meet the Fund's investment objectives, the Investment Managers must (i) identify and invest in prospective Portfolio Companies whose equity has the potential for significant appreciation, and (ii) minimize portfolio losses by careful selection of Portfolio Companies, risk management, and active participation with the Portfolio Companies.

     PORTFOLIO COMPANIES. The Fund will take substantial equity positions in emerging growth companies that the Investment Managers believe have outstanding growth and profit potential.

     Investments may also be made to a lesser extent in established publicly-held or privately-held companies that the Investment Managers believe constitute special situations offering opportunities for capital appreciation. Direct investments in companies with operating histories may involve businesses that are marginally profitable or incurring losses, that have negative net worth, that have products, services, and/or technologies for which market conditions are changing dramatically, or that are involved in bankruptcy or reorganization proceedings. These companies can require significant managerial assistance, and investments in these special situations will be made where the Investment Managers have identified a specific strategy to improve operating performance.

     The Fund may occasionally make investments in publicly-traded securities of emerging growth companies that the Investment Managers believe have long-term growth possibility. The proportion of the Fund's portfolio that such securities may represent is limited by the Investment Company Act. See "Investment Company Act Regulation."

     STRUCTURE OF INVESTMENTS. The Fund's venture capital investments will typically be structured in negotiated, private transactions directly with the issuer. The securities acquired will primarily be common stocks and securities convertible into common stocks, but may also include a combination of equity and debt securities and warrants, options, and other rights to acquire such securities, or limited partnership or joint venture interests. The Fund may also make loans to Portfolio Companies to address temporary cash flow problems and may provide guarantees to Portfolio Company creditors. Most of the venture capital investments made by the Fund will be in private companies or restricted securities of publicly-traded companies and will generally be restricted as to resale or disposition. Consequently, most Portfolio Company equities will be illiquid.

     FOLLOW-ON INVESTMENTS. After its initial investment, the Fund anticipates that it will typically provide additional or "follow-on" financings for a Portfolio Company. See "Risk Factors -- Need for Follow-On Investments." Follow-on investments may be made pursuant to rights to acquire additional securities or otherwise to increase the Fund's ownership position in a successful or promising Portfolio Company. The Fund may also be called upon to provide follow-on investments for a number of other reasons, including providing additional capital to a Portfolio Company to implement the company's business plan, to develop a new line of business, or to recover from unexpected business problems.

     INDEBTEDNESS. The Fund is permitted to use leverage (i.e., borrowed funds or senior securities) for any Fund purpose. Such borrowing would normally occur in the later years of Fund operations when the Fund's portfolio may have significant value but no liquidity. The Fund may also borrow funds during the offering period to allow it to participate in investment opportunities in anticipation of additional Capital Contributions. The Fund will not otherwise incur indebtedness except as a temporary measure for extraordinary or emergency purposes. The amount of borrowing may not exceed 50% of Investor Capital Contributions. See "Risks of the Fund -- Borrowing."

     RESERVE MANAGEMENT. The Fund must retain significant reserves for a number of years after the Closing Date in order to have sufficient funds for equity-oriented follow-on investments in Portfolio Companies. In order to enhance the rate of return on these reserves and increase the amounts ultimately available for equity-oriented investments and Fund operating expenses, the Fund will engage in a reserve management strategy that may include making secured loans to Portfolio Companies, potential Portfolio Companies, or similar types of corporations. The Fund also expects to invest some portion of these reserves in either publicly traded securities or in mutual funds which may or may not be managed by the Investment Managers, subject to applicable legal limits or SEC exemptive orders.

     AVERAGE INVESTMENT. The amount of funds committed to a Portfolio Company and the ownership percentage received will vary depending on the maturity of the company, the quality and completeness of the management team, the perceived business opportunity, the capital required compared to existing capital, and the potential return. Although investment amounts will vary considerably, the Investment Managers expect that the average investment (including follow-on investments) will be between $750,000 and $2,500,000.

     INVESTMENT PERIOD. The Investment Managers intend to invest the proceeds as rapidly as is consistent with the investment objectives of the Fund. The Fund expects to invest at least 50% of the increase in its total assets in each calendar month during the Offering Period by the final day of that same calendar month two and one-half years later and thus will have invested or committed in excess of 50% of its total assets in securities designed to meet its business purpose in accordance with sections 2(a)(48) and 55(a)(1)-(3) of the Investment Company Act by the end of the two and one-half year period after its initial public offering of Shares. If, after the end of the two and one-half year period, less than 50% of the Fund's total assets have been invested or committed for investment in Portfolio Companies, the Fund, unless a Majority in Interest of the Investors direct otherwise, will make a distribution of capital to its Investors so that, after such distribution, at least 50% of total assets are invested or committed for investment as described in the Prospectus. However, any net offering proceeds invested in Portfolio Companies that are liquidated during said two and one-half year period may be reinvested as described in the Prospectus within the period ending on the later of the end of the two and one-half year period or the twelve-month period following such liquidation. Any portion of such proceeds not so reinvested or committed for reinvestment, to the extent not utilized or reserved for expenses or follow-on investments, will be distributed to Investors as soon thereafter as practicable.

     It is expected that it may take up to three years from the Closing Date for the Fund to complete the investment of all of its initial capital (other than reserves maintained for follow-on investments and operating expenses). However, the total amount invested by the Fund over its life in equity-oriented Portfolio Company investments will equal at least 70% of total Investor Capital Contributions. Equity-oriented investments will include common stocks, securities convertible into common stocks, combinations of equity and debt securities and warrants, options and other rights to acquire securities, or limited partnership or joint venture interests, but will not include short-term or long-term debt instruments that have the primary purpose of income generation and that are temporary investments pending final placement of Fund capital in equity-oriented investments.

     RISK MANAGEMENT. The Investment Managers believe that risk management is essential to achieving the Fund's objective of capital preservation. Risk management will include:

        (i) PORTFOLIO MANAGEMENT. The Investment Managers expect to balance the Fund's portfolio in several ways.

           (a) INDUSTRY. The Fund anticipates investing in Portfolio Companies in a number of different industries, which may include, without limitation, computers and software, electronics, telecommunications, semiconductor manufacturing and equipment, medical and health care products, advanced materials, environmental technologies, and industrial technologies (e.g., factory automation and process control). Such assortment of industries reduces the potential portfolio impact of adverse developments in a particular industry.

           (b) COMPANY. Assuming full funding, the Investment Managers expect that the Fund will invest in as many as 30 to 40 Portfolio Companies. The actual number of Portfolio Companies will be a function of total funds available, and the average investment size will be adjusted to compensate for funds available. Assuming full funding, no more than 20% of the Fund's assets will be committed to any one Portfolio Company.

           (c) MATURITY OF PORTFOLIO COMPANIES. The Fund will also seek a range of Portfolio Company maturities. More mature companies often represent less risk, as they have already survived many of the hazards of growth; however, the price of such companies' equity typically is higher than that of earlier-stage companies that have greater risk but higher appreciation potential. The Investment Managers believe the best balance of risk and reward changes according to industry, technology, and business cycles. When the Fund's assets are fully invested, however, the Investment Managers anticipate that no more than one-third of the Fund's capital investments will be in seed- or first-stage companies.

            Actual portfolio composition may be dictated by market conditions and funding opportunities that are beyond the Investment Managers' control. Consequently, there can be no assurance that these portfolio management objectives can be met.

        (ii) CO-INVESTMENT. The Investment Managers expect that most of the Fund's investments will be made in conjunction with other venture capital funds, which may include other venture capital funds managed by the Investment Managers. Most later-stage Portfolio Companies require levels of funding in excess of what the Fund could prudently provide by itself. In earlier-stage investments, co-investment allows a greater number of investments, sharing of necessary follow-on investment requirements, and joint involvement in building the Portfolio Company. The investment position of the Fund, along with its co-investors, will typically involve a substantial, and often controlling, interest in the Portfolio Company. By sharing opportunities with other investors, the Fund not only expands the financial and managerial resources available to the Portfolio Company, but also increases referrals to the Fund from other venture investors, particularly those who concentrate their investments in seed-stage companies that may subsequently need later-stage financings provided by the Fund. Prior Funds managed by the Investment Managers have co-invested with more than 100 private venture capital firms and corporate or institutional investors. The Fund will seek to be included in an exemptive order under Rule 17d-1 of the 1940 Act to permit it to co-invest with affiliated BDCs. At such time as the Fund is included in this exemptive order, it will co-invest with those affiliated BDCs.

     ACTIVE PARTICIPATION. Active involvement with Portfolio Companies and their management is essential to meeting the Fund's objectives. The ability and necessity for such assistance is a major differentiating factor between mutual funds investing passively in securities of publicly traded companies and traditional venture capital firms. This role is more fully discussed in "Venture Capital Operations" below.

     CHANGE OF POLICY; PORTFOLIO TURNOVER. The Fund may not change its investment objectives and policies so as to cease to be, or withdraw its election as, a BDC under the Investment Company Act unless authorized by a Majority in Interest of the Investors. Because venture capital investments are generally for a relatively long period, it is expected that the Fund's rate of portfolio turnover will be low. The short-term nature of the money market securities or other publicly traded securities or mutual funds in which the Fund will invest pending completion of its venture capital investments will result in higher portfolio turnover in that segment of the portfolio. The Fund will not purchase any securities on margin (except for use of short-term credit necessary for the clearance of transactions), make short sales of securities (unless assets are sufficiently segregated or the Fund otherwise owns the securities), or purchase or sell commodities or commodity contracts (other than financial futures contracts) except as permitted by the Investment Company Act or any order issued by the SEC thereunder. By virtue of the election by the Fund to be treated as a BDC under the Investment Company Act, there are certain limitations on the Fund's choice of investments. See "Investment Company Act Regulation."

                           VENTURE CAPITAL OPERATIONS

     The investment operations of the Fund in the venture capital area will consist of the following basic activities:

        (i)   INVESTMENT DEVELOPMENT.   Investment proposals may come to the
              attention of the Investment Managers from many sources, including unsolicited proposals from the public, personal contacts of the Investment Managers, and referrals from banks, lawyers, accountants, and other members of the financial community. However, the principal sources of new investment opportunities are expected to be other professional venture capital firms.

        (ii) INVESTMENT RESEARCH -- EVALUATING INVESTMENT OPPORTUNITIES. Prior to committing funds to an investment opportunity, investigation and research will be conducted by the Investment Managers to assess the prospects and risks of the potential investment. The experience and expertise of the officers and partners of the Investment Managers will be essential to the evaluation of products, markets, industry trends, financial requirements, competition, and the entrepreneurial group associated with a prospective investment. Where appropriate, the Investment Managers may hire, on behalf of the Fund, outside consultants to provide expertise in specialized areas.

        (iii) INVESTMENT STRUCTURING. An important factor in successful venture capital investing is proper structuring of the transaction in terms of price, type of security, restrictions on use of funds, commitments or rights to provide additional financing, control and involvement in the issuer's business, and liquidity. Most of the Fund's venture capital investments will be acquired in transactions that generally are negotiated directly with the Portfolio Company. The Investment Managers will be responsible for conducting such negotiations on behalf of the Fund and will seek to structure the terms of the investment so as to provide for the capital needs of the issuer, while maximizing the Fund's opportunity for long-term capital appreciation. Where appropriate, the Fund, the Investment Managers, or their Affiliates may receive structuring fees, transaction fees, breakup fees, workout fees, or other similar fees for providing such services to potential Portfolio Companies.

        (iv) INVESTMENT MANAGEMENT -- ASSISTING AND PARTICIPATING IN PORTFOLIO COMPANIES. Once an investment is made, success often depends on the venture investors having active and significant participation and influence on major business decisions. Representatives of the Investment Managers, and/or a venture capital co-investor with the Fund, will frequently serve as members of the boards of directors of Portfolio Companies. The Fund will not rely totally on its co-investors to provide managerial assistance for the Portfolio Companies. Neither the Fund nor its affiliates expect to receive significant fees or compensation directly or indirectly from Portfolio Companies. This board representation, as well as the Fund's close working relation-
             ships with the Portfolio Companies' respective management teams, should enable the Fund to exercise significant influence and to provide management assistance with respect to such matters as capital structure, budgets, profit goals, diversification strategy, financing requirements, management additions or replacements, and disposition strategy. Where necessary, the Fund may also assign professional consultants with financial or management expertise to assist on specific company problems. The close tracking of internal financial statements and progress reports, as well as an active working relationship with management teams, form the essential ingredients of effective monitoring and risk control.

        (v) INVESTMENT LIQUIDATION AND EXIT. In order to realize the investment objective of capital gains within the limited duration of the Fund, the venture capital investments must be sold. The method and timing of the disposition of investments are critical elements of maximizing portfolio return. The Fund expects to liquidate its investments through a variety of transactions, including mergers, acquisitions of Portfolio Companies by third parties, sales in registered underwritten offerings, sales in the public market pursuant to exemptions from registration, and negotiated private sales to the Portfolio Companies, other investors in the Portfolio Companies, or other venture capital investors. In addition, the Operating Agreement provides that distributions may be made in cash or securities. The Fund will seek an exemptive order under Section 206A of the Advisers Act to exempt the Fund from Section 205(a)(1) of that act. At such time as the Fund receives an exemptive order under Section 206A, it may distribute securities in-kind and deem as realized gains or losses on securities distributed in-kind to the Investors.

             The effect of the exemptive order is to allow the Fund to distribute to Investors any portfolio securities that are no longer considered venture capital investments and are traded on any nationally recognized exchange or market. All securities distributed pursuant to the exemptive order will be valued at the average of the closing bid and asked prices at which the relevant securities were quoted on the relevant exchange or market during the five trading days immediately preceding the distribution. Investors will be able to liquidate any securities distributed in-kind.

             The Investment Managers anticipate that the Fund may enter into arrangements to facilitate the eventual sale of securities distributed to Investors at reduced transaction costs to the Investors. However, the Investment Managers also anticipate that Investors who might otherwise receive a relatively small and possibly unwieldy amount of stock pursuant to any distribution proposed to be made in-kind will instead receive only cash distributions which may represent the proceeds of a sale of a block of securities by the Fund or may be cash otherwise made available from operations. For each distribution which could be made partly or wholly in-kind, the Investment Managers will weigh the Fund's ability to liquidate stock efficiently against the Investors' opportunity to control the timing and amount of any gain or loss to be realized on the securities.

             Investors who receive distributions in-kind may be able to affect both the amount and timing of the recognition of any gain or loss on the security for income tax purposes. For distributions made partly in cash and partly in-kind, allocations of Net Profit and Net Loss will be allocated in an amount and manner sufficient to equalize Capital Accounts per Share pursuant to Article 8 of the Operating Agreement.

                             MANAGEMENT OF THE FUND

     The Directors will be responsible for management of the Fund. The Directors will initially be five in number, three of whom will not be "interested persons" of the Fund or its Affiliates as that term is defined in the Investment Company Act (herein, the "Independent Directors") and two being affiliated with the Investment Managers (herein the "Affiliated Directors"). Although the resignation or withdrawal of a

Director could temporarily reduce the number of Directors and although the Operating Agreement permits the addition of further Directors, no such changes are presently expected. Subject to the authority and supervision of the Directors, the Investment Managers, TFI and TFL, will be responsible for (i) day-to-day management of the Fund, including analysis and selection of the Portfolio Companies, (ii) negotiation and structuring of financing arrangements,
(iii) oversight of the Portfolio Companies, and (iv) day-to-day administration of Fund affairs.

     The day-to-day operations of the Portfolio Companies will be primarily the responsibility of the management of those companies. The Fund will provide assistance to the Portfolio Companies when needed, particularly in the areas of management selection, market analysis, business review, and the formulation of marketing and financing strategies. Where appropriate, representatives of the Fund will serve as representatives on the boards of directors or management committees of Portfolio Companies. Material actions usually will require concurrence of those Fund representatives or the investor group as a whole.

     The Directors have exclusive control of the management of the Fund. Investors will have no right to participate in the control of the Fund.

     Both Investment Managers hold positions as Investment Managers until their successors have been elected to serve. In the event that the Investment Managers are not re-elected and the Investment Managers are not reconfirmed, the Fund will have to seek alternate arrangements with respect to its venture capital portfolio.

                            THE INVESTMENT MANAGERS

     TECHNOLOGY FUNDING INC. is a California corporation formed in 1979 to act as Managing General Partner or Investment Manager of investment funds providing capital to high technology companies. Its address is 2000 Alameda de las Pulgas, Suite 250, San Mateo, California 94403. In conjunction with TFL, TFI has organized and managed 21 other Funds. See "Prior Funds." TFI is registered as an investment adviser under the Investment Advisers Act of 1940. TFI currently has four senior officers whose backgrounds and experience are outlined in "Key Personnel of the Investment Managers" below. Each is an affiliated person of TFI and the Fund. TFI and its subsidiaries currently employ 39 persons, including TFI's senior officers. TFI uses consultants and outside counsel extensively to provide expertise in specific areas. TFI is one of the nation's most active venture capital investors, ranking among the top 25% of the industry for capital raised. TFI is wholly-owned by TFL. Certain administrative functions and other activities on behalf of the Fund and other funds managed by the Investment Managers are performed by Technology Funding Capital Corporation, a wholly-owned subsidiary, located in Santa Fe, New Mexico.

     TECHNOLOGY FUNDING LTD. is a California limited partnership formed in 1980 that serves as co-General Partner or Investment Manager with TFI in the various Funds sponsored by Technology Funding. Its address is 2000 Alameda de las Pulgas, Suite 250, San Mateo, California 94403. TFL is also registered as an investment adviser under the Advisers Act. TFL has two General Partners, two Venture Partners, and 18 limited partners. Each General Partner and Venture Partner is an affiliated person of TFL and the Fund. Charles R. Kokesh is the Managing General Partner of TFL. The General Partners and Venture Partners of TFL are all officers of TFI; Mr. Kokesh is also a director of TFI.

                               THE FUND DIRECTORS

     At the outset, the Fund will have five Directors -- three Independent Directors and two Affiliated Directors. As required by the Investment Company Act, a majority of the Directors, must be individuals who are not "interested persons" of the Fund (as defined in the Investment Company Act). Such Directors will be referred to as the Independent Directors. The three Independent Directors are Robert E. Jackson, Jr., Ph.D., Selena A. Lantry, M.D., and Deborah
J. Freehling, M.D. The two Affiliated Directors are Charles R. Kokesh and Gregory T. George, whose biographical information is included in "Key Personnel of the Investment Managers."

     ROBERT E. JACKSON, JR., PH.D., 47, is a senior member of the technical staff of Computer Sciences Corporation on contract at the Space Telescope Science Institute where he specializes in applying new software development and internet information system technologies to Hubble Space Telescope observation planning and information access problems. Prior to joining Computer Sciences Corporation in 1984 and while completing his doctorate, Dr. Jackson worked as a research assistant for the Lick Observatory and at Kaiser Sand and Gravel. He is a Member of the American Astronomical Society and holds a Ph.D. from the University of California at Santa Cruz, and a B.S. from the California Institute of Technology.

     SELENA A. LANTRY, M.D., 38, is in private Obstetrics/Gynecology practice in Glendale, California. She completed her residency in 1996 at White Memorial Medical Center. During the academic years 1991-1992 and 1987-1988, Dr. Lantry was an instructor in the Department of Pediatrics at Loma Linda University School of Medicine. Previously, she worked as a Pediatric Clinic Physician at three different facilities of the Kaiser Permanente Medical Group from 1985 to 1991, and as Chief Resident for the Loma Linda University Department of Pediatrics in 1987 and 1988. Dr. Lantry has a B.S. from Pacific Union College and an M.D. from Loma Linda University School of Medicine.

     DEBORAH J. FREEHLING, M.D., 42, is in private practice in Los Altos, California, and has been since 1995. Additionally, she was with the California Ear Institute at Stanford Hospital, Stanford, California, from 1995 to 1996. From 1986 to 1995 she was a Career Physician at The Permanente Medical Group located in Santa Clara, California. From 1989 to 1994 she was Assistant Chief, Department of Otolaryngology-Head and Neck Surgery in Santa Clara, California. Dr. Freehling was Clinical Assistant Professor at Stanford University School of Medicine, Stanford, California from 1992 to 1996. She completed her residency in Ears, Nose and Throat/Head and Neck Surgery at Harvard Medical School/Massachusetts Eye and Ear Infirmary in 1986. Dr. Freehling has a B.S. from Champaign-Urbana College of L.A.S., and an M.D. from Abraham Lincoln School of Medicine, University of Illinois.

                    KEY PERSONNEL OF THE INVESTMENT MANAGERS

     CHARLES R. KOKESH, FOUNDER AND MANAGING GENERAL PARTNER OF TECHNOLOGY FUNDING, is responsible for the overall direction of Technology Funding and the portfolio strategy and investment decisions for the Technology Funding Venture Capital Funds. During the last 18 years, Mr. Kokesh has been directly involved in investing more than $300 million in more than 240 companies. He has also served on the board of directors or the management committee for a number of those companies. Prior to starting Technology Funding in 1979, Mr. Kokesh was a Vice President of Bank of America, where he was responsible for Global Treasury Management Services. He has also held executive positions at Levi Strauss & Co., Ernst & Young, and Citibank. Mr. Kokesh received an A.B. from Harvard College, an M.B.A. from Harvard Business School, and a J.D. from Boalt Hall School of Law, University of California, Berkeley.

     GREGORY T. GEORGE, GENERAL PARTNER OF TECHNOLOGY FUNDING, is directly involved in identifying and qualifying new investment opportunities. He serves as a director of a number of portfolio companies. His technology background allows him to play a critical role in the successful development of these companies. Before joining Technology Funding, Mr. George was an independent management consultant specializing in the technical and strategic analysis of venture-backed software companies. He adds an entrepreneurial perspective gained from founding two successful ventures. He was a co-founder and Vice President and Director of Technical Services at The Planning Economics Group and was co-founder and Manager of Timesharing Services and Director of Technical Consulting at Data Resources, Inc. Mr. George has an A.B. from Harvard College.

     THOMAS J. TOY, VENTURE PARTNER AND MANAGING DIRECTOR OF CORPORATE FINANCE, manages investment activities for Technology Funding. He has been instrumental in the success of a number of top performing portfolio companies. He also serves as a director of a number of portfolio companies. Previously, Mr. Toy managed large corporate high technology and general industry relationships as a Vice President of Bank of America. He handled all banking activities for these clients including loans, cash management, investment banking, and international requirements. Mr. Toy holds a B.A. and an M.M. from Northwestern University.

     PETER F. BERNARDONI, A VENTURE PARTNER OF TECHNOLOGY FUNDING, is responsible for due diligence, financial analysis, and maintaining ongoing relations with Technology Funding's medical and healthcare companies, along with ventures in consumer electronics and advanced materials. He plays an active role and serves as a director for a number of portfolio companies. Before joining Technology Funding in 1988, Mr. Bernardoni held several positions at IBM Corporation. He began his career as a design engineer in disk drive products. He moved into Sales and Marketing where he managed a sales team that targeted key pharmaceutical and health care providers. Mr. Bernardoni earned his B.S. from Santa Clara University and his M.S. from Stanford University, both in Mechanical Engineering.

                                  PRIOR FUNDS

     INVESTORS IN THIS FUND WILL NOT BE ACQUIRING OWNERSHIP IN ANY OF THE FUNDS DESCRIBED BELOW. INCLUSION OF THESE SUMMARIES DOES NOT IMPLY THAT THE FUND WILL HAVE COMPARABLE RESULTS OR WILL INVEST IN ANY OF THE SAME COMPANIES.

     Since 1979, the Investment Managers or their principals have organized and managed 21 other funds -- 11 public funds and 10 private funds. Technology Funding's 11 public funds and 10 private funds had raised a total of approximately $315 million from more than 42,400 investors and had provided financing to 241 companies as of June 30, 1997.

     Eight of the public funds and the two equity-oriented private funds are entities that have provided, and in the most recent cases are continuing to provide, equity capital for high technology companies. Three of the four most recent public funds are BDCs similar to the Fund; these three entities are described more fully below. The remaining BDC has a more narrow investment focus concentrating on medically-oriented growth companies.

     The four earliest of the eight public funds had investment objectives similar to those of the Fund; however, unlike the Fund, they primarily financed and were actively involved in the management of equity partnerships or joint ventures and were structured to provide investors with certain tax benefits as well as capital appreciation. Two private equity-oriented funds were formed to provide follow-on equity financing to companies in which prior public funds had invested.

     Taken as a group, all ten funds with investment objectives and policies somewhat similar to those of the Fund have made a total of 141 equity-oriented investments. Of the 141 investments, 27 have been completely sold and 33 have failed. At December 31, 1996, there remained 67 active portfolio companies, 27 of which were publicly traded (10 of these had been partially sold) and 14 were investments in other venture capital firms, of which all are still active.

     Three of the eleven public funds, Technology Funding Secured Investors I, Technology Funding Secured Investors II and Technology Funding Secured Investors III, An Income and Growth Fund, L.P., primarily provided secured loans to high technology companies. These three public funds were structured to provide regular quarterly distributions to their investors. Technology Funding Secured Investors I, II, and III had committed loans to 100 companies as of December 31, 1996. Eight of the 10 private funds were formed between 1979 and 1982, primarily to finance product development for individual high technology companies. All eight of these private funds have been liquidated.

     The following summaries provide additional information on the three public BDCs with investment objectives similar to the Fund. Additional information about these entities is available by clicking on the hot-links to related pages on the Technology Funding web site.

     TECHNOLOGY FUNDING VENTURE PARTNERS V, AN AGGRESSIVE GROWTH FUND, L.P. ("TFVP5"), a BDC, was organized to provide venture capital financing to pre-public, emerging growth companies. It raised $40.0 million from over 6,500 investors between May, 1990 and December, 1992. As of December 31, 1996, TFVP5 had invested, committed or loaned approximately $34.8 million in 52 companies, four of which have failed. As of December 31, 1996, TFVP5 had a cash balance of approximately $1.6 million. TFVP5 has distributed

$865,607 to its investors. TFVP5 has investment objectives and operations similar to the Fund, and may co-invest with other Technology Funding funds. TFVP5's portfolio companies, the amounts invested, and the fair value of each investment are listed on TFVP5's most recent Form 10-Q or 10-K which are available for review from the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") site at www.sec.gov.

     TECHNOLOGY FUNDING VENTURE PARTNERS IV, AN AGGRESSIVE GROWTH FUND, L.P. ("TFVP4"), a BDC, was organized to provide venture capital financing to pre-public, emerging growth companies. It raised $40.0 million from over 7,700 investors between January, 1989 and June, 1990. As of December 31, 1996, TFVP4 had invested, committed or loaned approximately $41.3 million in 41 companies, five of which have failed. As of December 31, 1996, TFVP4 had a cash balance of approximately $1.4 million. TFVP4 has distributed $40.2 million to its investors. TFVP4 has investment objectives and operations similar to the Fund, and may co-invest with other Technology Funding funds. TFVP4's portfolio companies, the amounts invested, and the fair value of each investment are listed on TFVP4's most recent Form 10-Q or 10-K which are available for review from the SEC's EDGAR site at www.sec.gov.

     TECHNOLOGY FUNDING PARTNERS III, L.P. ("TFP3"), a BDC, was organized to provide venture capital financing to pre-public, emerging growth companies. It raised $40.0 million from over 5,400 investors between March, 1987 and January, 1989. As of December 31, 1996, TFP3 had invested, committed or loaned approximately $49.6 million in 60 companies, nine of which have failed. As of December 31, 1996, TFP3 had a cash balance of approximately $5.3 million. TFP3 has distributed $8.5 million to its investors. TFP3 has investment objectives and operations similar to the Fund, and may co-invest with other Technology Funding funds. TFP3's portfolio companies, the amounts invested, and the fair value of each investment are listed on TFP3's most recent Form 10-Q or 10-K which are available for review from the SEC's EDGAR site at www.sec.gov.

     The funds included in the following table are only those with objectives most similar to the Fund. The companies included in the table have been categorized based on particular industries and do not reflect which fund held which company. The Fund may not acquire interests in any of these companies, until such time as it receives an exemptive order from the SEC allowing it to co-invest with other funds managed by the Investment Manager. See "Conflicts of Interest."

                     INDUSTRY TRACK RECORD AS OF 3/31/98(1)
                               TOTALS BY INDUSTRY


                                           DATE OF                                   TOTAL
                                           INITIAL     LIQUIDATION                   CASH
                                          INVESTMENT      DATE       STATUS (2)    INVESTED
                                          ----------   -----------   ----------   -----------
 MEDICAL TECHNOLOGY & HEALTHCARE
   Adesso Specialty Services Org., Inc..     7/95                     Act         $ 4,099,815
   Angenics, Inc........................     1/88         9/95        Liq           1,201,800
   Aprex Corporation....................    12/90          (7)        Liq           1,855,809
   Arcturus Pharmaceutical Corporation..     8/92         6/97        Liq             399,666
   Biex, Inc............................     7/93                     Act           1,988,370
   Cardiometrics, Inc...................     6/89         12/96       Liq           2,665,750
   CareCentric Solutions, Inc...........    10/95                     Act             892,498
   Circadian, Inc.......................    12/92          (7)        Liq             812,643
 * ENDOcare, Inc........................     8/96                     Pub             860,000
   Graham-Field Health Products, Inc....     3/92         12/96       Liq           1,912,553
   ICU Medical, Inc.....................     6/88         12/95       Liq           5,103,763
   Integra LifeSciences Corp............     1/89         12/96       Liq           1,252,419
   Intella Interventional Systems, Inc..     2/93                     Act               5,230
 * LifeCell Corporation.................     3/89                     Pub           1,273,766
 * Matrix Pharmaceutical, Inc...........     7/87                     Pub           1,790,934
   OrthoLogic Corp......................     4/91         3/95        Liq             210,124
   Periodontix, Inc.....................    12/93                     Act             676,000
 * Physiometrix, Inc....................     5/92                     Pub           1,387,674
   Polymedica Industries, Inc...........     3/89                     Act           3,257,217
   Prolinx, Inc.........................     5/95                     Act           1,388,461
   Pyxis Corporation....................     9/89         9/93        Liq           4,675,303
   R2 Technology, Inc...................     5/94                     Act             537,080
   Sleep Physiology Services, Inc.......     4/90         6/95        Liq           1,272,547
   Spectrascan Health Services, Inc.....     7/88                     Act           6,881,583
   TheraTx, Inc.........................     8/91         3/97        Liq           2,489,572
   UroMed Corp..........................    10/92         3/95        Liq             700,001
                                                                                  -----------
   Total................................                                          $49,590,578
                                                                                  ===========
 BIOTECHNOLOGY & PHARMACEUTICALS
   Acusphere, Inc.......................     5/95                     Act         $ 1,468,748
   Affymetrix...........................     7/96         1/97        Liq             225,000
 * Arris Pharmaceutical Corporation.....    11/94                     Pub             500,000
 * CV Therapeutics, Inc.................     3/94                     Pub           2,611,717
   GenMark, Inc.........................     6/91          (7)        Liq             375,674
   Gilead...............................     7/96         1/97        Liq             347,500
 * Megabios Corp........................     9/94                     Pub           1,170,001
   Molecular Geriatrics Corp............     9/93                     Act             500,000
   Neurocrine...........................     7/96         12/96       Liq             241,875
   Oxford GlycoSciences Ltd.............     8/93                     Act           1,499,890
   Pharadigm Biosciences................     4/93                     Act           1,728,135
 * Pharmos Corp.........................     6/92                     Pub           1,380,000
   Pherin Corporation...................     8/91                     Act             400,000
   Redcell, Inc.........................    12/94                     Act           1,162,891
   Shaman Pharmaceuticals, Inc..........     8/89         5/97        Liq           4,810,071
   SyStemix, Inc........................     6/90         1/97        Liq           3,446,622
                                                                                  -----------
   Total................................                                          $21,868,124
                                                                                  ===========

                                                                            CASH        ANNUALIZED
                                           TOTAL CASH     UNREALIZED    RECEIVED PLUS    INTERNAL
                                          RECEIVED TO      VALUE OF      UNREALIZED      RATE OF
                                            DATE (3)     HOLDINGS (4)     VALUE (5)     RETURN (6)
                                          ------------   ------------   -------------   ----------
 MEDICAL TECHNOLOGY & HEALTHCARE
   Adesso Specialty Services Org., Inc..  $      3,023   $ 9,860,273    $  9,863,296        72.2%
   Angenics, Inc........................        17,153             0          17,153       -45.8%
   Aprex Corporation....................             0             0               0      -100.0%
   Arcturus Pharmaceutical Corporation..       546,868             0         546,868        15.5%
   Biex, Inc............................           171     4,688,485       4,688,656        36.6%
   Cardiometrics, Inc...................     1,628,146             0       1,628,146        -7.0%
   CareCentric Solutions, Inc...........         1,695       679,453         681,148       -14.1%
   Circadian, Inc.......................             0             0               0      -100.0%
 * ENDOcare, Inc........................         2,398       988,800         991,198         9.3%
   Graham-Field Health Products, Inc....       537,486             0         537,486       -24.9%
   ICU Medical, Inc.....................     6,853,200             0       6,853,200        10.5%
   Integra LifeSciences Corp............     2,626,707             0       2,626,707        18.9%
   Intella Interventional Systems, Inc..             0        41,834          41,834        48.6%
 * LifeCell Corporation.................        45,237     1,788,300       1,833,536         4.9%
 * Matrix Pharmaceutical, Inc...........       531,667     1,487,553       2,019,220         2.3%
   OrthoLogic Corp......................       277,329             0         277,329        13.0%
   Periodontix, Inc.....................             0       938,725         938,725        17.6%
 * Physiometrix, Inc....................       340,270       721,377       1,061,647        -6.7%
   Polymedica Industries, Inc...........     5,866,831       391,200       6,258,031        19.9%
   Prolinx, Inc.........................             0     2,213,461       2,213,461        24.1%
   Pyxis Corporation....................    44,322,221             0      44,322,221       114.9%
   R2 Technology, Inc...................             0       873,080         873,080        14.3%
   Sleep Physiology Services, Inc.......       754,003             0         754,003       -18.0%
   Spectrascan Health Services, Inc.....     6,455,740     1,420,950       7,876,690         7.2%
   TheraTx, Inc.........................     9,482,044             0       9,482,044        76.2%
   UroMed Corp..........................     2,346,542             0       2,346,542        75.9%
                                          ------------   -----------    ------------      ------
   Total................................  $ 82,638,731   $26,093,491    $108,732,221        59.8%
                                          ============   ===========    ============      ======
 BIOTECHNOLOGY & PHARMACEUTICALS
   Acusphere, Inc.......................  $          0   $ 2,154,495    $  2,154,495        20.7%
   Affymetrix...........................       577,481             0         577,481       558.7%
 * Arris Pharmaceutical Corporation.....             0       331,231         331,231       -11.1%
 * CV Therapeutics, Inc.................             0     1,333,012       1,333,012       -16.0%
   GenMark, Inc.........................             0             0               0      -100.0%
   Gilead...............................       622,500             0         622,500       220.9%
 * Megabios Corp........................             0     2,786,785       2,786,785        27.7%
   Molecular Geriatrics Corp............             0       188,680         188,680       -18.5%
   Neurocrine...........................       383,750             0         383,750       533.6%
   Oxford GlycoSciences Ltd.............             0     1,121,122       1,121,122        -5.9%
   Pharadigm Biosciences................             0     2,547,111       2,547,111        12.0%
 * Pharmos Corp.........................             0       520,355         520,355       -16.2%
   Pherin Corporation...................             0       800,000         800,000        10.8%
   Redcell, Inc.........................             0       312,592         312,592       -35.0%
   Shaman Pharmaceuticals, Inc..........     9,510,780             0       9,510,780        17.2%
   SyStemix, Inc........................    20,147,091             0      20,147,091       168.2%
                                          ------------   -----------    ------------      ------
   Total................................  $ 31,241,602   $12,095,383    $ 43,336,985        34.5%
                                          ============   ===========    ============      ======


                                           DATE OF                                   TOTAL
                                           INITIAL     LIQUIDATION                   CASH
                                          INVESTMENT      DATE       STATUS (2)    INVESTED
                                          ----------   -----------   ----------   -----------
 INFORMATION TECHNOLOGY & COMMUNICATIONS
   AG Processing Technology.............     6/90         6/96        Liq         $ 1,312,898
   Ascent Logic Corporation.............     4/92                     Act             953,167
   Bridgestone Management Group, Inc....     5/88          (7)        Liq             551,110
 * Cadence..............................     7/96                     Pub             311,875
   Coded Communications Corp............     4/93         12/96       Liq             999,999
 * Electronic Designs, Inc..............     5/89                     Pub           2,958,084
 * Geoworks, Inc........................     8/89                     Pub           3,830,302
   Hunter Systems.......................     6/90         4/93        Liq           4,072,324
   Ibis Technology Corp.................     8/89         10/95       Liq             281,435
   KOR Electronics, Inc.................    12/89                     Act           4,248,021
   Mosaic Systems, Inc..................     7/87          (7)        Liq             985,487
   MultiPort, Inc.......................     6/93         12/97       Liq           1,097,400
   NetChannel, Inc......................    10/96                     Act           1,881,901
   Phoenix Technologies, Ltd............     6/88         12/92       Liq             249,900
 * Photon Dynamics, Inc.................     7/96                     Pub             300,000
   Pilot Network Services, Inc..........     5/95                     Act             946,105
   Pinterra Corp........................    10/90         12/96       Liq             500,000
   Positive Communications Inc..........     8/94                     Act           1,186,127
   Quintar Holdings Corp................    12/89         5/97        Liq           1,776,267
   Reflection Technology, Inc...........     5/90         9/97        Liq           2,987,441
   Sequoia Systems, Inc.................    10/87         3/91        Liq             817,702
 * Splash Technology Holdings, Inc......    11/97                     Pub             397,624
 * Synopsis.............................     7/96                     Pub           1,077,379
   Tessera, Inc.........................     4/92                     Act             903,000
   UTStarCom, Inc.......................     6/94         11/97       Liq             950,002
   Velocity Inc.........................     9/93          (7)        Liq           9,249,999
   VOIS Corporation.....................     8/96          (7)        Liq             612,500
   WIRE Networks........................     2/96                     Act           1,316,685
   WorldRes, Inc........................     1/97                     Act           1,937,532
                                                                                  -----------
   Total................................                                          $48,692,266
                                                                                  ===========
 ENVIRONMENTAL & OTHER
   Avalon Imaging, Inc..................    12/94                     Act         $ 1,553,224
   Bolder Technologies Corporation......     9/94         9/97        Liq             625,213
   Carillon Technology, Inc.............     5/88          (7)        Liq           2,000,333
 * Conversion Technologies Intl, Inc....     5/95                     Pub           2,565,000
   Erox Corp............................     8/91         3/94        Liq             400,000
   Evans BioControl, Inc................     2/89         6/90        Liq             400,000
   GRC Environmental, Inc...............     6/90          (7)        Liq             565,605
   In-Store Advertising, Inc............     5/88          (7)        Liq           1,528,380
   Lynk Systems, Inc....................     7/93                     Act             350,000
   Naiad Technologies, Inc..............    12/95                     Act             930,606
   Nanodyne, Inc........................     7/93                     Act             759,355
   Portable Energy Products, Inc........     5/95                     Act           1,646,625
   SRG Holdings, Inc....................     9/93                     Act           1,357,670
   Sunpower Corp........................     8/90                     Act           1,184,500
   Technology for Investments &
     Publishing.........................     3/97                     Act             150,500
 * Thermatrix, Inc......................     9/89                     Pub           4,492,583
   ThermoElectron Corporation...........     5/90         11/97       Liq           1,500,000
   Transphase Systems, Inc..............    10/92         12/96       Liq           1,652,016
 * Yes! Entertainment Corporation.......     1/93                     Pub           1,400,000
                                                                                  -----------
 Total..................................                                          $25,061,610
                                                                                  ===========

                                                                            CASH        ANNUALIZED
                                           TOTAL CASH     UNREALIZED    RECEIVED PLUS    INTERNAL
                                          RECEIVED TO      VALUE OF      UNREALIZED      RATE OF
                                            DATE (3)     HOLDINGS (4)     VALUE (5)     RETURN (6)
                                          ------------   ------------   -------------   ----------
 INFORMATION TECHNOLOGY & COMMUNICATIONS
   AG Processing Technology.............  $    756,589   $         0    $    756,589        -9.2%
   Ascent Logic Corporation.............       402,500       211,680         614,180       -17.5%
   Bridgestone Management Group, Inc....             0             0               0      -100.0%
 * Cadence..............................             0       831,000         831,000        75.1%
   Coded Communications Corp............       141,403             0         141,403       -42.8%
 * Electronic Designs, Inc..............           613     1,755,682       1,756,295        -8.2%
 * Geoworks, Inc........................    13,316,113       856,188      14,172,302        46.2%
   Hunter Systems.......................       340,350             0         340,350      -100.0%
   Ibis Technology Corp.................       298,238             0         298,238         1.0%
   KOR Electronics, Inc.................     1,517,795       847,793       2,365,588       -15.2%
   Mosaic Systems, Inc..................             0             0               0      -100.0%
   MultiPort, Inc.......................     2,303,281             0       2,303,281        21.1%
   NetChannel, Inc......................             0     1,384,785       1,384,785       -22.4%
   Phoenix Technologies, Ltd............       176,400             0         176,400        -7.4%
 * Photon Dynamics, Inc.................             0       168,750         168,750       -28.0%
   Pilot Network Services, Inc..........             0     4,009,743       4,009,743        64.8%
   Pinterra Corp........................             0             0               0      -100.0%
   Positive Communications Inc..........        48,004     1,398,250       1,446,254         5.9%
   Quintar Holdings Corp................     2,147,372       300,000       2,447,372         5.2%
   Reflection Technology, Inc...........     1,086,498             0       1,086,498       -30.0%
   Sequoia Systems, Inc.................     1,679,210             0       1,679,210        27.0%
 * Splash Technology Holdings, Inc......             0       167,500         167,500       -82.3%
 * Synopsis.............................       630,000       458,500       1,088,500         1.6%
   Tessera, Inc.........................       730,102     3,406,084       4,136,186        35.8%
   UTStarCom, Inc.......................     7,270,350             0       7,270,350       112.7%
   Velocity Inc.........................     1,667,006             0       1,667,006      -100.0%
   VOIS Corporation.....................             0             0               0      -100.0%
   WIRE Networks........................             0     1,980,977       1,980,977        21.7%
   WorldRes, Inc........................             0     2,034,699       2,034,699         5.6%
                                          ------------   -----------    ------------      ------
   Total................................  $ 34,511,824   $19,811,631    $ 54,323,456         3.4%
                                          ============   ===========    ============      ======
 ENVIRONMENTAL & OTHER
   Avalon Imaging, Inc..................  $        330   $ 1,543,895    $  1,544,225        -0.3%
   Bolder Technologies Corporation......     3,002,080             0       3,002,080        98.4%
   Carillon Technology, Inc.............             0             0               0      -100.0%
 * Conversion Technologies Intl, Inc....       263,911       611,166         875,077       -40.4%
   Erox Corp............................       679,500             0         679,500        24.8%
   Evans BioControl, Inc................       190,010             0         190,010       -53.0%
   GRC Environmental, Inc...............             0             0               0      -100.0%
   In-Store Advertising, Inc............             0             0               0      -100.0%
   Lynk Systems, Inc....................       413,983       369,600         783,583        39.0%
   Naiad Technologies, Inc..............           410     1,577,865       1,578,275        57.2%
   Nanodyne, Inc........................        27,978       529,669         557,647        -7.4%
   Portable Energy Products, Inc........         1,140     1,483,495       1,484,635        -4.3%
   SRG Holdings, Inc....................        67,651             0          67,651       -54.0%
   Sunpower Corp........................        13,762     3,294,320       3,308,082        17.1%
   Technology for Investments &
     Publishing.........................       155,448             0         155,448         4.4%
 * Thermatrix, Inc......................             0     3,003,367       3,003,367        -6.7%
   ThermoElectron Corporation...........     2,997,316             0       2,997,316        24.3%
   Transphase Systems, Inc..............       582,868             0         582,868       -62.1%
 * Yes! Entertainment Corporation.......             0       136,110         136,110       -35.9%
                                          ------------   -----------    ------------      ------
 Total..................................  $  8,396,387   $12,549,487    $ 20,945,874        -4.3%
                                          ============   ===========    ============      ======

                                           DATE OF                                   TOTAL
                                           INITIAL     LIQUIDATION                   CASH
                                          INVESTMENT      DATE       STATUS (2)    INVESTED
                                          ----------   -----------   ----------   -----------
 VENTURE CAPITAL
   Alta IV, L.P.........................    11/88                     Ven         $ 1,000,000
   Batterson, Johnson, and Wang L.P.....     1/89                     Ven             500,000
   Columbine Venture Fund II, L.P.......    12/88                     Ven             750,000
   CVM Equity Fund IV, Ltd..............     7/93                     Ven             150,000
   Delphi Ventures, L.P.................     9/88                     Ven           1,000,000
   El Dorado Ventures III, L.P..........     5/91                     Ven             500,000
   Medical Science Partners, L.P........     1/90                     Ven           1,000,000
   Newtek Ventures II...................     9/89                     Ven             803,764
   O.W. & W. Pacrim Investments Limited.     5/93                     Ven             412,345
   Onset Enterprise Associates, L.P.....    10/89                     Ven             485,000
   Spectrum Equity Investors, L.P.......     5/94                     Ven             428,025
   Trinity Ventures IV..................     3/93                     Ven             262,519
   Utah Ventures L.P....................     3/89                     Ven             250,000
                                                                                  -----------
   Total................................                                          $ 7,541,653
                                                                                  ===========
                                                                            CASH        ANNUALIZED
                                           TOTAL CASH     UNREALIZED    RECEIVED PLUS    INTERNAL
                                          RECEIVED TO      VALUE OF      UNREALIZED      RATE OF
                                            DATE (3)     HOLDINGS (4)     VALUE (5)     RETURN (6)
                                          ------------   ------------   -------------   ----------
 VENTURE CAPITAL
   Alta IV, L.P.........................  $  2,790,564   $   225,459    $  3,016,023        23.2%
   Batterson, Johnson, and Wang L.P.....       194,121       264,055         458,176        -1.8%
   Columbine Venture Fund II, L.P.......             0       794,113         794,113         0.9%
   CVM Equity Fund IV, Ltd..............             0       175,216         175,216         4.2%
   Delphi Ventures, L.P.................     1,174,129       363,393       1,537,522         9.0%
   El Dorado Ventures III, L.P..........       106,273       662,372         768,645        13.1%
   Medical Science Partners, L.P........        13,500     1,126,363       1,139,863         1.9%
   Newtek Ventures II...................       278,048       624,436         902,484         2.5%
   O.W. & W. Pacrim Investments Limited.       149,385       262,950         412,335         0.0%
   Onset Enterprise Associates, L.P.....       263,544       984,933       1,248,477        20.2%
   Spectrum Equity Investors, L.P.......        62,868       515,841         578,709        14.2%
   Trinity Ventures IV..................       171,916       185,249         357,165        12.1%
   Utah Ventures L.P....................       347,653        99,903         447,556        11.3%
                                          ------------   -----------    ------------      ------
   Total................................  $  5,552,001   $ 6,284,283    $ 11,836,284         9.8%
                                          ============   ===========    ============      ======

---------------

 * Public company as of 3/31/98. Publicly traded stocks are valued at 3/31/98 closing prices and no liquidity discounts have been taken. This differs from the accounting treatment used on fund Form 10-K reports, where marketable securities are valued using a five-day trading average and liquidity discounts are applied on those securities that have trading restrictions.
(1) The funds included in the above table (TFP3, TFVP4, TFVP5) are only those with objectives most similar to the Fund.
(2)  Act = A Technology Funding sponsored fund still holds an investment in the company.
     Liq = The investment company was sold or no longer held as company ceased operations.
     Pub = The company is now publicly traded and is still held in a Technology
           Funding sponsored fund.
     Ven = Active investment in a Venture Capital L.P. by a Technology Funding sponsored fund.
(3) Represents the total cash received through 3/31/98 by the funds either upon the sale or partial sale of their investment, acquisition of the portfolio company, or note repayments.
(4) For non-public companies, the value of portfolio company securities is generally based on the most recent financing round in which third parties participated. The valuation may be further reduced based on the Investment
     Managers' judgment.
(5) Represents the sum of "Total Cash Received to Date" and "Unrealized Value of Holdings."
(6) Represents the cumulative compounded rate of cash received on cash invested over the time period from the first investment, as indicated, to 3/31/98, assuming that the "Unrealized Value of Holdings" was received in cash on 3/31/98. These calculations of investment rates of return are based on the dates on which each separate investment was made. Prior performance and performance by investment are not an indication of future performance.
(7) Since IRR is -100%, liquidation date is not relevant and, therefore, not presented.

                     INDUSTRY TRACK RECORD AS OF 3/31/97(1)
                         INDUSTRY SUMMARY BY PRIOR FUND

                                                                                                       CASH        ANNUALIZED
                                                           TOTAL      TOTAL CASH     UNREALIZED    RECEIVED PLUS    INTERNAL
                                                           CASH       RECEIVED TO     VALUE OF      UNREALIZED      RATE OF
                                                         INVESTED      DATE (2)     HOLDINGS (3)     VALUE (4)     RETURN (5)
                                                        -----------   -----------   ------------   -------------   ----------
TECHNOLOGY FUNDING PARTNERS III
    Medical Technology & Healthcare..................   $27,838,580   $29,192,066   $ 9,651,524     $38,843,590       10.6%
    Biotech & Pharmaceuticals........................     5,239,786     8,299,557     3,357,845      11,657,401      166.7%
    Information Technology & Communications..........    18,066,836    16,022,373     7,688,707      23,711,081       10.1%
    Environmental & Other............................     8,957,625     3,621,915     1,718,536       5,340,451      -11.9%
    Venture..........................................     4,021,734     4,311,877     2,390,104       6,701,981       10.5%
                                                        -----------   -----------   -----------     -----------      ------
        Total........................................   $64,124,560   $61,447,788   $24,806,716     $86,254,504        9.6%
                                                        ===========   ===========   ===========     ===========      ======
TECHNOLOGY FUNDING PARTNERS IV
    Medical Technology & Healthcare..................   $11,933,359   $46,303,028   $ 3,221,521     $49,524,550       74.4%
    Biotech & Pharmaceuticals........................     8,792,124    22,942,045       675,968      23,618,013       63.2%
    Information Technology & Communications..........    21,523,667    13,436,108     2,319,302      15,755,410       -8.0%
    Environmental & Other............................     6,237,785       169,210     6,712,894       6,882,104        1.7%
    Venture..........................................     2,288,764       949,132     2,588,568       3,537,699        8.6%
                                                        -----------   -----------   -----------     -----------      ------
        Total........................................   $50,775,699   $83,799,523   $15,518,253     $99,317,775       33.9%
                                                        ===========   ===========   ===========     ===========      ======

                                                                                                       CASH        ANNUALIZED
                                                           TOTAL      TOTAL CASH     UNREALIZED    RECEIVED PLUS    INTERNAL
                                                           CASH       RECEIVED TO     VALUE OF      UNREALIZED      RATE OF
                                                         INVESTED      DATE (2)     HOLDINGS (3)     VALUE (4)     RETURN (5)
                                                        -----------   -----------   ------------   -------------   ----------
TECHNOLOGY FUNDING PARTNERS V
    Medical Technology & Healthcare..................   $ 9,818,640   $ 7,143,636   $13,220,445     $20,364,081       33.1%
    Biotech & Pharmaceuticals........................     7,836,213             0     8,061,569       8,061,569        0.7%
    Information Technology & Communications..........     9,101,763     5,053,341     9,803,622      14,856,963       16.7%
    Environmental & Other............................     9,866,199     4,605,263     4,118,057       8,723,320       -5.1%
    Venture..........................................     1,231,155       290,993     1,305,611       1,596,604        8.8%
                                                        -----------   -----------   -----------     -----------      ------
        Total........................................   $37,853,970   $17,093,233   $36,509,305     $53,602,538       12.7%
                                                        ===========   ===========   ===========     ===========      ======

---------------

(1) The funds included in the above table (TFP3, TFVP4, TFVP5) are only those with objectives most similar to the Fund.
(2) Represents the total cash received through 3/31/98 by the fund either upon the sale or partial sale of its investment, acquisition of the portfolio company, or note repayments.
(3) Publicly traded stocks are valued at 3/31/98 closing prices and no liquidity discounts have been taken. This differs from the accounting treatment used on the fund Form 10K reports, where marketable securities are valued using a five-day trading average and liquidity discounts are applied on those securities that have trading restrictions. For non-public companies, the value of portfolio company securities is generally based on the most recent financing round in which third parties participated. The valuation may be further reduced based on Investment Manager's judgement.
(4) Represents the sum of "Total Cash Received to Date" and "Unrealized Value of Holdings."
(5) Represents the cumulative compounded rate of cash received on cash invested over the time period from the first investment to 3/31/98, assuming that the "Unrealized Value of Holdings" was received in cash on 3/31/98. These calculations of investment rates of return are based on the dates on which each separate investment was made. This is not a calculation of the rate of return to an individual limited partner since that calculation would need to be done based on the date when such partner was admitted and would need to include each of such limited partners' pro rata payment of commissions, organization and offering costs, management fees and operating expenses. Prior performance and performance by investment are not an indication of future performance.

                             CONFLICTS OF INTEREST

     The Investment Managers are subject to various conflicts of interest arising out of their relationships with the Fund. Because the Fund was organized and will be operated by the Investment Managers (subject to the supervision of the Directors), these conflicts will not be resolved through arm's-length negotiations but rather through the exercise of the Investment Managers' judgment consistent with their fiduciary responsibilities to the Investors and with the Fund's investment objectives and policies. See "Business of the Fund." These conflicts include the following:

     TRANSACTIONS WITH THE FUND. The compensation described under "Compensation of the Investment Managers and Their Affiliates" was not determined by arm's-length negotiations, although the Directors believe that the amount of such compensation and the other terms and conditions of their relationship with the Fund are reasonable and fair to the Fund. Articles 3 and 4 of the Operating Agreement imposes various constraints on the Investment Managers in their dealings with the Fund, and the terms and conditions of and compensation for services rendered by an Investment Manager to the Fund are intended to be consistent with industry norms. Furthermore, the Investment Company Act contains restrictions as to certain transactions between the Fund and its Affiliates. See "Investment Company Act Regulation." Generally, transactions involving the Fund and Affiliates thereof must receive the prior approval of the SEC and/or the Independent Directors. Moreover, the Investment Managers will be subject to a fiduciary duty to the Fund in evaluating the capabilities, services, and compensation of persons rendering service to the Fund.

     AFFILIATED ENTITY INVOLVED IN MANAGEMENT. TFI, a California corporation formed in 1979, is a co-Investment Manager or co-General Partner with TFL in all of the other public and private funds. Substantially all of the employees for the affiliated group of Technology Funding entities are employed by TFI or a subsidiary of TFI. These entities and their employees may be hired by TFI for various management tasks for the Fund.

     DISTRIBUTION OF SHARES BY AN AFFILIATE. The distribution of the Shares will be managed on a "best-efforts" basis through TFI's wholly-owned subsidiary, TFSC.

     COMPUTER SERVICES PROVIDED BY AN AFFILIATE. Computer services for the Fund will be provided by Technology Administrative Management ("TAM"), a division of TFL. For a number of years, TAM has provided necessary computer services to Technology Funding and its affiliated funds.

     The Investment Managers believe that, over the life of each Fund, TAM can provide such services more effectively and at lower cost than outside service bureaus. TAM accumulates computer costs and then allocates those costs to Technology Funding and its affiliated funds on the basis of actual usage. As part of their overall audits of these affiliated funds, the Investment Managers' independent auditors review the costs allocated for compliance with the various operating agreements.

     INVESTMENT ACTIVITIES. The Investment Managers, their principals, and other funds managed by the Investment Managers will be engaged in making investments similar to the investments that the Fund is expected to make. They may make such investments without making the investment opportunity available to the Fund and without reporting such investments to the Investors, except that investments that are suitable for the Fund will be made available to the funds before they are made available to the Investment Managers. The Investment Managers, upon the request of the Independent Directors, will promptly furnish the Independent Directors with information on a confidential basis as to any venture capital investments made by the Investment Managers for their own account or for any fund for which they act as Investment Manager. Although the other funds managed by the Investment Managers have somewhat differing portfolio objectives or focuses, to the extent an investment opportunity is deemed suitable for more than one fund that has uncommitted funds, the Investment Managers will determine the fund for which the investment is most appropriate based on each fund's existing portfolio and investment focus, and the potential risks and returns of the opportunity. If, in the Investment Managers' opinion, the investment is equally appropriate and co-investment is not advisable, the investment will be made by the Fund whose funds have been uncommitted for the longest period of time. The only other funds managed by the Investment Managers with uncommitted funds currently available for investments similar to the Fund's proposed equity capital investments are TFP3, TFVP4, TFVP5, and Technology Funding Medical Partners I, L.P. These funds will continue to make investments, and the Fund may desire to participate as a co-investor in certain of those investments. See "Co-Investment With Related Funds."

     CO-INVESTMENT WITH RELATED FUNDS. Any co-investments made in a Portfolio Company at the same time with other funds managed by the Investment Managers will be on substantially the same terms and conditions. The Fund also might invest in follow-on fundings of Portfolio Companies in which other funds managed by the Investment Managers have previously invested. Such investments can be made without any approval of the Investors. However, they would require the approval of a majority of the Independent Directors and generally would require an exemptive order from the SEC. There can be no assurance that such order can be obtained. Furthermore, even with such an order, the Fund will not invest in such a Portfolio Company unless a non-affiliated third party is investing at a similar price.

     OTHER ACTIVITIES OF THE INVESTMENT MANAGERS. The Fund will not have independent management or employees and will rely upon the Directors and Investment Managers for management and administration of the Fund and its assets. As a result of their interests in other funds and because they have also engaged in and will continue to engage in other business activities, the Investment Managers and their Affiliates might have conflicts of interest in allocating their time between the Fund and other funds and activities in which they are involved. Conflicts of interest may arise in allocating management time, services, or functions between the Fund and other entities for which the Investment Managers and their Affiliates may provide services; nevertheless, the Investment Managers believe that they and their Affiliates have or can attract sufficient personnel to perform all their responsibilities to the Fund. Further, the Investment Managers have legal and financial obligations with respect to their other funds that are similar to their obligations with respect to the Fund. As Investment Managers, they also have liability for the obligations of such funds and of the Fund. The Operating Agreement provides that the Investment Managers are required to devote only such time as they deem necessary to the Fund. Thus, the Fund has no contractual or other right to such services prior to any other party.

     TIMING OF DISPOSITION OF FUND INVESTMENTS. The Investment Managers have an interest in the profits and losses of the Fund as set forth under "Allocations of Profits and Losses" and "Distributions." The Investment Managers' interests may in some cases be inconsistent with the interests of the Investors with respect to the timing of disposition of Fund investments; however, the acts of the Investment Managers are subject to supervision by the Directors. The Directors are subject to a fiduciary duty (as described in the

Operating Agreement) to the Fund in evaluating decisions as to the retention and disposition of the Fund's investments.

     LEGAL AND ACCOUNTING REPRESENTATION. Counsel and accountants for the Fund and for the Investment Managers and their Affiliates have generally been the same. The attorneys and other professionals who perform services for the Fund can be expected to continue to perform services for the Investment Managers. If a conflict arises and cannot be resolved, or if the consent of the respective parties cannot be obtained to the continuance of such dual representation after full disclosure of such conflict, such professionals will withdraw from the representation of one or both of the parties with conflicting interests with respect to the matter involved. Counsel and accountants for the Fund and the Investment Managers have not acted on behalf of prospective investors or conducted a review or investigation on their behalf. Each prospective investor should consult with its own counsel and investment advisors with respect to an investment in the Fund.

     CONFLICTS WITH PORTFOLIO COMPANIES. The interests of a particular Portfolio Company may, from time to time, conflict with those of the Fund or the Investors. If the Investment Managers become actively involved in the management of a Portfolio Company, to the extent of their authority and consistent with their fiduciary obligations, if any, to the Portfolio Company, the Investment Managers intend to resolve such conflicts of interest in what they consider to be the best interests of the Fund.

     INVESTMENT MANAGERS' REPRESENTATION OF FUND IN TAX AUDIT PROCEEDINGS. TFI is designated as the Fund's "Tax Matters Partner" and is authorized and directed by the Operating Agreement to represent the Fund and its Investors in connection with all examinations of the Fund's affairs by tax authorities, including resulting administrative or judicial proceedings, and to expend Fund assets in doing so. Such proceedings may involve or affect other funds for which the Investment Managers act as Investment Managers. In such situations, the positions taken by the Investment Managers with respect to the fund that is subject to the examination may have a different or adverse effect on the Fund. Any decisions made by the Investment Managers with respect to such matters will be made in good faith consistent with the Investment Managers' fiduciary duties to the Fund and its Investors being examined, as well as to all other funds and their Investors, for which the Investment Managers may be acting as Investment Managers.

                                INDEMNIFICATION

     Article 10 of the Operating Agreement provides for indemnification of the Investment Managers by the Fund as described in "Additional Aspects of the Fund -- Indemnification and Limitation of Liability of the Investment Managers by the Fund." Investors might have a more limited right of action against the Investment Managers than they would ordinarily have absent these provisions in the Operating Agreement. To the extent that such provisions purport to provide indemnification for liabilities arising under the Securities Act of 1933, the SEC is of the opinion that such indemnification is contrary to public policy and therefore unenforceable. The extent to which such provisions are enforceable under Delaware law is unclear. In addition, the provisions of Section 17(i) under the 1940 Act will apply to the Investment Managers in the case of willful misfeasance, bad faith, or gross negligence, in the performance of their duties, or by reason of their reckless disregard of their obligations and duties under such contract or agreement.

                                TAX INFORMATION

     The following discussion summarizes the significant federal income tax considerations in connection with an investment in the Fund by individuals who are United States citizens or resident aliens. It is not feasible to comment on all of the federal, state, and local income tax consequences resulting from the organization of the Fund and the conduct of its contemplated operations. THESE TAX CONSEQUENCES CAN VARY SIGNIFICANTLY WITH THE PARTICULAR SITUATION OF EACH INVESTOR. MOREOVER, THE RELEVANT TAX PROVISIONS ARE COMPLEX AND SUBJECT TO CHANGE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT SUCH INVESTOR'S OWN TAX ADVISOR AS TO THE INCOME AND OTHER TAX CONSEQUENCES TO SUCH INVESTOR OF AN INVESTMENT IN THE FUND.

     This discussion was reviewed by Morgan, Lewis & Bockius LLP ("MLB"), counsel for the Fund; MLB believes that the discussion addresses the significant federal income tax aspects of an investment in the Fund; however, MLB expresses no opinion regarding the outcome of specific issues, except where opinions are expressly stated. This discussion and the opinion of MLB referred to herein are based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the "IRC"), and on the applicable Treasury regulations thereunder (including proposed regulations), administrative rulings and procedures, and judicial decisions. There is no assurance that the present federal income tax laws or regulations affecting the Fund and its proposed operations will not be changed by new legislation or regulations that could affect Investors adversely or that the IRS will agree with the interpretation of the current federal income tax laws and regulations summarized below.

                                  FUND STATUS

     CLASSIFICATION OF THE FUND. The Fund has been advised by Morgan, Lewis & Bockius LLP, counsel to the Fund, that under Treasury Regulations, the Fund will be treated as a partnership, as opposed to a corporation, for federal tax purposes unless the Fund affirmatively elects to be treated as a corporation for federal tax purposes. The Investment Managers have no intention of making such an election and do not anticipate any circumstances under which such an election would be made. If the Fund were treated as a corporation for federal income tax purposes, all of its income would be subject to tax at corporate rates, distributions to investors generally would be taxable as dividends, and investors would not be entitled to report any portion of the income or loss of the Fund on their returns.

     PUBLICLY-TRADED FUNDS. The Revenue Act of 1987 ("1987 Tax Act") contains a number of provisions affecting the tax treatment of so-called "publicly-traded" partnerships ("PTPs"). Most significantly, under the 1987 Tax Act, a PTP is generally treated as a corporation for federal income tax purposes. If the Fund were treated as a corporation for federal income tax purposes, there would be potentially adverse consequences to the Investors unless the Fund elected to be treated as a regulated investment company ("RIC").

     In particular, (i) an Investor's share of the income, gain, losses, deductions, and tax credits of the Fund would not be includible in that Investor's federal income tax return, (ii) any income or gain of the Fund would be subject to federal income tax at the rates applicable to corporations, and
(iii) distributions by the Fund to the Investors, other than liquidating distributions, would constitute dividend income to the extent of the earnings and profits of the Fund. Distributions reclassified as dividends would be taxed as ordinary income to the Investors, and the payment would not be deductible by the Fund in computing its taxable income.

     A Fund is considered "publicly-traded" only if (i) interests in such Fund are traded on an established securities market or (ii) interests in such Fund are readily tradable on a secondary market (or the substantial equivalent thereof). The legislative history of the 1987 Tax Act states that an established securities market includes any national securities exchange registered under the Securities Exchange Act of 1934 or exempted from registration because of the limited volume of transactions, any local exchange, and any over-the-counter market. The Fund Shares will not be traded on an established securities market.

     The legislative history of the 1987 Tax Act also states that a secondary market in a Fund's interests is generally indicated by the existence of a person making a market in such interests. The substantial equivalent of a secondary market exists where the holder of an interest has a readily available, regular and ongoing opportunity to sell or exchange his interest through a public means of obtaining or providing information of offers to buy, sell or exchange interests. However, unless the offers to buy or sell such interests are normally accepted in a timeframe comparable to that which would be available on a secondary market, the interests will not be considered readily tradable on the substantial equivalent of a secondary market.

     IRS regulations provide certain safe harbors that, if satisfied by a Fund, will result in interests in the Fund not being treated as readily tradable on a secondary market or the substantial equivalent thereof. The Operating Agreement restricts sales of Fund Shares to the extent necessary to avoid the creation of a secondary market (or the substantial equivalent thereof) for the Shares and is designed to comply with the safe harbors of the IRS regulations. The Investment Managers have represented that they intend to exercise their discretion regarding transfers of Fund Shares in a manner designed to prevent the Fund from becoming a PTP. Based on the Operating Agreement and these representations, MLB is of the opinion that the Fund will be treated as a partnership for federal income tax purposes rather than a publicly-traded partnership taxable as a corporation.

            FEDERAL INCOME TAXATION OF FUNDS AND INVESTORS GENERALLY

     INVESTORS, NOT FUND, SUBJECT TO TAX. Under present law, a LLC which is treated for federal income tax purposes as a partnership incurs no federal income tax liability. Instead, each Investor is required to report on such Investor's federal income tax return such Investor's distributive share of the Fund's income, gains, losses, deductions, and credits for the taxable year of the Fund ending with or within such Investor's taxable year, without regard to any Fund distributions. It is possible that an Investor could recognize income from Fund operations but not receive any cash distributions from the Fund to pay the tax with respect to that income. The receipt of a cash distribution from the Fund by an Investor results in the recognition of gain to the Investor only to the extent the cash distribution exceeds the Investor's adjusted tax basis for that Investor's interest in the Fund.

     ALLOCATIONS OF PROFIT AND LOSS. An Investor's distributive share of Fund income, gain, deduction, loss, or credit for federal income tax purposes generally is determined in accordance with the provisions of the Operating Agreement; however, if an allocation in an Operating Agreement does not have "substantial economic effect" under IRC Section 704, the IRS can reallocate the items "in accordance with the Investor's interest in the Fund (determined by taking into account all facts and circumstances)."

     The regulations under IRC Section 704 provide three ways in which an allocation contained in a Operating Agreement will be respected for federal income tax purposes: first, if the allocation has substantial economic effect as specifically determined thereunder; second, if, taking into account all facts and circumstances, the allocation is in accordance with the Investor's interest in the Fund; and third, if the allocation is deemed to be in accordance with the Investor's interest in the Fund under certain special rules.

     In general, an allocation of income, gain, loss, or deduction (or item thereof) to an Investor will have economic effect under the regulations if, and only if, (i) the allocation is reflected in that Investor's capital account, which capital account is maintained in accordance with the regulations; (ii) liquidation proceeds are, throughout the term of the Fund, to be distributed in accordance with the Investors' positive capital account balances; and (iii) any Investor with a deficit in that Investor's capital account following the liquidation of that Investor's interest is required to restore the amount of the deficit to the Fund by the later of the end of the taxable year of the liquidation or 90 days after the liquidation. Where an investor has no obligation to restore a deficit in that Investor's capital account, an allocation will still be considered to have economic effect if the Operating Agreement contains a so-called "qualified income offset" and the allocation does not cause or increase a deficit balance in such Investor's capital account.

     In order for the economic effect of an allocation to be considered substantial, the regulations require that the allocation must have a reasonable possibility of substantially affecting the dollar amounts to be received by the Investors, independent of tax consequences. In applying the substantiality test, tax consequences that result from the interaction of the allocation with such Investor's tax attributes that are unrelated to the Fund must be taken into account.

     Under the Operating Agreement, allocations are reflected by appropriate adjustments to the Investors' capital accounts, and liquidation proceeds are distributed in accordance with the Investors' positive capital account balances throughout the term of the Fund. The Operating Agreement requires the restoration of negative capital accounts by the Investment Managers upon liquidation. Although the Investors are not obligated to restore any deficit capital account balance on liquidation, such a deficit balance should not arise since the Operating Agreement prohibits the allocation of losses to an Investor to the extent such an allocation would result in a deficit capital account balance. The Operating Agreement does contain a "qualified income offset" provision as required by the regulations. In addition, it would appear that the allocations under the Operating Agreement affect the dollar amounts to be received by the Investors, independent of tax consequences. In the opinion of MLB, allocations made pursuant to the Operating Agreement should be respected for federal income tax purposes. If the IRS were successful in contending that any Fund allocations should not be respected for federal income tax purposes, such a determination could result in reallocation between the Investment Managers and the Investors of a part of the Fund's income, gains, losses, deductions, and credits in a manner that could have an adverse effect on the Investors.

                          TAXATION OF FUND OPERATIONS

     GENERAL. One of the Fund's principal sources of income is expected to be from the sale of equity interests in the Portfolio Companies. The sale by the Fund of any equity interest purchased from a Portfolio Company should result in capital gain or loss to the Investors. Net capital gains are currently taxed at a preferential maximum rate of 28% for individuals.

                    LIMITATIONS ON DEDUCTION OF FUND LOSSES

     ADJUSTED BASIS. An Investor is entitled to deduct on that Investor's federal income tax return his or her distributive share of a Fund loss, but not in excess of the Investor's adjusted basis for his or her interest in the Fund (and subject to the other loss limitations discussed below). The adjusted basis in an Investor's Fund interest is equal to the amount of cash and the adjusted basis of any property net of liabilities which that Investor contributed to the Fund, decreased (but not below zero) by distributions to the Investor from the Fund (including constructive cash distributions resulting from a decrease in the Investor's share of Fund liabilities), decreased by the Investor's distributive share of Fund losses, and increased by that Investor's distributive share of Fund taxable income.

     If an Investor's distributive share of a Fund loss for any Fund taxable year exceeds the adjusted basis in the Investor's Fund interest at the end of that taxable year, such excess may not be deducted at that time but may be carried over and deducted in any later year if, and to the extent, the adjusted basis in the Investor's Fund interest at the end of the later taxable year otherwise exceeds zero (and subject to the other loss limitations discussed below).

     PASSIVE LOSSES. IRC Section 469 provides, in part, that losses from trade or business and related activities in which the taxpayer does not materially participate -- so-called "passive losses" -- are deductible only up to the aggregate income generated by those types of activities -- so-called "passive income." Losses allocated to the Investors that are attributable to trade or business expenses or losses of the Fund may constitute passive losses. These losses will not be available to offset an Investor's income from wages, portfolio investments (including interest on the Fund's uninvested funds), or active trade or business activities in which such Investor materially participates. Unused passive losses of an Investor can be carried over to offset passive income received in future years. In addition, upon a fully taxable disposition of a taxpayer's entire interest in a passive activity to an unrelated party, the amount of any deferred losses will be allowed against income that is not from a passive activity, after first being applied to passive income in the year of disposition. See, however, the capital loss rules discussed below.

     Gain or loss from the sale or disposition of equity investments held by the Fund likely will not constitute passive income or loss; thus, gain, if any, may not be offset by an Investor's prior or current passive losses. See "Passive Losses" above. Instead, such gain or loss likely will be considered attributable to property held for investment.

     CAPITAL LOSSES. Capital losses of individuals in excess of $3,000 are deductible only against capital gains, although the excess capital losses may be carried forward indefinitely.

     NON-TRADE OR BUSINESS EXPENSES. Expenses incurred in connection with an investment that is not considered a trade or business are deductible by individuals, if at all, under IRC Section 212. Under IRC Section 67, IRC Section 212 expenses are deductible by an individual Investor only to the extent such deductions (along with other so-called "miscellaneous itemized deductions") exceed 2% of such Investor's adjusted gross income. The Fund expenses (including fees) passed through to the Investors would be subject to this limitation if they were considered not to be incurred in a trade or business.

     There is substantial uncertainty whether the activities of the Fund will constitute a trade or business as that concept has been interpreted by the IRS and the courts. Because of the factual nature of this determination, MLB has expressed no opinion on the extent to which the Fund's expenses would be considered incurred in a trade or business. Potential investors should be aware that all or a substantial portion of the Fund's expenses may be subject to the limits of IRC Section 67; if so, such expenses would be deductible only to the extent that the Investor's aggregate miscellaneous itemized deductions (including such expenses) exceeded 2% of such Investor's adjusted gross income.

     INVESTMENT INTEREST EXPENSE. IRC Section 163(d) generally limits the amount of investment interest (i.e., interest incurred to purchase or carry property held for investment) that a noncorporate taxpayer can deduct. The deduction is limited to the amount of such taxpayer's investment income. However, the investment interest deduction is not a miscellaneous itemized deduction under IRC Section 67, and thus, is not subject to the limitation that it exceed 2% of a taxpayer's adjusted gross income in order to be deductible. Investment interest that cannot be deducted for federal income tax purposes for any year because of the foregoing limitation may, subject to further limitations, be carried over and treated as investment interest paid in succeeding taxable years.

     It should be anticipated that interest paid by the Fund on any borrowings, as well as any interest paid by an Investor on borrowings incurred to purchase a Share, may be considered "investment interest." Any investment income from the Fund passed through to the Investors would qualify as investment income that would increase the amount of investment interest that each Investor would be able to deduct.

     The foregoing rules will not apply to the extent losses from the Fund constitute "passive losses" as described above. In such case, interest expense (either of the Fund or of a Investor) attributable to the passive activity in question will be treated as a passive activity deduction and not as investment interest.

                        SALE OF AN INTEREST IN THE FUND

     The sale or exchange of a Fund interest ordinarily results in a capital gain or loss, but can result in the recognition of ordinary income under certain circumstances. IRC Section 751 treats gain on the sale of a Fund interest that is attributable to either (i) unrealized receivables of the Fund or (ii) substantially appreciated Fund inventory as ordinary income. It is not anticipated that the Fund will have significant amounts, if any, of unrealized receivables or inventory.

                        FUND ORGANIZATIONAL EXPENDITURES

     Expenses of organizing the Fund (Organizational Expenses) are not deductible by the Fund or any Investor. The Fund may elect to amortize organizational expenses over a period of not less than 60 months.

                                 MANAGEMENT FEE

     The Operating Agreement provides for payment to the Investment Managers of a Management Fee. If the Management Fee is deductible only under IRC Section 212, Investors would be subject to the limitations under IRC Section 67 described above under "Limitations on Deduction of Fund Losses -- Non-Trade or Business Expenses." The IRS could contend that a portion of the Management Fee represents a nondeductible syndication cost or an amortizable organizational expense. If the IRS were successful in this argument, the deductions allocated to the Investors would be decreased.

                            ALTERNATIVE MINIMUM TAX

     The IRC provides for an alternative minimum tax to be paid by corporate and individual taxpayers to the extent such tax exceeds the taxpayer's regular federal income tax liability. Alternative minimum taxable income is generally the taxpayer's taxable income as recomputed using certain adjustments plus the amount of the taxpayer's items of tax preference. In determining alternative minimum taxable income, passive activity losses, as recomputed, are not deductible. In addition, investment interest in excess of investment income is not allowable as a deduction against alternative minimum taxable income even if deductible in computing regular tax liability. In general, an investment in the Fund is not expected to generate material items of tax preference for individuals.

     The application of the alternative minimum tax depends on the facts and circumstances of each taxpayer's situation and the computation of such tax is complicated. Each prospective investor is urged to consult his or her tax advisor to determine whether he or she will be subject to the alternative minimum tax and the potential effects thereof on an investment in the Fund.

                            MISCELLANEOUS PROVISIONS

     NO SECTION 754 ELECTION. Due to the tax accounting burden such election imposes, the Fund does not intend to file an election under IRC Section 754 to adjust the basis of Fund property in the case of a transfer of a Share or the distribution of property by the Fund. As a consequence, a transferee might be subject to tax upon the portion of the proceeds of a sale or disposition of Fund equity securities that represents, as to that transferee, a return of capital. This decision not to file an election may adversely affect the price that potential transferees would be willing to pay for the Shares.

     INTEREST AND PENALTIES. If Fund income or loss is subsequently adjusted by the IRS, the Investors will be subject to interest on any deficiency from the due date of the original return. Additionally, a penalty equal to 20% of the understatement may be imposed for the "substantial understatement" of tax liability even if the taxpayer was not negligent or fraudulent in filing the taxpayer's tax return. "Substantial understatement" is defined as an understatement for the taxable year that exceeds the greater of 10% of the required tax or $5,000 ($10,000 for most corporations).

     FUND AUDIT RULES. The tax treatment of Fund items of income and deduction generally will be determined at the Fund level. Investors will be required to file their tax returns in a manner consistent with the information returns filed by the Fund, unless the Investor files a statement with such Investor's tax return describing any inconsistency. In addition, TFI will be the Fund's "tax matters partner" and as such will have authority to make certain decisions with respect to any IRS audit and any court litigation relating to the Fund. In general, the law limits the rights of less than one percent partners to participate in such proceedings without notifying the IRS and the tax matters partner.

     POSSIBLE CHANGES IN FEDERAL INCOME TAX LAWS. The federal income tax matters discussed herein and the opinion of MLB regarding federal income tax matters are based on the laws in effect on the date of this Prospectus; however, tax laws are subject to frequent changes. When these changes occur, the adopted statutes, regulations, rulings, and judicial decisions may also be made retroactive. Accordingly, there can be no assurance that future changes in the IRC, Treasury regulations, IRS rulings, or judicial decisions will not adversely affect an Investor's investment in the Fund. The content of any future tax legislation is impossible to predict; therefore, prospective investors are urged to consult their own tax advisors regarding the possible tax consequences of future legislation on their investment in the Fund.

                       TAX TREATMENT OF FOREIGN INVESTORS

     The federal income tax treatment of nonresident foreign individuals and foreign corporations is complex and will vary according to each such Investor's particular circumstances. Prospective foreign investors are urged to consult their tax advisors with regard to (i) the tax treatment by their country of residence and

(ii) the impact of United States federal, state, and local income, estate, and gift tax laws on an investment in the Fund. The Fund reserves the right to refuse subscriptions from non U.S. residents.

                            STATE LAW CONSIDERATIONS

     The Fund may operate in states and localities that impose a tax on the Fund's assets or income based on the Fund's activities in those jurisdictions. An Investor may be subject to an obligation to file tax returns and pay income taxes (including, in some jurisdictions, a minimum tax) and estate or inheritance taxes in states and localities in which the Fund does business as well as in the Investor's own state of domicile. In particular, an Investor who is a nonresident of California may be required to file tax returns in California and may be obligated to pay California income tax on that Investor's share of Fund income attributable to California. Depending on applicable state and local laws, deductions that are available to the Fund and the Investors for federal income tax purposes may not be available for state and local income tax purposes. In addition, corporations investing in the Fund may become subject to a corporate income tax including a corporate minimum tax in those states in which the Fund conducts business, as a result of their investment in the Fund. Investors are urged to consult their tax advisors with respect to these matters.

                              ERISA CONSIDERATIONS

     The provisions of the Employee Retirement Income Security Act of 1974, as amended, are extremely complex. Consequently, investors that are subject to ERISA should consult with their own advisors prior to investing in the Fund.

     A fiduciary of a pension, profit-sharing or other employee benefit plan (an "Employee Plan") subject to the Employee Retirement Income Security Act of 1974 (ERISA) should consider fiduciary standards under ERISA in the context of the Employee Plan's particular circumstances before authorizing an investment of all or any portion of such Employee Plan's assets in shares of the Fund. Among other factors, such fiduciary should consider (i) whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA, (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (iii) whether the investment is in accordance with the documents and instruments governing the Employee Plan as required by Section 404(a)(1)(D) of ERISA, (iv) whether a prohibited transaction is violation of Section 406 of ERISA or Section 408(e)(2) or 4975 of the IRC will occur and (v) how the definition of the term "plan assets" under ERISA and the Department of Labor regulations regarding the definition of "plan assets" affect the proposed investments. In addition, persons who control the investments of individual retirement accounts ("IRAs") should consider the applicable items listed above.

     Neither ERISA nor the IRC defines "plan assets." However, under regulations promulgated by the Department of Labor, the assets of certain pooled investment vehicles, including certain partnerships, may be treated as "plan assets." If the assets of the Fund were deemed to be "plan assets" of Employee Plans or IRAs that owned shares, (i) the prudence standards and other provisions of ERISA will extend to investments made by the Fund; (ii) the person or persons who have investment discretion over the assets of Employee Plans that invest in the Fund will be liable under ERISA for investments made by the Fund that do not conform to such ERISA standards; and (iii) certain transactions that the Fund might enter into in the future in the ordinary course of its business and operation might constitute prohibited transactions of an Employee Plan or IRA under ERISA and the IRC. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of Employee Plans or IRA's, may also result in the imposition of an excise tax under the IRC upon the disqualified person participating in the prohibited transaction, or result in disqualification of the IRA.

     The Fund's assets would not be considered to be "plan assets" under ERISA and the Department of Labor regulations so long as, inter alia, the Shares are "publicly-offered securities" or the Fund qualifies as a "venture capital operating company" within the meaning of such regulations. Under the regulations, an Interest, such as a Fund Share, will be considered a "publicly-offered security" if such security is widely held, freely transferable, and either (i) part of a class of securities registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold to a plan pursuant to an effective registration statement under the

Securities Act of 1933, as amended (the "Act"), provided that such securities sold are thereafter registered under the Securities Exchange Act of 1934 within a specified time period.

     The Investment Managers believe that, under the regulations, Fund Shares will be deemed "publicly-offered securities." Moreover, the Investment Managers also expect the Fund to qualify as a "venture capital operating company." Therefore, the Fund's underlying assets should not be deemed to be "plan assets."

                       INVESTMENT COMPANY ACT REGULATION

     The Small Business Investment Incentive Act of 1980 became law on October 21, 1980. This law modified the provisions of the Investment Company Act that are applicable to an entity, such as the Fund, that elects to be treated as a BDC. The Fund elected to be treated as a BDC on March 25, 1997, and, as such, is considered to be a closed-end, nondiversified investment company as those terms are defined under the Investment Company Act. The Fund may not withdraw its election without first obtaining the approval of a Majority in Interest of the Investors. The following is a brief description of the Investment Company Act, as modified by the Small Business Investment Incentive Act of 1980, and is qualified in its entirety by reference to the full text of the Investment Company Act and the rules thereunder.

     A BDC must be operated for the purpose of making investments in securities of the types required by the Investment Company Act, which types include certain present and former "eligible portfolio companies" and certain bankrupt or insolvent companies. A BDC need not invest in all of the possible types of securities. BDCs must also make available significant managerial assistance to Portfolio Companies. An eligible Portfolio Company generally is a United States company that is not an investment company (except for wholly-owned Small Business Investment Companies licensed by the Small Business Administration) and that (i) does not have a class of securities registered on a national securities exchange or included in the Federal Reserve Board's over-the-counter margin list, (ii) is actively controlled by the BDC either alone or as part of a group acting together and an affiliate of the BDC is a member of the portfolio company's board of directors, or (iii) meets such other criteria as may be established by the SEC. Control, under the Investment Company Act, is presumed to exist where the BDC owns 25% of the outstanding voting securities of the investee.

     The Investment Company Act prohibits or restricts the Fund from investing in certain types of companies, such as brokerage firms, insurance companies, and investment banking firms. Moreover, the Investment Company Act limits the type of assets that the Fund may acquire to "qualifying assets" and certain assets necessary for its operations (such as office furniture, equipment, and facilities) if, at the time of the acquisition, less than 70% of the value of the Fund's assets consists of qualifying assets. Qualifying assets include: (i) securities of companies that were eligible Portfolio Companies at the time that the Fund acquired their securities; (ii) securities of bankrupt or insolvent companies that are not otherwise eligible Portfolio Companies; (iii) securities acquired as follow-on investments in companies that were eligible at the time of the Fund's initial acquisition of their securities but are no longer eligible, provided that the Fund has maintained a substantial portion of its initial investment in those companies; (iv) securities received in exchange for or distributed on or with respect to any of the foregoing; and (v) cash items, government securities, and high-quality, short-term debt. The Investment Company Act also places restrictions on the nature of the transactions in which, and the persons from whom, securities can be purchased in order for the securities to be considered qualifying assets.

     The Fund is permitted by the Investment Company Act, under specified conditions, to issue multiple classes of senior debt and a single class of Fund interests senior to the Shares if its asset coverage, as defined in the Investment Company Act, is at least 200% after the issuance of the debt or the Fund interests. In addition, provision must be made to prohibit any distribution to Investors or the repurchase of any Shares unless the asset coverage ratio is at least 200% at the time of the distribution or repurchase.

     After this offering, the Fund may sell its securities at a price that is below the prevailing net asset value per Share only upon the approval of the policy by the holders of a majority of its voting securities, including a majority of the voting securities held by nonaffiliated persons, at its last annual meeting. In addition, the Fund may repurchase its Shares, subject to the restrictions of the Operating Agreement and Investment Company Act.

     Under the Investment Company Act as amended by the Small Business Investment Incentive Act of 1980, certain of the transactions involving the Fund and its Affiliates (as well as Affiliates of those Affiliates) that would previously have been prohibited without the prior approval of the SEC require the prior approval of a majority of the Independent Directors and a majority of the Independent Directors having no financial interest in the transactions. Transactions involving certain closely affiliated persons of the Fund, including its Investment Managers, still require the prior approval of the SEC. In general, (i) any person who owns, controls, or holds with power to vote, more than 5% of the outstanding Shares, (ii) any director, executive officer, or general partner of that person, and (iii) any person who directly or indirectly controls, is controlled by, or is under common control with, that person, must obtain the prior approval of a majority of the Independent Directors and, in some situations, the prior approval of the SEC, before engaging in certain transactions involving the Fund or any Portfolio Company controlled by the Fund. The Investment Company Act generally does not restrict transactions between the Fund and its Portfolio Companies.

     In accordance with the Investment Company Act, a majority of the Directors are not interested persons as defined in the Act. See "Management of the Fund."

                             TERMS OF THE OFFERING

     PLAN OF DISTRIBUTION. The Shares are being offered and sold on a best efforts basis through TFSC, a wholly-owned subsidiary of TFI, a registered member of the NASD, to prospective investors who represent that they meet the suitability standards set forth under "Suitability Considerations." The purchase price of Shares is payable upon subscription in cash, by credit card, ACH transfer or check. See "Risk Factors" for information on the use of credit cards as a payment method.

     TFSC will promptly deposit all funds received from customers directly to the Fund's bank accounts directly. TFSC will be the only entity distributing the Shares and will not enlist the assistance of any other broker-dealer or wholesaler.

     There will be no minimum offering. If the Fund is unable to sell 1,000,000 Shares, the Fund will have fewer investments and greater risk than the Investment Managers anticipate.

     No fractional Shares will be sold. Subscriptions may be rejected in whole or in part by the Fund at any time within 30 days after the receipt by the Fund of the Subscription Agreement. If any subscription is rejected, all monies paid by the subscriber will be returned to the subscriber within 10 business days. Subscriptions need not be accepted in the order received. The Fund reserves the right to reduce any subscription and to allocate subscriptions received in the event that the Shares are oversubscribed.

     This offering is being conducted in compliance with Rule 2810 of the NASD Conduct Rules for direct participation programs and the total amount of all items of compensation from whatever source payable to underwriters, broker/dealers, or affiliates thereof, which are deemed to be in conjunction with or related to the distribution of the public offering will not exceed 10.5% of the proceeds received in compliance with the rule. Additionally, TFSC has performed the necessary due diligence of the Investment Managers as described in Rule 2810(b)(3) of the NASD Conduct Rules.

     Personnel performing TFSC functions will receive salaries in connection with their distribution activities. TFI will receive an investment management fee in connection with its management of the assets of the Fund's portfolio and the other assets of the Fund. Certain TFSC personnel will overlap with TFI personnel in their performance of ongoing management services to the Fund. TFSC personnel will receive a salary paid by TFI and TFCC in connection with their distribution activities. TFSC personnel may also receive compensation in connection with their responsibilities as employees of TFI and other affiliates of TFSC.

                         ADDITIONAL ASPECTS OF THE FUND

     The Operating Agreement governs the relationships, rights, and obligations of the Investors in the Fund. The following is intended only as a summary of certain provisions of the Operating Agreement not discussed elsewhere in this Prospectus. THE STATEMENTS MADE HEREIN DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED BY REFERENCE TO THE OPERATING AGREEMENT. PROSPECTIVE INVESTORS SHOULD STUDY THE ENTIRE OPERATING AGREEMENT (ATTACHED AS EXHIBIT A) BEFORE SIGNING THE SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY.

     FUND CAPITAL. Except as specifically provided in the Operating Agreement, no Investor is entitled to interest on any Capital Contribution to the Fund or on such Investor's Capital Account. Except as otherwise provided in the Operating Agreement, no Investor has the right to withdraw, or to receive any return of, such Investor's Capital Contribution. Without the consent of all Investors, no Investor has the right to receive property other than cash in return for such Investor's Capital Contribution. No Investor is required to make any additional Capital Contributions to the Fund. See "Limited Liability of Investors" below.

     THE DIRECTORS. The Directors consist of the Independent Directors and the Affiliated Directors. The Directors will call bi-annual meetings of the Investors for the purpose of voting upon the approval and election of Directors. At each bi-annual approval and election of Directors, the Directors will be approved and elected to hold office for a term of two years from their approval and election or until their successors are approved and elected. Directors may succeed themselves in office. The Directors may designate successor Directors to fill vacancies created by the retirement, withdrawal or removal of a Director by the Directors pursuant to the Operating Agreement. The Investors may approve and elect a successor to a removed Affiliated Director prior to or as of the effective date of such removal by the consent or affirmative vote of a Majority in Interest of the Investors, or such greater number as may be required by law (in either case, subject to the condition described in "Voting Rights of Investors" below).

     The number of Independent Directors will initially be three and will be fixed from time to time by the Independent Directors. However, the number of Independent Directors will not be less than three or more than nine. A majority of the Directors will at all times be Independent Directors. If at any time the number of Independent Directors is less than a majority of the Directors, the remaining Directors will, within 90 days thereafter, designate one or more successor Independent Directors so as to restore the number of Independent Directors to a majority of the Directors. Any successor Independent Director will hold office until his or her successor has been approved and elected or until his or her removal or withdrawal. In the event that no Directors remain, the Investment Managers will, within 90 days, call a meeting of Investors for the purpose of approving and electing successor Independent Directors.

     The Directors will have exclusive management and control of the business of the Fund, and will have the authority, on behalf of the Fund, to do all things that, in their sole judgment, are necessary or appropriate to carry out their duties, except as the Operating Agreement may expressly limit such powers. Subject to the asset coverage restrictions of the Investment Company Act, the Directors have the power and authority to authorize the Investment Managers to borrow on behalf of the Fund on such terms as they deem appropriate (but not in excess of 50% of Investor Capital Contributions) and to secure such borrowings by granting security interests in any Fund assets, including interests in the Portfolio Companies. The Directors also have the power and authority to authorize the Investment Managers to invest Fund capital as they deem appropriate, and to sell, trade, or exchange any Fund assets (including the Fund's interests in Portfolio Companies), or to abandon any of them, at such times and for such consideration as they deem appropriate, subject only to certain restrictions discussed below.

     Subject to the supervision of the Directors, the Investment Managers have exclusive power and authority, among other things, to manage and control the venture capital investments of the Fund, including, but not limited to, the power to make all decisions regarding the Fund's venture capital investment portfolio and to find, evaluate, structure, monitor, sell and liquidate, upon dissolution or otherwise, such investments, approve or guarantee Portfolio Company borrowings, and provide, or arrange for the provision of, managerial assistance to Portfolio Companies.

     WITHDRAWAL AND REMOVAL OF THE INVESTMENT MANAGERS. The Investment Managers have the right to withdraw from the Fund only if a Majority in Interest of the Investors has consented to the appointment of a successor Investment Manager. A Majority in Interest of the Investors has the power to remove both Investment Managers and to admit another person or entity to be a successor Investment Manager to the Investment Managers concurrently therewith being removed. A majority of the Directors may also remove the Investment Managers.

     Each of the Directors has the right to withdraw from the Fund at any time by notice to the Directors. In such event, the remaining Directors will appoint a replacement Director, who will hold office until such Director's successor has been approved and elected.

     In the event of the removal of the Investment Managers, the venture capital investments of the Fund will be appraised by two independent appraisers, one chosen by the Investment Managers and one by the Directors. Assuming the Fund receives a favorable exemptive order from the SEC, the Investment Managers will receive a final allocation of Net Profit or Net Loss as if all unrealized capital gains or losses were realized and an allocation of Net Profit or Net Loss was made at that time. If the Capital Accounts of the Investment Managers have a positive balance after such allocation, the Fund will deliver a promissory note (which note shall mature in not less than five years with equal installments each year) in the amount of such balance, less their Capital Contributions, to the Investment Managers payable out of 20% of any available cash before any distribution. If such Capital Accounts have a negative balance, the Investment Managers will pay cash to the Fund equal to such negative balance. Thereafter, the Investment Managers' Fund interests will become Investors' Fund interests.

     INCAPACITY OF THE INVESTMENT MANAGERS. In the event of the incapacity of an Investment Manager, the business of the Fund will be continued by the remaining Investment Manager. The remaining Investment Manager may designate a new Investment Manager, who would serve until the successor has been approved and elected.

     VOTING RIGHTS OF INVESTORS. The Investors cannot participate in the management or control of the Fund. However, the Operating Agreement provides that, subject to certain conditions described below, the Investors may vote on or approve certain Fund matters. Upon notification to the Investment Managers, Investors may, at their expense, obtain a list of the names and addresses (if known) of all of the Investors for a purpose reasonably related to such Investor's interest as an Investor of the Fund.

     Subject to the provisions described below, the Investors may: (i) approve and elect or disapprove and remove the Directors and the Investment Managers;
(ii) approve or disapprove proposed changes in the nature of the Fund's business so as to cause the Fund to cease to be, or to withdraw its election as, a BDC under the Investment Company Act; (iii) approve or disapprove any proposed investment advisory contract or management agreement or disapprove and terminate any such existing contracts; provided, however, that such contracts are also approved by a majority of the Directors; (iv) approve and ratify or disapprove and reject the appointment of the independent accountants of the Fund; provided, however, that such appointment is approved by a majority of the Directors; (v) approve or disapprove the appointment of each successor Investment Manager; and
(vi) approve any other material matters related to the business of the Fund that the Investment Company Act requires to be approved by the Investors so long as the Fund is a BDC subject to the provisions of the Investment Company Act; provided, however, that, prior to the exercise of any such right of approval, the Directors amend the Operating Agreement to reflect such additional voting right.

     Notwithstanding any other provisions of the Operating Agreement, unless, prior to the exercise by the Investors of the foregoing voting rights, the Fund has obtained an opinion of counsel for the Fund, or counsel designated by Investors owning an aggregate of at least 10% of the Shares, to the effect that neither the possession of such right nor the exercise thereof will (i) violate the provisions of the Act or the laws of the other jurisdictions in which the Fund is then formed or qualified, (ii) adversely affect the limited liability of the Investors, or (iii) adversely affect the treatment of the Fund as a partnership for federal income tax purposes, the Directors and the Investment Managers and/or the Investors, as the case may be, will be prohibited from taking the proposed action or exercising such voting right unless such voting right is mandated by the Investment Company Act.

     AMENDMENTS TO THE OPERATING AGREEMENT. The Management Committee may amend the Operating Agreement without the consent of the Investors subject to authorization by the Directors to: (i) change the name of the Fund or the location of its principal place of business; (ii) reflect the admission of a Substituted Investor, additional Investors, or successor Director(s) and Investment Manager(s) in accordance with the Operating Agreement; (iii) make any change that is necessary to qualify the Fund as a limited liability company under the laws of any state or that is necessary and advisable, in the opinion of the Management Committee, to assure that the Fund will not be treated as an association taxable as a corporation or as a publicly-traded partnership for federal income tax purposes; (iv) make any change that is necessary and advisable in the opinion of the Management Committee to prevent the assets of the Fund from being classified as "plan assets" under ERISA; (v) make any change required to comply with the Investment Company Act; (vi) replace the Investment Managers with an entity that is affiliated with, otherwise related to or succeeds in interest to one or both Investment Managers; and (vii) make any other amendments similar to the foregoing.

     Amendments to the Operating Agreement may be proposed by the Management Committee or by Investors owning in the aggregate not less than 10% of the Shares owned by all Investors. The Management Committee will submit any such proposed amendment to all Investors and such proposed amendment will be effective, except as provided below, if it is approved by at least a Majority in Interest of the Investors. Unless approved by a majority of the Fund interests affected thereby, no amendment will be permitted if, in the opinion of counsel for the Fund (unless such counsel is disapproved by such majority), the effect of any such amendment would be to: (i) increase the duties or liabilities of any Investor; (ii) change the interest of any Investor in the assets, profits, or losses of the Fund, except as otherwise provided in the Operating Agreement;
(iii) affect adversely the income tax status of the Fund or any rights of Investors; or (iv) cause the Fund not to comply with the Investment Company Act.

     TRANSFERABILITY OF SHARES. Article 13 of the Operating Agreement specifies the conditions that must be met before a purported transfer of all or part of an Investor's Shares will be valid as to the Fund and the Directors. The consent of the Management Committee is required for any assignee of a Share of an Investor to be admitted to the Fund as a Substituted Investor.

     INDEMNIFICATION AND LIMITATION OF LIABILITY OF THE INVESTMENT MANAGERS BY THE FUND. The Operating Agreement provides that neither the Investment Managers nor any of their Affiliates will be liable, responsible, or accountable in damages or otherwise to the Fund or any Investor for any loss or damage incurred by reason of any act performed by or omission of the Investment Managers or such Affiliates in good faith in the furtherance of the interests of the Fund and within the scope of the authority granted to the Investment Managers by the Operating Agreement or by the Investors, provided that such acts of the Investment Managers or such Affiliates did not constitute willful misfeasance, reckless disregard, bad faith, negligence, misconduct, or any other material breach of fiduciary duty (as described in the Operating Agreement) with respect to such acts or omissions. The Fund, out of its assets and not out of the assets of the Investment Managers, will, to the full extent permitted by law, indemnify and hold harmless any Investment Manager and any of its Affiliates who were or are parties or are threatened to be made parties to any threatened, pending, or completed action, suit, or proceeding by reason of any acts, omissions, or alleged acts or omissions arising out of such person's activities as an Investment Manager, or as an Affiliate of such Investment Manager, if such activities were performed in good faith in furtherance of the interests of the Fund and were within the scope of the authority conferred to the Investment Managers by the Operating Agreement or by the Investors against losses, damages, or expenses for which such person has not otherwise been reimbursed, provided that such acts of such person did not constitute willful misfeasance, reckless disregard, bad faith, negligence, misconduct, or any other material breach of fiduciary duty (as described in the Operating Agreement) with respect to such acts or omissions and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A successful claim for indemnification by an Investment Manager would reduce the assets of the Fund. Provisions reducing the liability or providing for indemnification of the Investment Managers and their Affiliates may have the effect of encouraging less prudent decisions because of the decreased likelihood of being held accountable and may serve to deter derivative actions against the Investment Managers and their Affiliates even though such actions if successful might benefit the Fund.

     LIMITED LIABILITY OF INVESTORS. An Investor's liability under the Act will be limited, subject to certain possible exceptions, generally to the amount of capital such Investor is obligated to contribute to the Fund in respect of such Investor's Shares plus such Investor's share of any assets and undistributed profits of the Fund.

     DISSOLUTION AND LIQUIDATION. The Fund will be dissolved on the first to occur of (i) December 31, 2007 (or such later date to which the Directors extend the Fund up to a limit of two two-year extensions), (ii) the incapacity of all Directors and Investment Managers, (iii) the vote of a Majority in Interest of the Investors, (iv) the withdrawal, retirement, or removal of both Investment Managers, or the transfer or assignment by the Investment Managers of their entire Fund interest, without designation of a successor prior to such withdrawal, retirement, removal, transfer, or assignment, (v) the sale at any one time of all or substantially all of the assets of the Fund, or (vi) the date on which the Fund is dissolved by operation of law or judicial decree, provided that, upon the occurrence of an event described in (ii) or (iv) above, the Fund will not dissolve if (1) at the time there is a remaining Investment Manager who carries on the business of the Fund, or (2) within 90 days after such event, all Directors agree in writing to continue the business of the Fund and the appointment, effective as of such date, of a successor Investment Manager.

     Upon dissolution of the Fund, the affairs of the Fund will be wound up and its assets distributed as provided in the Operating Agreement. The Operating Agreement provides, in general, that in the event of dissolution and liquidation, the assets of the Fund will be sold, and the Investors will receive the net proceeds in proportion to the balances in their capital accounts. Distributions may be made in kind if a sale would cause an undue loss. Any Investment Manager with a negative capital account is required to restore the deficit prior to liquidation. Investors may look only to the assets of the Fund, not the assets of the Directors or Investment Managers, for payment on liquidation.

     COVENANTS OF INVESTORS. Article 16 of the Operating Agreement contains various covenants and agreements required to be made by each Investor. The covenants and agreements concern the transfer of Shares and an agreement by each Investor to advise the Fund of a breach of any representations or warranties in the Operating Agreement or the Subscription Agreement.

     OTHER PROVISIONS OF THE OPERATING AGREEMENT. Each Investor is required to give the Management Committee a personal power of attorney to execute documents on such Investor's behalf, including the Operating Agreement and amendments thereto. The books and records of the Fund must be kept in accordance with generally accepted accounting practices and principles, and must be made available, together with a list of the Investors, upon request by a Investor, for any purpose reasonably related to the Investor's investment, including without limitation any suit or other action by such Investor against the Fund. However, the Management Committee may in their sole discretion elect not to provide a list of the Investors if in their opinion provision of such a list for a commercial purpose might jeopardize the Fund's status for tax purposes.

                              PORTFOLIO VALUATION

     The valuation of the Fund's portfolio will be made quarterly by the Investment Managers. Investments of the Fund for which market quotations are readily available and that are freely marketable and not restricted as to transfer will be valued at the average closing price (or at the bid/ask price that is available on a national securities exchange or over-the-counter market) for the last five trading days. For publicly-traded equity investments with selling restrictions, an illiquidity discount will be applied when determining fair market value.

     Where market quotations are unavailable, valuation will be made in good faith by the Investment Managers under guidelines established by the Directors. The fair market value for equity venture capital investments for which no market exists cannot be precisely determined. In the early stages of development, venture capital investments will typically be valued based upon their original cost to the Fund. Subsequently, these investments will generally be valued utilizing subsequent rounds of third-party financings.

     Notes receivable will be valued to include accrued interest less any discount related to warrants and the allowance for loan losses. This portfolio valuation will approximate fair value through inclusion of an allowance for loan losses. The allowance will be reviewed quarterly by the Investment Managers and adjusted to a level deemed adequate to cover possible losses inherent in notes and unfunded commitments.

     In conjunction with possible notes receivable granted to Portfolio Companies, the Fund may receive warrants to purchase certain shares of capital stock of the Portfolio Companies. The cost basis of the warrants and the resulting discount will be estimated by the Investment Managers to be 1% of the principal balance of the original notes. The discount will be amortized over the term of the loan and the warrants will be included in the equity investment portfolio.

     Securities with legal, contractual, or practical restrictions on transfer may be valued at a discount from their value determined by the foregoing methods to reflect the effect of such restrictions.

                         REPORTS, ACCOUNTING, AND AUDIT

     The Fund will furnish to each Investor all reports as required by applicable laws. The Fund will file all such reports with all governmental authorities as required.

                               SELLING MATERIALS

     This offering is made only by means of this Prospectus, as amended and supplemented, and any advertisements distributed by the Fund that comply with either SEC Rule 134 or SEC Rule 482. Selling materials other than such advertisements may be used in connection with the offering only when accompanied or preceded by the delivery of this Prospectus. Only selling materials which indicate that they are distributed by the Fund or TFSC may be distributed to prospective investors. These materials may include investor sales promotion brochures, web sites, a question and answer sales booklet, and tombstone advertisements. Use of any materials will be conditioned, if required, on filing with and clearance by appropriate regulatory authorities. Such clearance does not mean that the agency allowing use of the selling materials has passed on the merits of this offering or the accuracy or adequacy of the selling materials.

                                 LEGAL MATTERS

     Certain legal matters relating to the Shares offered hereby have been passed upon for the Fund by Morgan, Lewis & Bockius LLP which has also been retained as Fund Counsel.

                                   CUSTODIAN

     The Fund will act as its own custodian of securities and will be subject to the requirements of Rule 17f-2 under the Investment Company Act. It intends to enter into safekeeping arrangements for those securities with Silicon Valley Bank.

                       TAX SHELTER COMPLIANCE PROVISIONS

     IRC Section 6111 requires "tax shelters" to be registered with the IRS and to be assigned an identification number that must be furnished to investors and included on their tax returns. Substantial penalties are provided for organizers of tax shelters that fail to register or fail to supply registration numbers to investors. Investors who fail, without reasonable cause, to include this number on their returns will be subject to a $250 penalty. Investors also have certain reporting obligations to the IRS and notice requirements to any person to whom they transfer any part of their interest.

     The Fund is not expected to generate significant tax advantages, and thus, is not a "tax shelter" in the conventional sense. However, the language of IRC
Section 6111 and the temporary regulations issued thereunder is extremely broad and may be read to include the Fund. Thus, the Investment Managers have registered the Fund as a tax shelter.

                             ADDITIONAL INFORMATION

     The Fund has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., a Registration Statement (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to the Fund and the Shares, reference is made to the Registration Statement and the exhibits filed as a part thereof. The Fund will also file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, can be inspected at the Public Reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material may be obtained at prescribed rates. The SEC also maintains a web site that contains information filed electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

     Exhibit A is herein incorporated by reference to Exhibit a(2) of the Part C as filed herewith.

               TECHNOLOGY FUNDING VENTURE CAPITAL FUND VI, LLC

                         FORM OF OPERATING AGREEMENT

This OPERATING AGREEMENT ("Agreement") is entered into by Technology Funding Inc. and Technology Funding Ltd. (the "Investment Managers"), and Charles R. Kokesh and Gregory T. George (the "Affiliated Directors"), and Robert E. Jackson, Jr., Ph.D., Selena A. Lantry, M.D., and Deborah J. Freehling, M.D. (the "Independent Directors"), and each of those Persons who shall hereafter be admitted as Investors. The Investment Managers, Affiliated Directors, and Independent Directors are collectively the "Managing Members" of this limited liability company.

The Parties to this Agreement hereby agree as follows:

                                   ARTICLE 1

                                  INTRODUCTION

1.01 FORMATION. Technology Funding Venture Capital Fund VI, LLC (the "Fund") has been formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation pursuant to the Act (as defined herein), on behalf of the parties and any and all Substituted Investors (as defined herein). Except as expressly provided herein to the contrary, the rights and obligations of the Investors and the administration and termination of the Fund shall be governed by the Act.

1.02 NAME. The name of the Fund is "Technology Funding Venture Capital Fund VI, LLC." If considered necessary in the opinion of counsel to the Fund to preserve the limited liability of the Investors, Directors, and Investment Managers, property acquired and business conducted by the Fund shall be in such other name as is necessary to preserve such limited liability.

1.03 PURPOSE. The Fund is authorized and empowered to elect to operate, and to operate, as a business development company under Section 55, et. al. of the Investment Company Act of 1940, as amended. The Fund's principal investment objective is to generate long-term capital appreciation of its assets through investment in venture capital opportunities. The Fund will seek to accomplish this objective by making venture capital investments in new and developing companies that the Investment Managers believe offer significant long-term growth possibilities and by providing those companies with active management assistance where warranted. The Fund will also seek to achieve this objective by investing in established companies that the Investment Managers believe offer special opportunities for growth. The Fund will seek to preserve the Investors' capital through risk management and active participation with Portfolio Companies. Generation of current income or tax benefits will not be primary factors in the selection of investments.

1.04 PLACE OF BUSINESS AND OFFICE; REGISTERED AGENT. The Fund shall maintain its principal office at: c/o Technology Funding Inc., 2000 Alameda de las Pulgas, Suite 250, San Mateo, California 94403. The Management Committee (as defined herein), may at any time change the location of the Fund's offices and may establish additional offices if it deems it advisable. Notification of any such change shall be given to the Investors on or before the date of any such change. The name and address of the Fund's registered agent for service of process is The Corporate Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.05 TERM. The operation of the Fund shall commence on the Commencement Date (as hereinafter defined), and shall continue in full force and effect until December 31, 2007, unless further extended for up to two additional two-year periods from such date if the Management Committee determines that such an extension is in the best interest of the Fund or until dissolution prior thereto pursuant to the provisions hereof.

1.06 THE INVESTORS. The names, addresses, and Capital Contributions (as defined herein), of the Investors are set forth in the books and records of the Fund, as amended from time to time.

1.07 TITLE TO FUND PROPERTY. All property owned by the Fund, whether real or personal, tangible or intangible, shall be owned by the Fund as an entity, and no Investor, individually, shall have title to or any interest in such property.

                                   ARTICLE 2

                                  DEFINITIONS

Unless otherwise provided herein or unless the context otherwise requires, the terms with initial capital letters in this Agreement are defined as follows:

          (a) "ACT" means the Delaware Limited Liability Company Act, as at any time now existing or in the future.

          (b) "ADJUSTED CAPITAL CONTRIBUTIONS" means total Investor Capital Contributions raised in the offering reduced by the cost basis of any Portfolio Company securities (i) distributed to, or liquidated and the proceeds distributed to, the Investors, or (ii) written off with no further attempt being made by the Investment Managers to aid the Portfolio Company but not reduced by net operating losses of the Fund.

          (c) "AFFILIATE" means, when used with reference to a specific Person, an "affiliated person" of such specified Person as defined in Section 2(a)(3) of the 1940 Act.

          (d) "AFFILIATED DIRECTORS" shall mean Charles R. Kokesh and Gregory T. George and/or any other successor or additional director that is an affiliate of the Fund within the meaning of Section 2(a)(3) of the 1940 Act.

          (e) "AGREEMENT" means this Operating Agreement as originally executed and as amended, modified, supplemented, or restated from time to time.

          (f) "CAPITAL ACCOUNT" means a capital account for an Investor calculated as set forth in Section 11.03.

          (g) "CAPITAL CONTRIBUTION" means the total amount of cash that each Investor has contributed to the capital of the Fund in consideration for such Investor's Shares, without reduction for selling, organizational, or other expenses, less any amounts returned pursuant to Section 7.05.

          (h) "CASH AND SECURITIES AVAILABLE FOR DISTRIBUTION" means all Fund cash from whatever sources derived, less such reserves as the Management Committee shall deem reasonable for the Fund's business, plus any securities held by the Fund that the Management Committee deems available for distribution.

          (i) "CLOSING DATE" means the fifth business day after the Fund has terminated the offering of Shares.

          (j) "COMMENCEMENT DATE" means the commencement of Fund operations as evident by the acceptance by the initial subscriptions.

          (k) "CONSENT" means either (i) the approval given by vote at a meeting called and held pursuant to this Agreement or (ii) the written approval required or permitted to be given pursuant to this Agreement, or (iii) the act of granting such an approval, as the context requires.

          (l) "CONVERSION" means that point in time when the amount of cash plus the value of all securities distributed valued at the time of distribution to the Investors equals the aggregate Capital Contributions of all Investors reduced by any returns of Capital Contributions pursuant to Section 7.05.

          (m) "DIRECTOR" or "DIRECTORS" shall mean each Affiliated Director or Independent Director in his or her capacity as a Director of the Fund collectively, the governing body of the Fund.


          (n) "DISTRIBUTION EXPENSES" means those distribution expenses incurred in connection with the distribution of the Fund by TFSC, the Investment Managers, and their affiliates under applicable federal and state laws, and any other expenses actually incurred, including but not limited to: (i) accounting and legal fees incurred in connection therewith; (ii) Blue Sky filing fees; (iii) the cost of preparing sales materials used in connection with the distribution of shares; (iv) salaries earned and reasonable and necessary expenses incurred by the partners, officers, directors, and employees of or contractors of the Investment Managers or their Affiliates for distribution activities.


          (o)       "FUND" is defined in Section 1.01.

          (p) "FUND INTEREST" means all of the interests of an Investor in the Fund, including, without limitation, the Investor's: (i) right to a distributive share of profits and losses; (ii) right to a distributive share of the assets of the Fund; and (iii) right, if a Director or Investment Manager, to participate in the management of the Fund.

          (q) "INCAPACITY" or "INCAPACITATED" shall mean, as to any Person, the entry of an order for relief in a bankruptcy proceeding ("bankruptcy"), entry of an order of incompetence or insanity, or the death, dissolution, or termination (other than by merger or consolidation), as the case may be, of such Person.

          (r) "INDEPENDENT DIRECTORS" shall mean those that are not "Interested Persons" of the Fund, as defined in the 1940 Act.

          (s)         "INVESTMENT MANAGERS" means Technology Funding Inc.
          ("TFI") and Technology Funding Ltd. ("TFL") and/or any other Person who becomes an Investment Manager of the Fund as provided herein, in such Person's capacity as Investment Manager of the Fund.

          (t) "INVESTMENT MANAGER OVERHEAD" means those customary and routine expenses incurred by the Investment Managers exclusively for their own accounts and that are not attributable in any way to performing their investment management activities for the Fund. Investment Manager Overhead includes but is not limited to appropriate allocations of the following items to reflect their utilization by the Investment Managers for their own account: salaries and other direct compensation of officers, directors, and employees of or contractors to the Investment Managers or their Affiliates. Investment Manager Overhead does not include direct or indirect expenses incurred by the Investment Managers and attributable primarily to their Fund management activities such as expenses of a general and administrative nature which would not have been incurred by the Investment Managers for their own account.

          (u) "INVESTOR" means any Person, including a Substituted Investor or an Investment Manager, who is an Investor shown on the books and records of the Fund at the time of reference thereto, in such Person's capacity as an Investor in the Fund.

          (v)         "IRC" means the Internal Revenue Code of 1986, as amended.

          (w) "MAJORITY IN INTEREST OF THE INVESTORS" means Investors who in the aggregate own, at the time of the determination, more than 50% of the Shares owned by all such Investors.

          (x) "MANAGEMENT COMMITTEE" means the governing body of the Fund as set forth in Article 3.

          (y) "NET LOSS" means for any Taxable Period the aggregate sum, if negative, of all items of Fund income, gain, deduction, and loss, including tax-exempt income and nondeductible expenses.

          (z) "NET PROFIT" means for any Taxable Period the aggregate sum, if positive, of all items of Fund income, gain, deduction, and loss, including tax-exempt income and nondeductible expenses.

          (aa) "OFFERING PERIOD" means that period commencing with the effective date of the Prospectus when the Fund began offering Shares and ending when such offering is terminated.


          (bb) "OPERATIONAL COSTS" means all expenses of the Fund except Organizational Expenses, Distribution Expenses and Investment Managers' Overhead including but not limited to: (i) the costs of operations (e.g., documentation, securities filings, other direct and indirect costs of selecting, negotiating, monitoring, and liquidating Portfolio Company investments including consultants, attorneys, accountants, appraisers, due diligence expenses, industry trade shows and conferences, travel, investment banking fees and commissions, or preparation of status reports); (ii) the Fund's accounting costs (e.g., maintenance of Fund books and records, audit fees, preparation of regulatory and tax reports, costs of computer equipment or services used by or charged to the Fund); (iii) the costs of investor communications (e.g., design, production, and mailing of all reports and communications to Investors, including those required by regulatory agencies); (iv) the costs of investor documentation and services; (v) legal, tax, and other professional services; (vi) salaries, benefits, and other compensation plus an appropriate allocation of overhead burden (including but not limited to an allocation of direct and indirect costs such as benefits; recruitment and training; rent and related facilities expenses;
          costs of acquiring, financing, and maintaining capital assets; financing charges and cost of capital; insurance; security; storage; utilities, etc.) for partners, officers, directors, employees of and contractors to the Investment Managers or their Affiliates attributable to performing any of the foregoing activities; (vii) electronic payment charges (including credit card merchant fees and ACH processing fees); and (viii) any other related operational or administrative expenses necessary for the operation of the Fund.

          (cc) "ORGANIZATIONAL EXPENSES" means those organizational expenses incurred in connection with the formation of the Fund and in qualifying or maintaining the qualification of Shares under applicable federal and state laws, and any other expenses actually incurred and related to organizational activities of the Fund, including but not limited to: (i) accounting and legal fees incurred in connection therewith; (ii) registration fees; (iii) the cost of preparing, printing, amending, and supplementing the Prospectus, registration statement, and related filings; and (iv) salaries earned and reasonable and necessary expenses incurred by the partners, officers, directors, and employees of or contractors to the Investment Managers or their Affiliates for performing any such organizational activities.

          (dd) "PERSON" shall mean any individual, company, corporation, unincorporated organization or association, trust, or other entity.

          (ee) "PORTFOLIO COMPANY" means any Person in which the Fund makes an investment, other than a Short-Term Investment.

          (ff) "PROSPECTUS" means that prospectus dated December 5, 1997, offering Shares in the Fund, as supplemented and amended.

          (gg) "SHARE" means a unit of interest in the Fund held by any Investor, including the Investment Managers to the extent of their capital contributions, representing a Capital Contribution equal to $100 for each Share.

          (hh) "SHORT-TERM INVESTMENT" means commercial paper, government obligations, money market instruments, certificates of deposit, or other similar obligations and securities, or the liquid securities of issuers, such as Investment Companies, which exclusively invest in such securities, in each case where the maturity or average maturity, as the case may be, is one year or less at the time of purchase by the Fund.

          (ii) "SUBSTITUTED INVESTOR" means a Person admitted as an Investor to the Fund other than a Director pursuant to Section 13.03 in place of and with all of the rights of the Investor who has transferred or assigned such Investor's Fund Interest to such Person, and who is shown as an Investor on the books and records of the Fund.

          (jj) "SUBSCRIPTION AGREEMENT" means the contract for the purchase of Fund shares.

          kk)        "TAXABLE PERIOD" means each calendar year.

          ll) "TFI" means Technology Funding Inc., a California corporation.

          mm) "TFL" means Technology Funding Ltd., a California limited partnership.

          nn) "TFSC" means Technology Funding Securities Corporation, a California corporation.

          oo) "1940 ACT" means the Investment Company Act of 1940 and all rules and regulations promulgated thereunder, as amended by the Small Business Incentive Act of 1980, and as further amended from time to time.

                                   ARTICLE 3


                                   MANAGEMENT

3.01 BOARD OF DIRECTORS. The governing body of the Fund shall be the Directors, which shall consist of such number of Independent Directors as is fixed pursuant to Section 3.02 and two Affiliated Directors, who shall initially be Charles R. Kokesh and Gregory T. George.

3.02 INDEPENDENT DIRECTORS. The number of Independent Directors shall initially be three and shall be fixed from time to time thereafter by the Directors as then constituted; provided, however, that the number of Independent Directors shall in no event be less than three or more than five.
A majority of the members of the Board of Directors shall at all times be Independent Directors. If at any time the number of Independent Directors is less than a majority, action shall be taken within 90 days thereafter, pursuant to Section 3.04 to restore the number of Independent Directors to a majority.

3.03 MANAGEMENT COMMITTEE. The Directors shall delegate to the Management Committee the powers specified in Section 3.05. The Management Committee is comprised of the Affiliated Directors.

3.04 APPROVAL AND ELECTION OF DIRECTORS. The Directors shall hold office for a term of two years from their election or until their successors are elected, unless they are sooner removed pursuant to Section 12.03 or sooner withdrawn pursuant to Section 12.01 or 12.02, as the case may be. Directors may succeed themselves in office. The Management Committee may designate successor Management Committee members to fill vacancies created by the retirement or withdrawal of a Management Committee member pursuant to Section
12.01 or 12.02 or by the removal of a member of the Management Committee pursuant to Section 12.03. The Management Committee may designate Independent Directors to fill any vacancies created by an increase in the number of Independent Directors pursuant to Section 3.02 or by the withdrawal or removal of an Independent Director. In the event that no Independent Directors remain, the Management Committee shall continue the business of the Fund and shall perform all duties of the Directors under this Agreement and shall, within 90 days, call a special meeting of Investors for the purpose of approving and electing Independent Directors. Each Investor other than a Director hereby consents to the admission of any successor Independent Directors pursuant to this Section 3.04, and no further consent shall be required. Any successor Independent Director designated by the Management Committee shall hold office until the next bi-annual meeting of Investors or until his or her successor has been approved and elected, unless he or she is sooner removed pursuant to Section 12.03 or withdraws pursuant to Section 12.01.

3.05 MANAGEMENT COMMITTEE POWERS. Subject to the terms hereof, including but not limited to Section 3.06, the Management Committee shall have full, exclusive, and complete discretion in the management and control of the affairs of the Fund, shall make all decisions affecting Fund affairs and shall have all of the rights, powers, and obligations of a managing member of a limited liability company under the Act and otherwise as provided by law. The members of the Management Committee shall provide overall guidance and supervision with respect to the operation of the Fund, shall perform all duties imposed on the directors of business development companies by the 1940 Act, and shall monitor the activities of Portfolio Companies in which the Fund has invested. Except as otherwise expressly provided in this Agreement, the Management Committee is hereby granted the right, power, and authority to do on behalf of the Fund all things which, in its sole judgment, are necessary or appropriate to manage the Fund's affairs and fulfill the purposes of the Fund, including, by way of illustration and not by way of limitation, the power and authority from time to time to do the following:

          (a) subject to Section 3.14, invest the assets of the Fund in such investments as are consistent with the Fund's purpose, provided that such investments do not cause the Fund to fail to comply with
          Section 55 of the 1940 Act;

          (b)         incur all expenses permitted by this Agreement;

          (c) to the extent that funds are available, cause to be paid all expenses, debts, and obligations of the Fund;

          (d) employ and dismiss from employment such agents, employees, managers, accountants, attorneys, consultants, and other Persons necessary or appropriate to carry out the business and affairs of the Fund, whether or not any such Persons so employed are Affiliates of any Directors or the Investment Managers, and to pay such compensation to such Persons as is competitive with the compensation paid to unaffiliated Persons in the area for similar services, subject to the restrictions set forth in Section 3.11;

          (e) subject to the indemnification provisions in this Agreement, pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or settle, upon such terms it deems sufficient, any obligation, suit, liability, cause of action, or claim, including tax audits, either in favor of or against the Fund;

          (f) enter into any sales, agency, or dealer agreements, and escrow agreements, with respect to the sale of Shares to Investors and provide for the distribution of such Shares by the Fund through one or more broker-dealers (which may be Affiliates of the Directors), or otherwise;

          (g) borrow money and issue multiple classes of senior indebtedness or a single class of interests senior to the Shares to the extent permitted by the 1940 Act and repay, in whole or in part, any such borrowings or indebtedness and repurchase or retire, in whole or in part, any such interests senior to the Shares; and in connection with such loans or senior instruments to mortgage, pledge, assign, or otherwise encumber any or all properties or assets owned by the Fund, including any income therefrom, to secure such borrowings or provide repayment thereof;

          (h) establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions, or money market funds;

          (i) make temporary investments of Fund capital in Short-Term Investments;

          (j) to the extent permitted by the 1940 Act, form or cause to be formed one or more small business investment companies under the Small Business Investment Fund Act of 1958, as amended;

          (k) establish valuation principles and periodically apply such principles to the Fund's venture capital investment portfolio;

          (l) to the extent permitted by the 1940 Act, designate and appoint one or more agents for the Fund who shall have such authority as may be conferred upon them by the Management Committee and who may perform any of the duties of, and exercise any of the powers and authority conferred upon, the Management Committee hereunder including, but not limited to, designation of one or more agents as authorized signatories on any bank accounts maintained by the Fund;

          (m) prosecute, protect, defend, or cause to be protected and defended, or abandon, any patent, patent right, copyright, trade name, trademark, and service mark, and any application with respect thereto, that may be held by the Fund;

          (n) take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any know-how, trade secret, secret process, or other information and to prosecute and defend all rights of the Fund in connection therewith;

          (o) subject to the other provisions of this Agreement, to enter into, make, and perform such contracts, agreements, and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 3.05, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings, and transactions with any Investor or with any other person, firm, or corporation having any business, financial, or other relationship with any Investor, provided, however, such transactions with such Persons and entities (i) shall only be entered into to the extent permitted under the 1940 Act and
          (ii) shall be on terms no less favorable to the Fund than are generally afforded to unrelated third parties in comparable transactions;

          (p)         purchase, rent, or lease equipment for Fund purposes;

          (q) purchase and maintain, at the Fund's expenses, liability and other insurance to protect the Fund's assets from third party claims; provided that, in its judgment, such insurance is available and reasonably priced; and cause the Fund to purchase or bear the costs of any insurance covering the potential liabilities of the Investors, or employees or partners of the Fund or Investment Managers as well as the potential liabilities of any Person serving at the request of the Investment Managers as a director of or advisor to a Portfolio Company; provided, however, that the Directors or Investment Managers, as the case may be, shall be required to bear, out of their separate assets, the portion of the premiums for any such insurance coverages beyond those for matters against which the Fund is permitted to indemnify the Directors under Article 10;

          (r) cause to be paid any and all taxes, charges, and assessments that may be levied, assessed or imposed upon any of the assets of the Fund;

          (s) make any election on behalf of the Fund that is or may be permitted under the IRC and supervise the preparation and filing of all tax and information returns that the Fund may be required to file;

          (t) take any action that may be necessary or appropriate for the continuation of the Fund's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Investors or to enable the Fund to conduct the business in which it is engaged;

          (u)         admit additional Investors to the Fund in accordance with
          Section 7.02; admit an assignee of an Investor's Fund Interest to be a Substituted Investor in the Fund, pursuant to and subject to the terms of Section 13.03, without the consent of any other Investor; and

          (v) perform all normal business functions, and otherwise operate and manage the business and affairs of the Fund, in accordance with and as limited by this Agreement.

3.06 INVESTMENT MANAGERS. The Investment Managers are hereby granted the exclusive power and authority from time to time to do the following:

          (a) subject to the supervision of the Management Committee, manage and control the venture capital investments of the Fund, including, but not limited to, the power to make all decisions regarding the Fund's venture capital investment portfolio and, among other things, to find, evaluate, structure, monitor, sell, and liquidate, upon dissolution or otherwise, such investments, to provide, or arrange for the provision of, managerial assistance to Portfolio Companies and in connection therewith to enter into, execute, amend, supplement, acknowledge, and deliver any and all contracts, agreements, or other instruments for the performance of such functions, including the investment and reinvestment of all or part of the Fund's assets, execution of portfolio transactions, and any or all administrative functions; and

          (b) on behalf of the Fund, grant Fund guarantees of Portfolio Company borrowings so long as the aggregate guarantees outstanding at any time do not, when combined with Fund borrowings, exceed 50% of the Fund's aggregate Capital Contributions.

The grant of exclusive power and authority to the Investment Managers under this Section 3.06 in no way limits the rights, powers, or authority of the Management Committee under this Agreement, the Act, or as otherwise provided by law.

3.07 TAX MATTERS PARTNER; TAX ELECTIONS. TFI, as one of the Investment Managers of the Fund, shall perform all duties imposed by Sections 6221 through 6233 of the IRC as "Tax Matters Partner" of the Fund, including, but not limited to, the following: (i) the power to conduct all audits and other administrative proceedings with respect to Fund tax items; (ii) the power to extend the statute of limitations for all Investors with respect to Fund tax items; (iii) the power to file a petition with an appropriate federal court for review of a final Fund administrative adjustment; and (iv) the power to enter into a settlement with the Internal Revenue Service on behalf of, and binding upon, those Investors having less than a 1% interest in the profits of the Fund unless an Investor notifies the Internal Revenue Service and TFI that TFI may not act on such Investor's behalf.

The Management Committee may cause the Fund to make all elections required or permitted to be made by the Fund under the IRC and not otherwise expressly provided for in this Agreement, in the manner that the Management Committee believes will be most advantageous to individual taxpayers who: (i) are married and filing joint federal income tax returns; (ii) are not "dealers" for federal income tax purposes; (iii) are not subject to alternative minimum tax; and (iv) have income at least part of which, without giving effect to any additional tax on preference items, is subject to the maximum federal income tax rate in effect at the time of the election.

3.08 APPOINTMENT OF AUDITORS. Subject to the approval of (i) a Majority in Interest of the Investors (which approval is subject to Section 14.02) and
(ii) a majority of the Independent Directors, the Management Committee, in the name and on behalf of the Fund, is authorized to appoint independent certified public accountants for the Fund.

3.09 GOOD FAITH. The Management Committee shall not cause the Fund to consent to or join in any waiver, amendment, or modification of the terms of any company agreement, limited liability company agreement, management agreement, or investment contract to which it is a party unless, in the good faith judgment of the Management Committee, such waiver, amendment, or modification would be in the best interests of the Fund.

3.10 RESTRICTIONS ON THE DIRECTORS' AUTHORITY. The Directors shall not have authority to do any of the following:

          (a)        act in contravention of this Agreement or of the 1940 Act;

          (b) possess Fund property or assign the rights of the Fund in specific property for other than a Fund purpose;

          (c) admit any other Person as a Director of the Fund without the approval of the Investors except as otherwise provided herein;

          (d) commingle or permit the commingling of the assets of the Fund with the assets of any other Person except as otherwise provided herein;

          (e) permit any Person who makes a nonrecourse loan to the Fund to acquire, at the time and as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Fund other than as a secured creditor;

          (f) without the consent of a Majority in Interest of the Investors, subject to paragraph 14.02; to

                      (i)      elect to dissolve the Fund; or

                      (ii) sell or otherwise dispose of at any one time all or substantially all of the assets of the Fund; or

          (g) invest in a company in which any Director has an equity interest other than through another company that it manages.

3.11 CONTRACTS WITH AFFILIATES OF THE DIRECTORS. The Management Committee may, on behalf of the Fund, enter into contracts for goods or services with any Affiliate of a Director provided that the charges for such goods or services are the lower of (i) cost, including a reasonable allocation of cost of capital, or (ii) those charged by unaffiliated Persons in the area for similar goods and services. Any such contract shall be subject to termination by a majority of the Independent Directors following 60 days' prior notice thereof.

3.12 OBLIGATIONS OF THE DIRECTORS. The Directors shall devote such time and effort to the Fund business as, in their judgment, may be necessary or appropriate to manage the affairs of the Fund. The Directors are under a duty and obligation to conduct the affairs of the Fund in the best interests of the Fund, including the safekeeping and the use of all Fund funds and assets (whether or not in the immediate possession or control of the Directors) and the use thereof for the benefit of the Fund. Neither the Directors nor any of their Affiliates shall enter into any transaction with the Fund that will significantly benefit the Directors or such Affiliates in their independent capacities unless the transaction is expressly permitted hereunder and under the 1940 Act or any exemptive order issued by the Securities and Exchange Commission thereunder, or is entered into principally for the benefit of the Fund in the ordinary course of Fund business.

3.13 OTHER BUSINESS OF INVESTORS. Any Investor and any Affiliate of any Investor may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the Fund or otherwise. Neither the Fund nor any Investor shall have any rights or obligations by virtue of this Agreement or the company relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Fund, shall not be deemed wrongful or improper. Neither the Directors nor any Affiliate of the Directors shall be obligated to present any particular investment opportunity to the Fund, except with respect to opportunities that are suitable for the Fund, which must first be made available to the Fund before any of the Directors may invest, and the Directors and their Affiliates shall each have the right to take for their own account (individually or as a trustee, partner, or fiduciary) or to recommend to others any such particular investment opportunity. The Investment Managers and Affiliated Directors hereby consent and agree promptly to furnish the Independent Directors, upon request, with information on a confidential basis as to any venture capital investments made by them, or any of their Affiliates, for their own account or for others.

3.14 PROHIBITED TRANSACTIONS. Except to the extent expressly permitted by this Agreement and except as permitted by the 1940 Act or any exemptive order issued by the Securities and Exchange Commission thereunder:

          (a) the Fund shall not lend money or other property to an Investment Manager or any Investment Manager Affiliate;

          (b) the Fund shall not sell to or purchase any security or any other property from a Director, Investment Manager, or any Affiliate of either, or effect any transaction in which a Director, Investment Manager, or any Affiliate of either is a joint or several participant;

          (c) the Fund shall not purchase or sell commodities or commodity contracts, participate on a joint or a joint and several basis in any trading account in securities, or purchase any securities on margin, except such short-term credits as are necessary for clearance of transactions;

          (d) no reimbursement for expenses of the Fund shall be made to the Directors or any Director Affiliate except as permitted under
          Article 4;

          (e) the Fund shall not issue any of its Shares for services or for property other than cash or securities;

          (f) the Fund shall not sell any Shares at a price below the current net asset value of such Shares; and

          (g) except as provided in Section 7.06, the Fund shall not purchase any Shares issued by it.

                                   ARTICLE 4


                                  COMPENSATION

4.01 INVESTMENT MANAGERS. Over and above their distributive share of Fund profits, losses, and distributions, detailed in Articles 8 and 9, the Investment Managers shall also receive the following amounts from the Fund:

          (a) MANAGEMENT FEE. The Fund shall pay the Investment Managers a Management Fee for supervising the venture capital operations of the Fund equal to;

                      (i) 2% of the total Capital Contributions for each year of Fund operations during the Offering Period; and

                      (ii) 2% of Adjusted Capital Contributions for each year of Fund operations after the Closing Date.

          To the extent permitted by applicable law, a full 2% Management Fee shall be payable by each Investor whose subscription is accepted by the Fund without proration for the amount of time such Investor was an Investor during the Offering Period. All Management Fees shall be
          due and payable monthly in arrears.   Prior to the closing date and
          as of the date each Investor's Subscription Agreement is accepted, the Management Fee will be assessed for the period from the Commencement Date to the date of acceptance. To the extent Fund cash reserves are insufficient to pay the entire Management Fee when due, the unpaid fee shall be carried forward and paid when cash reserves are sufficient to allow the payment. In the event that such fees are carried forward, the Fund will incur an interest expense.

          (b) REIMBURSEMENT OF OPERATIONAL COSTS. The Fund shall reimburse the Investment Managers or their Affiliates for Operational Costs incurred by the Investment Managers or their Affiliates in connection with the business of the Fund, including without limitations expenses related to the selection of Portfolio Companies or to proposed investments, even if the proposed investments ultimately are not undertaken by the Fund. The Management Fee is in addition to the reimbursement of actual Operational Costs.

4.02 INDEPENDENT DIRECTORS. As compensation for services rendered to the Fund, the Fund will pay each Independent Director:

          (a) the sum of $10,000 annually in quarterly installments beginning on the Commencement Date;

          (b) the sum of $1,000 for each meeting of the Directors attended by such Independent Director up to an annual limit of $4,000;


          (c) if appointed to a committee by the Directors, the sum of $1,000 for each such committee meeting attended up to an annual limit of $4,000; provided, however, that if such committee meeting is held on the same day as a meeting of the Directors, no additional fee will be paid; and


          (d) all out-of-pocket expenses relating to attendance at the meetings, committee or otherwise, of the Directors.


                                   ARTICLE 5

                                   INVESTORS

5.01 LIMITED LIABILITY. The Investors and Directors shall not be personally liable for any of the debts or losses of the Fund beyond the amount of total Investor Capital Contributions to the Fund and the share of assets and undistributed profits of the Fund allocable to the Investors, except as otherwise provided by the Act and Section 13.04.

5.02 NO MANAGEMENT RESPONSIBILITY. No Investor other than a Director or Investment Manager shall participate in the management or control of the business of or transact any business for the Fund but may exercise the rights and powers of an Investor under this Agreement. All management responsibility is vested in the Directors. The Investors other than the Directors hereby consent to the taking of any action by the Directors, Management Committee, and the Investment Managers contemplated under Article 3.

5.03 NO AUTHORITY TO ACT. No Investor other than a Director shall have the power to represent, act for, sign for, or to bind the Fund. All authority to act on behalf of the Fund is vested in the Directors and as expressly delegated to the Management Committee, and the Investment Managers. The Investors consent to the exercise by the Directors of the powers conferred on them by law and this Agreement.

5.04      RIGHTS OF INVESTORS.  The Investors shall have the following rights:

          (a)         the right to elect and remove Directors;

          (b) the right to approve or disapprove proposed changes in the nature of the Fund's business so as to cause the Fund to cease to be, or to withdraw its election as, a business development company under the 1940 Act;

          (c) the right to approve or disapprove any proposed investment advisory contract or management agreement or to disapprove and terminate any such existing contracts; provided, however, that such contracts are also approved by a majority of the Independent Directors;

          (d) the right to approve or reject the appointment of the independent accountants of the Fund; provided, however, that such appointment is approved by the Management Committee, including a majority of the Independent Directors;

          (e) the right to propose and approve an amendment to this Agreement; provided, however, that no such amendment shall conflict with the 1940 Act; and

          (f) the right to approve any other material matters related to the business of the Fund that the 1940 Act requires to be approved by the Investors so long as the Fund is a business development company subject to the provisions of the 1940 Act; provided, however, that, prior to the exercise of any such right of approval, the Management Committee amends this Agreement to reflect such additional voting right.

Each of the foregoing matters shall be approved or disapproved, as the case may be, upon the vote or consent of a Majority in Interest of the Investors.

5.05 NO CONSENT REQUIRED. Notwithstanding the foregoing, no vote, approvals, or other consent shall be required of the Investors to amend this Agreement in any of the following respects: (i) to reflect any change in the amount or character of the Capital Contribution of any Investor; (ii) to admit an additional Investor or a Substituted Investor or remove an Investor in accordance with the terms of this Agreement; or (iii) to correct any false or erroneous statement, or to make a change in any statement in order that such statement shall accurately represent the agreement among the Investors and Directors in this Agreement; provided that no such correction or change shall in any manner adversely affect the Fund Interests of any Investor.

                                   ARTICLE 6

                                   AMENDMENTS

6.01 PROPOSAL OF AMENDMENTS. Except as otherwise specified in this Agreement, any amendment to this Agreement may be proposed by the Directors or by Investors other than the Directors who, in aggregate, own not less than 10% of the Shares owned by all such Investors. The Directors or Investors proposing such amendment shall submit to the Management Committee: (i) the text of such amendment; (ii) a statement of the purpose of such amendment; and
(iii) an opinion of counsel obtained by the Directors or Investors proposing such amendment to the effect that such amendment is permitted by the Act and the laws of any other jurisdiction where the Fund is qualified to do business, will not impair the limited liability of the Directors or Investors, and will not adversely affect the classification of the Fund as a partnership for federal and state income tax purposes. The Management Committee shall, within 20 days after receipt of any proposal under this Section 6.01, give notification to all Directors and Investors of such proposed amendment, of such statement of purpose, and of such opinion of counsel, together, in the case of an amendment proposed by Investors, with the views, if any, of the Management Committee and the Investment Managers with respect to such proposed amendment. All proposed amendments shall be submitted to the Investors for a vote no less than 10 days nor more than 60 days after the date of mailing of such notice and will be adopted if approved by a Majority in Interest of the Investors. For purposes of obtaining a written vote, the Management Committee may require receipt of written responses within a specified time.

6.02 AMENDMENTS TO BE ADOPTED SOLELY BY THE MANAGEMENT COMMITTEE. The Management Committee may, without the consent of any Investor, amend any provision of this Agreement, and execute whatever documents may be required in connection therewith, to reflect:

          (a) a change in the name or the location of the principal place of business of the Fund;

          (b) the admission of Substituted Investors, additional Investors, or successor Directors in accordance with this Agreement;

          (c) a change that is necessary to qualify the Fund as a limited liability company under the laws of any state or that is necessary and advisable in the opinion of the Management Committee to assure that the Fund will not be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes or as a corporation for state income tax purposes; and

          (d)        any other amendments similar to the foregoing.

6.03 AMENDMENTS NOT ALLOWABLE. Unless approved by Investors holding a majority of the Shares affected thereby, no amendment to this Agreement shall be permitted if, in the opinion of counsel to the Fund (unless such counsel is disapproved by such majority), the effect of such amendment would be to:

          (a)        increase the duties or liabilities of any Investor;

          (b) change the interest of any Investor hereto in the assets, profits, or losses of the Fund, except as otherwise provided herein; or

          (c) in any way adversely affect the federal income tax status of the Fund.

                                   ARTICLE 7


                             CAPITAL CONTRIBUTIONS

7.01 CAPITAL CONTRIBUTIONS OF INVESTORS. The Investors shall make the following contributions to the capital of the Fund:


          (a) INVESTMENT MANAGERS. The Investment Managers shall contribute an aggregate amount equal to 0.1% of the total Capital Contributions made by all Investors, payable on the Commencement Date and as Subsequent Capital Contributions are made by the Investors.

          (b) INVESTORS. The Investors and Investment Managers shall make Capital Contributions, payable upon subscription, in the amounts set forth opposite their respective names in the books and records of the Fund, as amended from time to time.

No Investor other than Investment Managers shall be required to lend any funds to the Fund or to make any Capital Contribution to the Fund except as set forth in this Section 7.01.

7.02 ADMISSION OF ADDITIONAL INVESTORS. The Management Committee is authorized to admit to the Fund, as additional Investors, such Persons as they deem advisable. The manner of the offering of Shares, the terms and conditions under which subscriptions for such Shares will be accepted, and the manner of and conditions to the sale of Shares to subscribers therefor and the admission of such subscribers as additional Investors will be as provided in the Prospectus in all material respects and subject to any provisions hereof. Before any Person is admitted to the Fund as an Investor, such Person or such Person's attorney-in-fact shall execute a counterpart of this Agreement and thereby agree in writing to be bound by all of the provisions hereof as an Investor.

7.03 INTEREST ON CAPITAL CONTRIBUTIONS. No Investor shall have the right to be paid interest on any Capital Contribution or on such Investor's Capital Account, except as specifically provided in this Agreement.

7.04 WITHDRAWAL AND RETURN OF CAPITAL. No Investor shall have the right to withdraw or to demand the return of any or all of that Investor's Capital Contribution except as specifically provided in this Agreement.

7.05 EXCESS CAPITAL CONTRIBUTIONS. To the extent the Management Committee determines, in its sole discretion, that the Fund has received Capital Contributions in excess of the Fund's needs, the Management Committee may return said excess Capital Contributions to the Investors, provided that at the time of such partial returns (i) all liabilities of the Fund to Persons other than Investors have been paid or, in the good faith determination of the Management Committee, there remains property of the Fund sufficient to pay them and (ii) the Management Committee causes this Agreement to be amended, if necessary, to reflect a reduction in Capital Contributions. In the event that the Management Committee elects to make a partial return of Capital Contributions to Investors, such distribution shall be made pro rata to all of the Investors based upon the number of Shares held by each Investor. Each Investor, by becoming such, consents to such pro rata distribution theretofore or thereafter duly authorized and made in accordance with this Section 7.05. Without the consent of all Investors, no

\Investor shall have the right to receive property other than cash in return for such Investor's Capital Contribution unless such property is in the form of markable securities and offered to all Investors.

7.06 REDEMPTION OF SHARES. The Fund may redeem or repurchase Shares to the extent permitted by the 1940 Act.

                                   ARTICLE 8

                                PROFIT AND LOSS

8.01 NET PROFIT. Except as provided in Section 8.03, Net Profit of the Fund shall be allocated for Fund tax and accounting purposes in the following order and priority:

          (a)        first, to those Investors and Investment
          Managers with deficit Capital Account balances in proportion to such deficits until such deficits have been eliminated;

          (b) second, to those Investors and Investment Managers as necessary to offset Net Loss previously allocated to such Investors and Investment Managers pursuant to Section 8.02(b) until each Investor and Investment Manager has been allocated cumulative Net Profit pursuant to this Section 8.01(b) equal to the cumulative Net Loss previously allocated to such Investor and Investment Manager pursuant to Section 8.02(b) not already offset pursuant to this
          Section 8.01(b) or Section 8.01(a); and

          (c)        third,

                     (i) 80% to the Investors to be allocated pursuant to Section 8.04; and

                     (ii)       20% to the Investment Managers.

In no event shall the Investment Managers be allocated less than 1% of the Net Profit of the Fund plus their pro rata share based on capital contributed.

8.02 NET LOSS. Except as provided in Section 8.03, Net Loss of the Fund shall be allocated for Fund tax and accounting purposes in the following order and priority:

          (a) first, to the Investors and Investment Managers as necessary to offset Net Profit previously allocated to such Investors and Investment Managers pursuant to Section 8.01(c) until each Investor and Investment Manager has been allocated cumulative Net Loss pursuant to this Section 8.02(a), equal to the cumulative Net Profit previously allocated to such Investor and Investment Manager pursuant to Section 8.01(c) and not already offset by this Section 8.02(a); and

          (b)        second, 99% to the Investors and 1% to the Investment
          Managers.

8.03 ALLOCATION OF LOSSES IN EXCESS OF CAPITAL ACCOUNT. The amount of any Net Loss in excess of any then positive balance in the Capital Account of an Investor, which would be allocable to an Investor but for this Section 8.03, shall be allocated to the Investors that have positive balances in their Capital Accounts in proportion to the respective amounts of such positive balances until all such balances have been reduced to zero, and thereafter solely to the Investment Managers. Thereafter, Net Profit otherwise allocable to the Investors pursuant to Section 8.01 first shall be allocated to the Investment Managers until an amount of Net Profit equal to such amount of Net Loss previously allocated pursuant to this Section 8.03 has been allocated to the Investment Managers.

8.04 ALLOCATIONS AMONG INVESTORS. Any allocations to the Investors other than the Investment Managers pursuant to Article 8 shall be made among such Investors as follows:

          (a) with respect to any Net Profit or Net Loss allocated to such Investors as a group pursuant to Article 8, such allocation shall be made to the extent possible under the IRC, first to equalize the Capital Account balance per Share of each such Investor, and then in the proportion that the number of Shares held by each such Investor bears to the total number of Shares held by all such Investors.

8.05 ALLOCATIONS AMONG INVESTMENT MANAGERS. All allocations among the Investment Managers pursuant to this Article 8, as well as allocations of compensation, fees, or reimbursements paid to the Investment Managers, shall be determined by the Investment Managers in their sole discretion.

8.06 QUALIFIED INCOME OFFSET. In the event any Investor unexpectedly receives an adjustment, allocation, or distribution that results in a deficit balance in such Investor's Capital Account, there shall be allocated to such Investor items of Fund income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

                                   ARTICLE 9

                                 DISTRIBUTIONS


9.01 DISTRIBUTIONS GENERALLY. Except as provided in Section 9.02, Cash and Securities Available for Distribution shall be distributed 99% to the Investors, and 1% to the Investment Managers until Conversion. After Conversion, Cash and Securities Available for Distribution shall be distributed 80% to the Investors in proportion to their respective Capital Account balances and 20% to the Investment Managers. Securities distributed in kind to Investors shall be treated as if sold at the value determined under Section 9.04, and the gain or loss shall be allocated in accordance with Article 8. Distributions to Investors shall be made only to the extent they are not prohibited by any applicable restrictions set forth in the 1940 Act. On liquidation, distributions shall be made in accordance with the provisions of
Article 15.

9.02 MINIMUM DISTRIBUTION. Notwithstanding Section 9.01 and to the extent there are funds available, if Net Profit is allocated to the Investors and Investment Managers under Article 8 for any Taxable Period, the Directors shall endeavor, within ninety (90) days following the close of the Taxable Period for which the Net Profit is allocated, to make a distribution out of Cash and Securities Available for Distribution to all Investors and the Investment Managers that, when added to all other distributions made to such Investors and Investment Managers during such Taxable Period (exclusive of distributions under this Section 9.02 for the previous Taxable Periods), will be in an amount sufficient to meet the federal and state tax liability of each Investor (including the Investment Managers), calculated for purposes of this Section
9.02 as if such Investor were taxable on the Net Profit allocated for the Taxable Period at the highest combined federal and California income tax rates applicable to individuals, assuming that California income taxes are deductible for federal income tax purposes, and taking into account any special rates that apply to ordinary income and capital gains included in Fund taxable income for the Taxable Period. To the extent that the Investment Managers or their principals may be expected to make estimated tax payment for any period other than a Taxable Period, the Net Profit allocation for the Taxable Period shall be estimated as required by the IRC, and the Minimum Distribution, calculated in the same manner as above, shall be paid to the Investment Manager sufficiently in advance that Investment Managers could make such estimated tax payments.

9.03 MANDATORY REINVESTMENT. For a period of four years after the Closing Date, any cash received from liquidation of Portfolio Company investments (except those utilized as provided in Section 7.04) shall be retained by the Fund and reinvested at the discretion of the Investment Managers.

9.04 DISTRIBUTIONS AMONG INVESTORS. Distributions made to the Investors as a group pursuant to Sections 9.01 and 9.02 shall be made in proportion to their respective Capital Account balances. Distributions to the Investment Managers shall be allocated amongst the entities solely at the Investment Managers' discretion.

9.05 VALUATION. The value of securities distributed in kind to the Investors that cannot be valued on the basis of either (i) available market quotations or (ii) third party transactions involving actual transactions or actual firm offers by investors who are not Affiliates of the Fund shall be valued by an appraisal made in accordance with the appraisal procedure described in Section 12.03(b) provided, however, that such appraisal need be made in connection with securities distributed in kind to the Investors upon the dissolution of the Fund only if the value of the securities distributed in kind to the Investors upon such dissolution exceeds 10% of the Capital Contributions of all Investors.


                                  ARTICLE 10


               RESPONSIBILITIES OF THE INVESTORS AMONG THEMSELVES

10.01 INDEMNIFICATION OF THE DIRECTORS BY THE FUND. Neither the Directors nor any of their Affiliates shall be liable, responsible, or accountable in damages or otherwise to the Fund or any Investor for any loss or damage incurred by reason of any act performed by or omission of the Directors or such Affiliates in good faith in the furtherance of the interests of the Fund and in a manner reasonably believed by them to be within the scope of the authority granted to the Directors by this Agreement or by the Investors, provided that the Directors or such Affiliates were not guilty of negligence, misconduct, or any other breach of fiduciary duty with respect to such acts or omissions. The Fund, out of its assets and, subject to Section l0.02, not out of the assets of the Directors, shall, to the full extent permitted by law, indemnify and hold harmless any Director and any Director Affiliate who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the right of the Fund), by reason of any acts or omissions or alleged acts or omissions arising out of such Person's activities as a Director or as an Affiliate of a Director, if such activities were performed in good faith in furtherance of the interests of the Fund and in a manner reasonably believed by such Person to be within the scope of the authority conferred to the Directors by this Agreement or by the Investors against losses, damages, or expenses for which such Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines, and amounts paid in settlements) actually and reasonably incurred by such Person in connection with such action, suit, or proceeding, so long as such Person was not guilty of negligence, misconduct, or any other breach of fiduciary duty with respect to such acts or omissions and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person's conduct was unlawful, and provided that the satisfaction of any indemnification and any holding harmless shall be from and limited to Fund assets and no Investor shall have any personal liability on account thereof.

Notwithstanding the foregoing, none of the indemnified parties shall be indemnified for any loss or damage incurred by them in connection with any judgment entered in or settlement of any lawsuit for violations of federal or state securities laws by the indemnified parties in connection with the offer or sale of Fund Interests unless: (i) there has been a successful adjudication on the merits as a result of a trial; or (ii) such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction that has been apprised of the Securities and Exchange Commission's position on indemnification. In addition, any such indemnification for securities law violations must be approved by a court of competent jurisdiction.

The Fund may purchase liability insurance that insures the indemnified parties against any liabilities as to which such parties are permitted to be indemnified pursuant to the provisions of this Section 10.01. However, the Fund may not incur the cost of that portion of liability insurance which insures the indemnified parties for any liability as to which the indemnified parties are prohibited from being indemnified under this Section 10.01.

10.02 FUND LOANS. The Directors or any Affiliate of any Director may lend funds to the Fund for such period of time as the Management Committee may determine, and with interest payable in an amount equal to the lesser of (i) the interest rate at which the Directors or such Director Affiliate could then borrow such amount or (ii) the maximum amount of interest then permitted under any applicable usury laws; provided, however, that if the Fund is able to obtain comparable financing from an unrelated lending institution, the amount of interest and similar charges or fees paid to the Directors or such Affiliate would not exceed those charged by such unrelated lending institution on comparable loans for the same purpose. Any such amounts shall be repaid to the Directors or any Director Affiliate before any distributions may be made pursuant to Article 9. In no event shall a loan made to the Fund by any Person be deemed to be a part of any Fund Interest that such Person may hold, nor shall the Directors or their Affiliates provide the Fund with permanent financing.

10.03 INVESTORS LOOK SOLELY TO FUND ASSETS. Neither the Directors nor any of their Affiliates shall have any personal liability to any Investor for the repayment of any amounts outstanding in the Capital Account of an Investor including, but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Fund. The Directors shall not be liable to any Investor by reason of any change in the federal income tax laws as they apply to the Fund and the Investors, whether such change occurs through legislative, judicial, or administrative action, so long as the Directors have acted in good faith and in a manner reasonably believed to be in the best interests of the Investors. Neither the Directors nor any of their Affiliates shall have any personal liability to repay to the Fund any portion or all of any negative amount of the Director's Capital Account except as otherwise provided in Section 15.03.

                                  ARTICLE 11


                        ACCOUNTING, RECORDS, AND REPORTS

11.01 METHOD OF ACCOUNTING. The Fund's books and records shall be kept on an accrual basis in accordance with generally accepted accounting principles; however, for purposes of tax reporting, the Management Committee may choose either the cash or accrual method with the filing of the Fund's first tax return.

11.02 FISCAL YEAR. The fiscal year of the Fund shall be the calendar year. The admission of additional Investors shall be deemed to have been on the first day of the month if the Investor was admitted to the Fund during the first 15 days of a month and the 16th day of the month if Investor was admitted to the Fund after the 15th day of a month.

11.03 CAPITAL ACCOUNTS. An individual Capital Account shall be maintained for each Investor. The initial balance of each such Capital Account shall be zero and shall be increased by: (i) the amount of any cash and the fair market value of any property (net of liabilities) contributed to the Fund by such Investor valued as of the time of such contribution and (ii) any Net Profit of the Fund for a Taxable Period (or specially allocated items of income or gain) allocated to the Investor pursuant to Article 8 (as of the end of such Taxable Period) including gains deemed realized upon the distribution of securities under Sections 9.01 and 9.02. An Investor's Capital Account shall be decreased by: (i) the amount of any cash distributed to such Investor; (ii) the fair market value of any securities or other property (net of liabilities) distributed to such Investor (valued as of the time of distribution); and (iii) the Net Loss of the Fund for a Taxable Period (or specially allocated items of deduction or loss) allocated to the Investor pursuant to Article 8 (as of the end of such Taxable Period) including losses deemed realized upon the distribution of securities under Sections 9.01 and 9.02, such decrease occurring as of the time of the distribution.

11.04 MAINTENANCE OF INFORMATION. The Fund will maintain, or cause to be maintained, such books and records as are required under Section 31 of the 1940 Act and as shall enable it to be reasonably responsive to requests for information pursuant to Section 11.05.

11.05 ACCESS TO INFORMATION. Each Investor may obtain from the Fund from time to time upon written demand to the Directors, for a purpose clearly related to such Investor's interest as an Investor, including any suit by such Investor against the Fund, provided that such purpose is set forth in such written demand, the following: (i) true and full information regarding the status of the business and financial condition of the Fund, which shall be deemed satisfied if the Management Committee provide a copy of the most recent audited financial statements of the Fund; (ii) promptly after becoming available, a copy of that Investor's federal, state, and local income tax information statement for each of the last two fiscal years; (iii) a current list of the names and last known business, residence, or mailing address of each Investor except for those Investors who have requested that their names not be disclosed; (iv) a copy of this Agreement and all amendments and restatements; and (v) such other information as is just and reasonable in the discretion of the Management Committee. All such information may be obtained by the Investor's compliance with such procedures as the Management Committee, from time to time, shall reasonably establish, including without limitation with respect to payment of copying, mailing, and other administrative costs occasioned hereby. The Management Committee may condition the provision of information on the execution of an acknowledgment by the requesting party that the information provided will be held in confidence, will not be disclosed to any other persons, will not be used for commercial purposes, will not be used in such a fashion that the Fund's tax status may be jeopardized, and that the requesting party will indemnify the Fund and the Management Committee for the consequences of any breach of such commitments.

11.06 BANKING. The Investment Managers shall open and thereafter maintain separate accounts in the name of the Fund in which there shall be deposited all of the funds of the Fund. No other funds shall be deposited in the accounts. The funds in said accounts shall be used solely for the business of the Fund, including, without limitation, such investments as authorized in Section 3.05(i).

11.07 AUDIT. At the expense of the Fund, an annual audit of the Fund's books of account shall be made by a firm of independent certified public accountants selected by the Directors and approved by a Majority in Interest of the Investors. In the determination of the profits or losses of the Fund to be reflected by its books and records, such certified public accountants shall be governed by the provisions of this Agreement and the 1940 Act. In any circumstances where no provision under the IRC and regulations thereunder may be applicable to the determination of any item, the accountants shall act in their discretion in such manner as may, most consistently with prior practices, properly reflect that item. If required by any governmental agency or by principles of accounting, the accountants may cause adjustments to be made to the statements of the Fund for reporting purposes. The annual certified financial report of the Fund shall include a balance sheet, an income statement, a statement of equity for Investors, and a statement of changes in financial position. The report also shall include the amount of any reimbursement made by the Fund to the Investment Managers, Directors or their Affiliates. Copies of the annual certified financial report of the accountants for each year shall be transmitted to all Investors within 120 days after the end of that year. Such copies shall be accompanied by a statement of the risks involved in investments in the Fund to the extent required under Section 64(b)(1) of the 1940 Act.

11.08 STATUS REPORTS. Within 75 days after the end of each of the first three quarters of the Fund's fiscal year, the Directors shall have prepared and transmitted to the Investors, at the expense of the Fund, a quarterly report containing the same financial information contained in the Fund's Quarterly Report on Form 10-Q filed by the Fund with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Within 120 days after the end of each fiscal year, the Investment Managers shall have prepared and transmitted to the Investors, at the expense of the Fund, an annual report containing a summary of the year's activity and the financial information set forth in Section 11.07.

11.09 TAX RETURNS. The Directors shall use their best efforts to cause the Fund to file all tax and information returns required of the Fund in a timely manner. The Directors will cause to be transmitted or delivered within 75 days after the end of each year to each Person who was an Investor at any time during such year a statement setting forth all information relating to the Fund's operations for such fiscal year as is reasonably required to complete federal and state income tax or information returns.

                                  ARTICLE 12

         REMOVAL OR RETIREMENT OF DIRECTOR'S AND INVESTMENT MANAGERS

12.01     RESIGNATION OF A DIRECTOR.  Subject to Section 12.05, a
Director may voluntarily resign or withdraw from the Fund, but only upon compliance with all of the following procedures:

          (a) the Director shall give notification to the Board of Directors that he or she proposes to withdraw;

          (b) subject to Section 3.02, the remaining members of the Management Committee shall designate a successor Director who shall hold such office until such Director's successor has been approved and elected;

          (c) the Management Committee shall designate only an Independent Director to replace a withdrawing or retiring Independent Director; and

          (d) the withdrawing Director shall cooperate fully with the successor Director so that the responsibilities of the withdrawing Director may be transferred to the successor Director with as little disruption of the Fund's business and affairs as practicable.

12.02 RESIGNATION OF THE INVESTMENT MANAGERS. Subject to Section 12.05, each of the Investment Managers may voluntarily resign or withdraw from the Fund, but only upon compliance with all of the following procedures:

          (a) the Investment Managers shall, at least 60 days prior to such withdrawal, give notification to all Investors that they propose to withdraw and that there be substituted in their place a Person or Persons designated and described in such notification;

          (b) enclosed with the notification shall be a certificate, duly executed by or on behalf of each such proposed successor Investment Managers, to the effect that: (i) it is experienced in performing (or employs sufficient personnel who are experienced in performing) functions that an Investment Manager is required to perform under this Agreement; (ii) it has a net worth that meets the requirements of any statute or the courts applicable to a manager of a limited liability company in order to ensure that the Fund will not fail to be classified for state income tax purposes as a limited liability company rather than as an association taxable as a corporation; and (iii) it is willing to become an Investment Manager under this Agreement and will assume all duties and responsibilities thereunder, without receiving any compensation for services from the Fund in excess of that payable under this Agreement to the withdrawing Investment Managers and without receiving any participation in the withdrawing Investment Manager's Fund Interest other than that agreed upon by the withdrawing Investment Managers and the successor Investment Manager;

          (c) if the Investment Managers resign or withdraw, there shall be on file at the principal office of the Fund, prior to such withdrawal, audited financial statements of each proposed successor Investment Manager, as of a date not earlier than twelve months prior to the date of the notification required by this Section 12.02, certified by a nationally or regionally recognized firm of independent certified public accountants, together with a certificate, duly executed on behalf of each proposed successor Investment Manager by its principal financial officer, to the effect that no material adverse change in its financial condition has occurred since the date of such audited financial statements that has caused its net worth, excluding the purchase price of its Fund Interest, to be reduced to less than the amount under Subsection 12.02(b). Such audited financial statements and certificates shall be available for examination by any Investor during normal business hours;

          (d) subject to Section 14.02, a Majority in Interest of the Investors has consented to the appointment of any successor Investment Manager; and

          (e) the withdrawing Investment Manager shall cooperate fully with each successor Investment Manager so that the responsibilities of the withdrawing Investment Manager may be transferred to each successor Investment Manager with as little disruption of the Fund's business and affairs as practicable.

12.03     REMOVAL OF A DIRECTOR; DESIGNATION OF A SUCCESSOR DIRECTOR.

          (a)         Any of the Independent Directors may be removed either:
          (i) for cause by the action of at least two-thirds of the remaining Directors, including a majority of the remaining Independent Directors; (ii) subject to Section 14.02, by failure to be approved and re-elected by the Investors pursuant to Section 14.04; or (iii) subject to Section 14.02, with the consent of a Majority in Interest of the Investors. The Investment Managers may be removed either:
          (i) by a majority of the Directors; (ii) subject to Section 14.02, by failure to be approved and re-elected by the Investors pursuant to
          Section 14.04; or (iii) subject to Section 14.02, with the consent of a Majority in Interest of the Investors. The removal of a Director shall in no way derogate from any rights or powers of such Director, or the exercise thereof, or the validity of any actions taken pursuant thereto, prior to the date of such removal.

          (b) In the event of the removal of the Investment Managers and continuation of the Fund, the venture capital investments held by the Fund at the time of removal shall be appraised by two independent appraisers, one jointly selected by the Investment Managers and one by the Independent Directors. In the event that such two appraisers are unable to agree on the value of the Fund's venture capital investment portfolio, they shall jointly appoint a third independent appraiser whose determination shall be final and binding. The cost of the appraisal conducted by the appraiser selected by the Investment Managers shall be borne jointly and severally by the Investment Managers, and the cost of the appraisal conducted by the appraiser selected by the

          Independent Directors shall be borne by the Fund. The cost of the appraisal conducted by a third appraiser shall be borne equally by the Fund and, jointly and severally, by the Investment Managers. All unrealized capital gains and losses of the Fund shall be deemed realized at that time solely for purposes of making a final allocation to the Investment Managers. With respect to their Fund Interests pursuant to Article 8, the Investment Managers shall receive a final allocation of Net Profit or Net Loss equal to the Net Profit or Net Loss that they would have been allocated pursuant to
          Article 8, if all unrealized capital gains and losses of the Fund were deemed realized, an allocation of Net Profit or Net Loss was made at such time, and at such time were deemed to be the end of a Taxable Period. If the Capital Accounts of the Investment Managers have a positive balance after such allocation, the Fund shall deliver a promissory note of the Fund to the Investment Managers, the principal amount of which shall be equal to the amount, if any, by which the positive amount of the Investment Managers' Capital Accounts exceeds the amount of their Capital Contributions and which bears interest at a rate per annum equal to 100% of the prime rate in effect at Bank of America N.T. & S.A. at the time of removal, with interest payable annually and principal payable, if at all, only from 20% of any available cash before any distributions thereof are made to the Investors pursuant to Article 9. If the Capital Accounts of the Investment Managers have a negative balance after such allocation, the Investment Managers shall contribute cash to the capital of the Fund in an amount equal to the negative balance in their Capital Accounts. The Fund Interests of the Investment Managers shall convert to those of Investors, and the Investment Managers shall continue to receive, as Investors, only those allocations of the Net Profits and Net Losses pursuant to Article 8 and related distributions. In the event that any of the foregoing requires an exemptive order from the SEC that is not granted, the Investment Managers shall not receive a final allocation of Net Profits and Net Losses and their interest shall convert to that of Investors, and the Investment Managers shall continue to receive, as Investors, only those allocations of Net Profits and Net Losses pursuant to Sections 8.01(c)(i) and 8.02(a) and (b).

          (c) Subject to Section 3.02, the remaining members of the Management Committee may designate one or more Persons to fill any vacancy existing in the number of Independent Directors fixed pursuant to Section 3.02 resulting from removal of an Independent Director by the Directors pursuant to Section 12.03(a). Remaining members of the Management Committee may designate one or more Persons to be successors to the Investment Managers removed by the Independent Directors pursuant to Section 12.03(a), and each Investor other than a Director hereby consents to the admission of such successor or successors, no further consent being required. Any such successor Director or Investment Manager shall hold office until the next annual meeting of Investors or until his or her successor has been approved and elected. With the consent of such number of Investors other than a Director (but not in any event less than a Majority in Interest of the Investors) as are then required under the Act, and under the laws of the other jurisdictions in which the Fund is then formed or qualified, to consent to the admission of a Director, such Investors may, subject to the provisions of Sections 3.02, 12.05, 13.01 and 14.02, at any time admit a Person to be successor to a Director concurrently therewith being removed by the Investors pursuant to Section 12.03(a).

          (d) Any removal of a Director shall not affect any rights or liabilities of the removed Director that matured prior to such removal.

12.04     INCAPACITY OF A DIRECTOR.

          (a) In the event of the Incapacity of a Director, the business of the Fund shall be continued with the Fund property by the remaining Directors. Subject to Section 3.04, the remaining
          Directors shall give notification to the Investors of such event and shall, within 90 days, call a meeting of the Management Committee for the purpose of designating a successor Director. Any such successor Director shall hold such office until the next bi-annual meeting of Investors or until his or her successor has been approved and elected. The Directors shall make such amendments to the certificate of formation and execute and file for recordation such amendments or other documents or instruments as are necessary and required by the Act or this Agreement to reflect the termination of the Fund Interest of the Incapacitated Director, the fact that such Incapacitated Director has ceased to be a Director, and the appointment of such successor Director.

          (b)         In the event of the Incapacity of all Directors, the Fund
          shall be dissolved.   Upon the Incapacity of all Directors, a
          Director shall immediately cease to be a Director and its Fund Interest, as such, shall continue only for the purpose of determining the amount, if any, that it is entitled to receive upon any dissolution pursuant to Section 15.01.

          (c) Any such termination of a Director shall not affect any rights or liabilities of the Incapacitated Director that matured prior to such Incapacity.

12.05     ADMISSION OF A SUCCESSOR DIRECTOR.

          (a) The admission of any successor Director pursuant to Sections 12.01, 12.02, or 12.03, as the case may be, shall be effective only if and after the following conditions are satisfied:

                             (i) the designation of such Person as successor Director shall occur, and for all purposes, shall be deemed to have occurred, prior to the withdrawal or removal of the withdrawing or removed

          Director, or transfer of the withdrawing or removed Director's Fund Interest pursuant to Sections 12.01, 12.02, or 12.03, as the case may be; and

                            (ii) the Fund Interests of the Investors shall not be affected by the admission of such successor Director or the transfer of the Director's Fund Interest.

          (b) A Director shall not have the right to transfer or assign its Fund Interest, except that a Director may: (i) transfer its Fund Interest to a successor Director pursuant to Section 12.01 or 12.02;
          (ii) substitute instead as a successor Director any Person that has, by merger, consolidation, or otherwise, acquired substantially all of its assets and continued its business; and (iii) pledge or grant an interest in its right to receive payments and distributions under this Agreement. Each Investor other than a Director hereby consents to the admission of any additional or successor Director pursuant to this Section 12.05(b), and no further consent or approval shall be required; and

          (c) Notwithstanding anything to the contrary in this Article 12, a Director's Fund Interest shall at all times be subject to the restrictions on transfer set forth in Section 13.01.

12.06 LIABILITY OF A WITHDRAWN OR REMOVED DIRECTOR. Any Director who shall withdraw or be removed from the Fund, or who shall sell, transfer, or assign its Fund Interest shall remain liable for obligations and liabilities incurred by it as Director prior to the time such withdrawal, removal, sale, transfer, or assignment shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Fund from and after the time such withdrawal, removal, sale, transfer, or assignment shall have become effective.

12.07     CONSENT OF INVESTORS TO ADMISSION OF SUCCESSOR DIRECTORS.  Subject to
Section 14.02, each Investor other than a Director hereby consents pursuant to
Section 12.02 to the admission of any Person as a successor Director meeting the requirements of Section 12.02 to whose admission as such a Majority in Interest of the Investors have expressly consented, and no further express consent or approval shall be required.

12.08 CONTINUATION. In the event of the withdrawal, removal, or retirement of a Director, or the transfer or assignment by a Director of its Fund Interest, the Fund shall not be dissolved and the business of the Fund shall be continued by the remaining Directors.

                                  ARTICLE 13


                TRANSFERABILITY OF AN INVESTOR'S FUND INTEREST

13.01     RESTRICTIONS ON TRANSFERS.

          (a) OPINION OF COUNSEL. Notwithstanding any other provisions of this Section 13.01, no sale, exchange, transfer, or assignment of a Fund Interest may be made by an Investor unless in the opinion of counsel for the Fund, satisfactory in form and substance to the Management Committee, (which opinion may be waived, in whole or in part, at the discretion of the Management Committee), that:

                      (i) such sale, exchange, transfer, or assignment, when added to the total of all other sales, exchanges, transfers, or assignments of Fund Interests within the preceding twelve months, would not result in the Fund's being considered to have terminated within the meaning of Section 708 of the IRC;

                      (ii) such sale, exchange, transfer or assignment would not violate any federal securities laws or any state securities or "Blue Sky" laws (including any investor suitability standards) applicable to the Fund or the Fund Interest to be sold, exchanged, transferred, or assigned; and

                      (iii) such sale, exchange, transfer, or assignment could not cause the Fund to be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes or to lose its status as a partnership for state income tax purposes.

          Any such opinion of counsel shall be delivered in writing to the Fund prior to the date of the sale, exchange, transfer, or assignment.

          (b) MINORS. In no event shall all or any part of a Fund Interest be assigned or transferred by an Investor to a minor or an incompetent except in trust, pursuant to the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, or by will or intestate succession.

          (c) FRACTIONAL INTERESTS. No purported sale, exchange, assignment, or transfer by an Investor of, or after which the transferor and each transferee would hold, a Fund Interest representing less than ten Shares or including a fractional Share will be permitted or recognized for any purpose without the consent of the Management Committee, which consent shall be granted only for good cause shown.

          (d) DOCUMENTATION. Each Investor other than a Director agrees, upon request of the Directors, to execute such certificates or other documents and perform such acts as the Management Committee deem appropriate after an assignment of a Fund Interest by that Investor to preserve the limited liability of the Investors under the laws of the jurisdictions in which the Fund is doing business. For purpose of this Section 13.01(d), any transfer of a Fund Interest, whether voluntary or by operation of law, shall be considered an assignment.

          (e) VOID AB INITIO. Any purported assignment of a Fund Interest that is not made in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.

          (f) EXPENSE. Each Investor other than a Director agrees, prior to the time the Directors consent to an assignment of Fund Interest by that Investor, to pay all reasonable expenses, including attorneys' fees, incurred by the Fund in connection with such assignment.

13.02     ASSIGNEES.

          (a) NOTIFICATION REQUIRED AND EFFECTIVE DATE. The Fund shall not recognize for any purpose any purported sale, assignment, or transfer of all or any fraction of the Fund Interest of an Investor other than a Director unless the provisions of Section 13.01 shall have been complied with and there shall have been filed with the Fund a dated notification of such sale, assignment, or transfer, in form satisfactory to the Directors, executed and acknowledged by both the seller, assignor, or transferor and the purchaser, assignee, or transferee and such notification (i) contains the acceptance by the purchaser, assignee, or transferee of all of the terms and provisions of this Agreement and (ii) represents that such sale, assignment, or transfer was made in accordance with all applicable laws and regulations. Any sale, assignment, or transfer shall be recognized by the Fund as effective on the first day of the fiscal quarter following the fiscal quarter in which such notification is filed with the Fund. If a Fund Interest is sold, assigned, or transferred more than once during a fiscal quarter, the last purchaser, assignee, or transferee with respect to whom notification is received shall be recognized by the Fund.

          (b) VOTING. Unless and until an assignee of a Fund Interest becomes a Substituted Investor, such assignee shall not be entitled to vote or to give consents with respect to such Fund Interest.

          (c) ASSIGNOR RIGHTS. Any Investor other than a Director who shall assign all of such Investor's Fund Interest shall cease to be an Investor and shall not retain any statutory rights as an Investor.

          (d) WRITTEN ASSIGNMENTS. Anything herein to the contrary notwithstanding, both the Fund and the Directors shall be entitled to treat the assignor of a Fund Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such assignor until such time as a written assignment that conforms to the requirements of this Section 13.02 has been received by the Fund and accepted by the Management Committee.

          (e) ASSIGNEE NOT SUBSTITUTED INVESTOR. A person who is the assignee of all or any fraction of the Fund Interest of an Investor other than a Director, but does not become a Substituted Investor and desires to make a further assignment of such Fund Interest, shall be subject to all the provisions of this Article 13 to the same extent and in the same manner as any Investor desiring to make an assignment of such Investor's Fund Interest.

13.03     SUBSTITUTED INVESTORS.

          (a) APPROVAL. No Investor other than a Director shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee, distributee, or other recipient of all or any fraction of such Investor's Interest as an Investor in the transferring Investor's place. Any such purchaser, assignee, transferee, donee, heir, or other recipient of a Fund Interest (whether pursuant to a voluntary or involuntary transfer) shall be admitted to the Fund as a substituted Investor only (i) with the consent of the Directors, which consent shall be granted or withheld in the absolute discretion of the Directors; (ii) by satisfying the requirements of Sections
          13.01 or 13.02; and (iii) if necessary, upon an amendment to this Agreement executed by all necessary parties and filed or recorded in the proper records of each jurisdiction in which such recordation is necessary to qualify the Fund to conduct business or to preserve the limited liability of the Investors and Directors. Any such consent by the Directors may be evidenced, if necessary, by the execution by the Directors of an amendment to this Agreement evidencing the admission of such Person as an Investor. The admission of a Substituted Investor shall be recorded on the books and records of the Fund. The Investors hereby consent and agree to such admission of a Substituted Investor by the Management Committee. The Directors agree to process such amendments not less frequently than quarterly.

          (b) ADMISSION. Each Substituted Investor, as a condition to admission as an Investor, shall execute and acknowledge such instruments, in form and substance satisfactory to the Directors, as the Directors deem necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Investor to be bound by all the terms and provisions of this Agreement with respect to the Fund Interest acquired. All reasonable expenses, including attorneys' fees, incurred by the Fund in this connection shall be borne by such Substituted Investor.

          (c) RIGHTS OF ASSIGNEE. Until an assignee shall have been admitted to the Fund as a Substituted Investor pursuant to this
          Section 13.03, such assignee shall be entitled to all of the rights of an assignee of a limited liability company interest under the Act.

13.04 INDEMNIFICATION. Each Investor shall indemnify and hold harmless the Fund, the Directors, and every Investor who was or is a party to any pending or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, by reason of or arising from any actual misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Investor in connection with any assignment, transfer, encumbrance, or other disposition of all or any part of a Fund Interest, or the admission of a Substituted Investor to the Fund, against expenses for which the Fund or such other Person has not otherwise been reimbursed (including attorneys fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by the Fund or such other Person in connection with such action, suit, or proceeding.

13.05 INCAPACITY OF AN INVESTOR. If an Investor other than a Director dies, such Investor's executor, administrator, or trustee, or, if such Investor is adjudicated incompetent, such Investor's committee, guardian or conservator, or, if such Investor becomes bankrupt, the trustee or receiver of such Investor's estate, shall have all the rights of an Investor for the purpose of settling or managing the estate of such Investor, and such power as the Incapacitated Investor possessed to assign all or any part of the Incapacitated Investor's Fund Interest and to join with such assignee in satisfying conditions precedent to such assignee's becoming a Substituted Investor. The Incapacity of an Investor shall not dissolve the Fund.

13.06 WITHHOLDING OF DISTRIBUTIONS. From the date of the receipt of any instrument relating to the transfer of a Share or at any time the Investment Managers are in doubt regarding the person entitled to receive distributions in respect of a Share, the Directors may withhold any such distributions until the transfer is completed or abandoned or the dispute is resolved.

13.07 TRANSFEROR-TRANSFEREE ALLOCATIONS. If a Share is transferred in compliance with the provisions of this Article 13, the income, gains, losses, deductions, and credits allocable in respect of that Share shall be allocated to the days of the Taxable Period to which they are economically attributable, and then prorated between the transferor and the transferee on the basis of the number of days in the Taxable Period that each was the holder of that interest.

                                  ARTICLE 14

                         CONSENTS, VOTING, AND MEETINGS

14.01 METHOD OF GIVING CONSENT. Any consent required by this Agreement may be given as follows:

          (a) by a written consent, including by electronic mail, pursuant to Section 14.05 given by the consenting Investor at or prior to the doing of the act or thing for which the consent is
          solicited, provided that such consent shall   not have been nullified
          by either (i) notification to the Directors by the consenting Investor at or prior to the time of, or the negative vote by such consenting Investor at, any meeting held to consider the doing of such act or thing or (ii) notification to the Directors prior to the doing of any act or thing the doing of which is not subject to approval at such meeting; or

          (b) by the affirmative vote by the consenting Investor to the doing of the act or thing for which the consent is solicited at any meeting called and held pursuant to Sections 14.04 or 14.05 to consider the doing of such act or thing.

14.02 LIMITATIONS ON REQUIREMENTS FOR CONSENTS. Notwithstanding any other provisions of this Agreement unless, prior to the exercise by the Investors other than the Directors of the rights of such Investors: (i) to approve actions of the Directors pursuant to Section 3.09; (ii) to vote to remove a Director or Investment Manager pursuant to Section 12.03 or to approve the appointment of a successor Director pursuant to Section 12.05; (iii) to approve and elect or remove Directors and to approve certain Fund matters pursuant to
Section 5.04; (iv) to approve and elect to dissolve the Fund pursuant to
Section 15.01(c); or (v) to amend this Agreement pursuant to Section 6.03, as the case may be, counsel for the Fund or counsel designated by not less than 10% of the Shares owned by all Investors shall have delivered to the Fund an opinion to the effect that neither the existence of such right or rights nor the exercise thereof will violate the provisions of the Act or the laws of the other jurisdictions in which the Fund is then formed or qualified, will adversely affect the limited liability of the Investors and Directors, or will adversely affect the classification of the Fund as a partnership for federal or state income tax purposes, then:

          (a) notwithstanding the provisions of Section 3.09, the Directors shall be prohibited from taking an action, performing an act, or entering into a transaction, as the case may be;

          (b) notwithstanding the provisions of Sections 12.03 and 12.05, the Investors other than the Directors shall be prohibited from removing a Director or from approving the appointment of a successor Director;

          (c) notwithstanding the provisions of Section 5.04, the Investors other than the Directors shall be prohibited from approving and electing or removing Directors and approving certain Fund matters, as the case may be;

          (d) notwithstanding the provisions of Section 15.01(c), the Investors other than the Directors shall be prohibited from electing to dissolve the Fund; and

          (e) notwithstanding the provisions of Section 6.03, the Investors other than the Directors shall be prohibited from amending this Agreement.

Such counsel may rely as to the law of any jurisdiction, other than a jurisdiction in which such counsel's principal office is located, on an opinion of counsel in such other jurisdiction in form and substance satisfactory to such counsel.

14.03 ACTION BY THE DIRECTORS. The Directors shall act by majority vote at a meeting duly called, or by unanimous written consent without a meeting, unless the 1940 Act requires that a particular action be taken only at a meeting. Meetings of the Directors may be called by any two Directors.
Subject to the requirements of the 1940 Act, the Directors by majority vote may delegate to any one of its Directors, or a committee thereof, its authority to approve particular matters or take particular actions on behalf of the Fund. A quorum for all meetings of the Directors shall be a majority of the Directors.

14.04 SPECIAL MEETINGS. The dissolution of the Fund, the removal of Directors, and any other matter requiring the consent of all or any of the Investors other than the Investment Managers pursuant to this Agreement may be considered at a meeting of the Investors held not less than 20 nor more than 60 days after notification thereof shall be given to all Investors. Such notification (i) may be given by the Directors, in its discretion, at any time and (ii) shall be given by the Directors within 30 days after receipt by the Directors of a request for such a meeting made by Investors who own, in aggregate, not less than 10% of the Shares owned by all Investors. Any such notification shall state briefly the purpose, time, and place of the meeting. All such meetings shall be held within or outside the State of Delaware at such reasonable place as the Directors shall designate and during normal business hours. Investors may vote in Person or by proxy at any such meeting. If Proxies are solicited for a specific meeting and an Investor other than a Director does not return a proxy, that Investor shall be deemed to have granted to the Management Committee a proxy solely for those matters noticed for and acted upon at that meeting. Such proxy shall be voted by a majority of the members of the Management Committee.

14.05 ACTION WITHOUT A MEETING. Any action that may be taken at an Investor meeting may be taken without a meeting if consent in writing setting forth the action to be taken is signed by the Investors holding not less than the minimum percentage of Shares that would be necessary to authorize or take such action at a meeting at which all the Investors were present and voted. Each Investor shall be given notice of the matters to be voted upon in the same manner as described in Sections 14.04 and 14.05. The date on which votes will be counted shall be not less than 10 or more than 60 days following mailing of the notice.

14.06 APPROVAL AND ELECTION OF DIRECTORS. In the approval and election of Independent Directors, those candidates receiving the highest number of votes cast, at a meeting at which a Majority in Interest of the Investors is present in person or by proxy, up to the number of Independent Directors proposed to be approved and elected, shall be approved and elected to serve until the next Investor meeting or until their successors are duly approved, elected and qualified; and each Investor shall have one vote for each Share owned by such Investor. In the approval and election of the Investment Managers, the two candidates receiving the highest numbers of votes cast shall be approved and elected pursuant to the foregoing provision. Any vote for the approval and election of Directors shall be subject to the limitations of Section 14.02.

14.07 RECORD DATES. The Directors may set in advance a date for determining the Investors other than the Directors entitled to notification of and to vote at any meeting. All record dates shall not be more than 60 days prior to the date of the meeting to which such record date relates.

14.08 SUBMISSIONS TO INVESTORS. The Directors shall give all Investors notification of any proposal or other matter required by any provision of this Agreement or by law to be submitted for the consideration and approval of the Investors. Such notification shall include any information required by the relevant provision of this Agreement or by law.

14.09 INVESTOR MEETINGS. The Directors shall call an Investor Meeting no less often than every two years with the first such meeting to be held within two years from the Closing Date.

                                  ARTICLE 15

                          DISSOLUTION AND TERMINATION

15.01 DISSOLUTION. The Fund shall be dissolved upon the occurrence of any of the following:

          (a) the expiration of its term, except to the extent extended pursuant to Section 1.05;

          (b)      the Incapacity of all Directors;

          (c) the election to dissolve the Fund by a Majority in Interest of the Investors;

          (d) the withdrawal, retirement or removal of a Director, or the transfer or assignment by a Director of its Fund Interest without the designation of a successor Director under Section 12.05;

          (e) the sale or other disposition at any one time of all or substantially all of the assets of the Fund; and

          (f)        dissolution required by operation of law.

Dissolution of the Fund shall be effective on the day on which the event occurs giving rise to the dissolution, but the Fund shall not terminate until the assets of the Fund have been distributed as provided in Section 15.02 and the certificate of formation of the Fund has been canceled.


15.02     LIQUIDATION.  On dissolution of the Fund, a "Liquidating
Trustee" (who shall be the Management Committee, if still constituted, and otherwise shall be a Person proposed and approved by a Majority in Interest of the Investors) shall cause to be prepared a statement setting forth the assets and liabilities of the Fund as of the date of dissolution, and such statement shall be furnished to all of the Investors. Then, those Fund assets that the Liquidating Trustee determines should be liquidated shall be liquidated as promptly as possible, but in an orderly and business-like manner to minimize loss of value. If the Liquidating Trustee determines that an immediate sale at the time of liquidation of all or part of the Fund assets would cause undue loss to the Investors, the Liquidating Trustee may, in order to avoid such loss, either defer liquidation and retain the assets for a reasonable time by placing Fund assets in a liquidating trust, or distribute the assets to the Investors in kind. If Fund assets are placed in a liquidating trust, the following liquidation order or priority including Section 15.03 shall be adhered to when terminating the trust. If no liquidating trust is set up, the Liquidating Trustee shall then wind up the affairs of the Fund and distribute the proceeds of the Fund by the end of the Taxable Period of the liquidation (or, if later, within 90 days after the date of such liquidation) in the following order or priority:


          (a) to the payment of the expenses of liquidation and to creditors (including Investors who are creditors, to the extent permitted by law) in satisfaction of liabilities of the Fund other than liabilities for distributions to Investors, in the order of priority as provided by law;

          (b) to the setting up of any reserves that the liquidating trustee may deem necessary or appropriate for any anticipated obligations or contingencies of the Fund or of the Liquidating Trustee arising out of or in connection with the operation or business of the Fund. Such reserves may be paid over by the Liquidating Trustee to an escrow agent or trustee proposed and approved by the Liquidating Trustee to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the liquidating trustee shall deem advisable, to be distributed by such escrow agent or trustee in the manner hereinafter provided;

          (c) to the payment of liabilities for distributions to Investors other than the Investment Managers in order of priority as provided by law and this agreement;

          (d) to the payment of liabilities for distributions to Independent Directors in order of priority as provided by law and this agreement;

          (e) to the payment of liabilities for distributions to the Investment Managers in order of priority as provided by law and this agreement; then

          (f) to those Investors with positive Capital Account balances in proportion to the respective amounts of such positive balances.

For purposes of determining the amounts and allocation of such distribution, all Fund assets shall be valued by the Liquidating Trustee at their then fair market value, and any gains or losses that would arise from their sale at such valuation or, in the event of distributions to be made in kind, that would arise assuming such a sale were made, shall be allocated as specified in
Article 8. For the purposes of calculating if and when Conversion occurs in liquidation, amounts credited to the Investors' Capital Accounts, pursuant to this Section 15.02 shall be deemed to have been distributed.

15.03 NEGATIVE CAPITAL ACCOUNTS. At such time during liquidation as all assets of the Fund have been sold, all liabilities and expenses have been paid, all income, gains, losses and deductions have been allocated in accordance with
Article 8, all distributions have been deemed distributed, and all adjustments to the Capital Accounts have been made, if an Investment Manager then has a negative balance in that Investment Manager's Capital Account, such Investment Manager shall by the end of the Taxable Period of the liquidation (or, if later, within 90 days after the date of such liquidation) contribute to the capital of the Fund an amount equal to the deficit amount of its Capital Account. Any amount so contributed shall be distributed as provided for in
Section 15.02 to the other Investors. The Investors shall not be required to make any further contribution to the Fund on dissolution except as required by this Section 15.03.

15.04 TERMINATION. The Liquidating Trustee shall comply with any requirements of the Act or other applicable law pertaining to the winding up of a limited liability company, at which time the Fund shall stand terminated.

                                  ARTICLE 16


                            COVENANTS OF INVESTORS

Each Investor covenants, warrants, and agrees with the Fund and each of the Investors that:

          (a) such Investor shall not transfer, sell, or offer to sell such Investor's Shares without compliance with the conditions and provisions of this Agreement;

          (b) if such Investor assigns all or any part of such Investor's Shares, then until such time as one or more assignees thereof are admitted to the Fund as a Substituted Investor with respect to the entire Fund Interest so assigned, the matters to which any holder thereof would covenant and agree if such holder were to execute this Agreement as an Investor shall be and remain true; and

          (c) such Investor shall notify the Directors immediately if any representations or warranties made herein or in any subscription agreement should be or become untrue.

                                  ARTICLE 17


             REPRESENTATIONS AND WARRANTIES OF INVESTMENT MANAGERS

THE INVESTMENT MANAGERS REPRESENT AND WARRANT TO THE FUND AND EACH OF THE INVESTORS THAT:

          (a) the Investment Managers shall not assign all or any part of their interest in the Fund if, such assignment would cause a termination of the Fund within the meaning of IRC Section 708(b).

                                  ARTICLE 18

                                  ARBITRATION

IN THE EVENT A DISPUTE BETWEEN THE PARTIES HERETO ARISES OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO THIS AGREEMENT, OR ANY BREACH THEREOF (OTHER THAN CLAIMS ARISING UNDER FEDERAL AND STATE SECURITIES LAWS), SUCH DISPUTE SHALL, ON THE WRITTEN REQUEST OF ONE PARTY DELIVERED TO THE OTHER PARTY, BE SUBMITTED TO AND SETTLED BY ARBITRATION IN THE STATE OF CALIFORNIA IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT AND WITH THE CALIFORNIA ARBITRATION ACT (SECTIONS 1280 THROUGH 1294.2 OF THE CALIFORNIA CODE
OF CIVIL PROCEDURE), EXCEPT AS HEREIN SPECIFICALLY PROVIDED.   JUDGMENT UPON
THE AWARD RENDERED BY THE

ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES HEREBY SUBMIT TO THE IN PERSONAM JURISDICTION OF THE SUPERIOR COURT OF THE STATE OF CALIFORNIA FOR THE PURPOSE OF CONFIRMING ANY SUCH AWARD AND ENTERING JUDGMENT THEREON. NOTWITHSTANDING ANYTHING TO THE CONTRARY THAT MAY NOW OR HEREAFTER BE CONTAINED IN THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, THE PARTIES AGREE AS FOLLOWS:

          (a) Within 10 days after receipt of notice of arbitration from the noticing party, each party shall propose and approve one person approved by the American Arbitration Association to hear and determine the dispute. If more than two parties are involved, they shall together propose and approve two persons. The two persons so chosen shall propose and approve a third impartial arbitrator. The majority decision of the arbitrators shall be final and conclusive upon both parties hereto. If either party fails to approve its arbitrator within 10 days after delivery of the notice provided for herein, then the arbitrator approved by the one party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the controversy. In the event the parties are unable to agree upon a rate of compensation for the arbitrators, they shall be compensated for their services at a rate to be determined by the American Arbitration Association;

          (b) the parties shall enjoy, but are not to be limited to, the same rights to discovery as they would in the federal District Court for the Northern District of California;

          (c) the costs of the arbitration including attorneys' fees shall be paid by the losing party or will be allocated between the parties in such proportions as the arbitrators decide;

          (d) the arbitrators shall, upon the request of either party, issue a written opinion of their findings of fact and conclusions of law; and

          (e) upon receipt by the requesting party of said written opinion, said party shall have the right within 10 days thereof to file with the arbitrators a motion to reconsider, and the arbitrators thereupon shall reconsider the issues raised by said motion and either confirm or change their majority decision, which shall then be final and conclusive upon both parties hereto. The costs of such a motion for reconsideration and written opinion of the arbitrators including attorneys' fees shall be paid by the moving party.

                                  ARTICLE 19


                              POWER OF ATTORNEY


19.01 POWER OF ATTORNEY. Each Investor other than a Director hereby irrevocably constitutes and appoints each member of the Management Committee as such Investor's true and lawful agents and attorneys-in-fact, with full power and authority in such Investor's name, place, and stead, to make, execute, acknowledge, deliver, file, and record the following documents and instruments in accordance with the other provisions of this Agreement;

          (a) this Agreement and a certificate of formation, a certificate of doing business under fictitious name, and any other instrument that may be required to be filed in connection with the formation and operation of the Fund under the laws of Delaware or other laws of any other state;

          (b) any and all amendments, restatements, cancellations, or modifications of the instruments described in Section 19.01(a);

          (c) any and all instruments related to the admission of any successor Director or any Investor; and

          (d) all documents and instruments that may be necessary or appropriate to effect the dissolution and termination of the Fund, pursuant to the terms hereof.

19.02 IRREVOCABILITY. The foregoing power of attorney is coupled with an interest and such grant shall be irrevocable. Such power of attorney shall survive the subsequent Incapacity of any such Investor or the transfer of any or all of such Investor's Shares.

19.03 PRIORITY OF AGREEMENT. In the event of any conflict between provisions of this Agreement or any amendment hereto and any documents executed, acknowledged, sworn to, or filed by the Management Committee under this power of attorney, this Agreement and its amendments shall govern.

19.04 EXERCISE OF POWER. This power of attorney may be exercised by the Management Committee either by signing separately as attorney-in-fact for each such Investor or by a single signature of the Management Committee acting as attorney-in-fact for the Investors.

                                  ARTICLE 20

                                 MISCELLANEOUS


20.01 CERTIFICATE OF FORMATION. On each subsequent change in the Fund specified in the Act, the Directors shall cause to be executed and acknowledged an amended certificate of formation pursuant to the provisions of the Act, which will be duly filed as prescribed by Delaware law.

20.02 DELAWARE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted according to, the laws of Delaware.

20.03 COUNTERPARTS. This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement that shall be binding on all the parties hereto. Any counterpart of this Agreement that has attached to it separate signature pages which altogether contain the signatures of the Investment Managers, all Directors or Investors or their attorneys-in-fact shall for all purposes be deemed a fully executed instrument.

20.04 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the successors, successors-in-title, heirs, and assigns of the respective parties hereto.

20.05 NOTICES. Any notice, offer, consent, or demand permitted or required to be made under this Agreement to any party hereto shall be given in writing signed by the Investor giving such notice either by (i) personal delivery or
(ii) by registered or certified mail, postage prepaid, addressed to that party at the respective address shown on the Fund's books and records, or to such other address as that party shall indicate by proper notice to the Management Committee, in the same manner as provided above. All notices shall be deemed effective upon receipt or five days after the date of mailing in accordance with the above provisions.

20.06 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be effected thereby, but shall be enforced to the maximum extent possible under applicable law.

20.07 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject hereof and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.

20.08 HEADINGS, ETC. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated either the masculine or the neuter genders shall include the masculine, the feminine and the neuter.

20.09 LEGENDS. If certificates are issued evidencing an Investor's Shares, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Management Committee to reflect restrictions upon transfer contemplated herein.

 EXECUTED ______________ at _________       THE INVESTMENT MANAGERS

                                            TECHNOLOGY FUNDING INC.
                                            Investment Manager



                                            By:

                                               Charles R. Kokesh, President



                                            TECHNOLOGY FUNDING LTD.
                                            Investment Manager



                                            By:

                                               Charles R. Kokesh,
                                               General Partner


                                            THE AFFILIATED DIRECTORS

                                            [Charles R. Kokesh]


                                            [Gregory T. George]


                                            THE INDEPENDENT DIRECTORS


                                            Robert E. Jackson, Jr., Ph.D.


                                            Selena A. Lantry, M.D.


                                            Deborah J. Freehling, M.D.

                                            THE INVESTORS

                                            (All Investors now and hereafter
                                            admitted as Investors of the Fund
                                            pursuant to powers of attorney now
                                            and hereafter executed in favor of,
                                            and delivered to, the Management
                                            Committee)

                                            By:     The Management Committee,
                                                    Attorneys-in-Fact